UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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MANPOWERGROUP INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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2017	Notice of Annual Meeting of Shareholders and Proxy Statement

MANPOWERGROUP INC.

100 MANPOWER PLACE

MILWAUKEE, WISCONSIN 53212

Notice of Annual Meeting of Shareholders

May 2, 2017	International Headquarters of ManpowerGroup	Record Date
10:00 a.m. CDT	100 Manpower Place	The close of business
	Milwaukee, Wisconsin 53212	February 21, 2017

Items of Business:

(1)	To elect thirteen individuals nominated by the Board of Directors of ManpowerGroup to serve until 2018 as directors;

(2)	To ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2017;

(3)	To hold an advisory vote on approval of the compensation of our named executive officers;

(4)	To hold an advisory vote on the frequency of the advisory vote on the compensation of our named executive officers; and

(5)	To transact such other business as may properly come before the meeting.

Holders of a majority of the outstanding shares must be present in person or by proxy in order for the annual meeting to be held. As allowed under the Securities and Exchange Commission’s rules, we have elected to furnish our proxy materials over the Internet. Accordingly, we have mailed to our shareholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the attached proxy statement and our Annual Report on Form 10-K via the Internet and how to vote online.

Whether or not you expect to attend the annual meeting in person, you are urged to vote by a telephone vote, by voting electronically via the Internet or, as applicable, by completing and mailing the proxy card. Instructions for telephonic voting and electronic voting via the Internet are contained in the Notice or, as applicable, on the accompanying proxy card. If you attend the meeting and wish to vote your shares personally, you may do so by revoking your proxy at any time prior to the voting thereof. In addition, you may revoke your proxy at any time before it is voted by advising the Secretary of ManpowerGroup in writing (including executing a later-dated proxy or voting via the Internet) or by telephone of such revocation.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 2, 2017: The annual report and proxy statement of ManpowerGroup are available for review on the Internet. Instructions on how to access and review the materials on the Internet can be found on the Notice and the accompanying proxy card.

Richard Buchband, Secretary

March 3, 2017

MANPOWERGROUP INC.

100 Manpower Place

Milwaukee, Wisconsin 53212

March 3, 2017

Proxy Statement

This proxy statement relates to the solicitation of proxies by the board of directors of ManpowerGroup Inc. for use at the annual meeting of shareholders to be held at 10:00 a.m., local time, on May 2, 2017 or at any postponement or adjournment of the annual meeting, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting of shareholders. The annual meeting will be held at ManpowerGroup’s International Headquarters, 100 Manpower Place, Milwaukee, Wisconsin.

Under rules adopted by the Securities and Exchange Commission, ManpowerGroup is making this proxy statement and other annual meeting materials available on the Internet instead of mailing a printed copy of these materials to each shareholder. Shareholders who received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail will not receive a printed copy of these materials other than as described below. Instead, the Notice contains instructions as to how shareholders may access and review all of the important information contained in the materials on the Internet, including how shareholders may submit proxies by telephone or over the Internet.

If you received the Notice by mail and would prefer to receive a printed copy of ManpowerGroup’s proxy materials, please follow the instructions for requesting printed copies included in the Notice.

The expense of this solicitation will be paid by us. No solicitation other than by mail and via the Internet is contemplated, except that our officers or employees may solicit the return of proxies from certain shareholders by telephone. In addition, we have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee of approximately $15,000 plus expenses.

Only shareholders of record at the close of business on February 21, 2017 are entitled to notice of and to vote the shares of our common stock, $.01 par value, registered in their name at the annual meeting. As of the record date, we had outstanding 67,641,839 shares of common stock. The presence, in person or by proxy, of a majority of the shares of the common stock outstanding on the record date will constitute a quorum at the annual meeting. Abstentions and broker non-votes, which are proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares, will be treated as present for purposes of determining the quorum. Each share of common stock entitles its holder to cast one vote on each matter to be voted upon at the annual meeting. With respect to the proposals to elect the individuals nominated by our Board of Directors to serve as directors for one year, to ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2017, the advisory vote on approval of the compensation of our named executive officers and the advisory vote on the frequency of an advisory vote on the compensation of our named executive officers, abstentions and broker non-votes will not be counted as voting on the proposals.

The Notice is being mailed to shareholders commencing on or about March 15, 2017.

If a proxy is properly submitted to us and not revoked, it will be voted in accordance with the instructions contained in the proxy. Each shareholder may revoke a previously granted proxy at any time before it is exercised by advising the secretary of ManpowerGroup in writing (either by submitting a duly executed proxy bearing a later date or voting by telephone or via the Internet) or by telephone of such revocation. Attendance at the annual meeting will not, in itself, constitute revocation of a proxy. Unless otherwise directed, all proxies will be voted for the election of each of the individuals nominated by our board of directors to serve as directors for one year, will be voted for the appointment of Deloitte & Touche LLP as our independent auditors for 2017, will be voted for approval of the compensation of our named executive officers and will be voted in favor of one year as the frequency of an advisory vote on the compensation of our named executive officers.

1 | ManpowerGroup

Corporate Governance Documents

Corporate Governance Documents

Certain documents relating to corporate governance matters are available in print by writing to Richard Buchband, Secretary, ManpowerGroup Inc., 100 Manpower Place, Milwaukee, Wisconsin 53212 and on ManpowerGroup’s website at http://investor.manpowergroup.com/documents.cfm. These documents include the following:

•	Amended and Restated Articles of Incorporation;

•	Amended and Restated Bylaws;

•	Corporate governance guidelines;

•	Code of business conduct and ethics;

•	Charter of the nominating and governance committee, including the guidelines for selecting board candidates;

•	Categorical standards for relationships deemed not to impair independence of non-employee directors;

•	Charter of the audit committee;

•	Policy on services provided by independent auditors;

•	Charter of the executive compensation and human resources committee;

•	Executive officer stock ownership guidelines;

•	Outside director stock ownership guidelines; and

•	Anti-corruption policy.

Information contained on ManpowerGroup’s website is not deemed to be a part of this proxy statement.

2017 Proxy Statement | 2

Security Ownership of Certain Beneficial Owners

Security Ownership of Certain Beneficial Owners

The following table lists as of the record date (except as noted below) information as to the persons believed by us to be beneficial owners of more than 5% of our outstanding common stock:

Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership		Percent of Class(1)
BlackRock, Inc. 55 East 52nd Street New York, New York 10022	7,719,433	(2)	11.4%
Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	5,642,460	(3)	8.3%

(1)	Based on 67,641,839 shares of common stock outstanding as of the record date.

(2)	This information is based on a Schedule 13G filed on January 12, 2017, by BlackRock, Inc. on its behalf and on behalf of its following affiliates: BlackRock Advisors, LLC, BlackRock Advisors (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Japan Co. Ltd., BlackRock Capital Management, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Life Limited, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock International Limited, BlackRock Investment Management (UK) Ltd, BlackRock Fund Managers Limited, BlackRock (Singapore) Limited, BlackRock Asset Management North Asia Limited and BlackRock Asset Management Schweiz AG. According to this Schedule 13G, these securities are owned of record by BlackRock, Inc. BlackRock, Inc. has sole voting power with respect to 6,594,359 shares held and sole dispositive power with respect to 7,719,433 shares held.

(3)	This information is based on a Schedule 13G filed on February 10, 2017. According to this Schedule 13G, these securities are owned by various individual and institutional investors for which Vanguard Group, Inc. (“Vanguard”) serves as investment advisor. Vanguard has sole voting power with respect to 62,540 shares held, shared voting power with respect to 13,926 shares held, sole dispositive power with respect to 5,574,666 shares held and shared dispositive power with respect to 67,794 shares held.

3 | ManpowerGroup

1. Election of Directors

1. Election of Directors

Our articles of incorporation provide that our board of directors will consist of three to fifteen members. Our board of directors currently consists of thirteen members. All directors are elected annually to serve until the next annual meeting of shareholders and until the directors’ successors are duly elected and shall qualify.

The board of directors may appoint additional directors, in accordance with our articles of incorporation, based upon the recommendation of the nominating and governance committee and subject to re-election by our shareholders at the next annual meeting of shareholders.

Julie M. Howard was appointed to the board of directors effective December 12, 2016, after being recommended for appointment to the board of directors by an independent director search firm, and subsequently by the nominating and governance committee.

The following individuals are being nominated as directors, each for a one-year term expiring at the 2018 annual meeting of shareholders:

Gina R. Boswell	Ulice Payne, Jr.
Cari M. Dominguez	Jonas Prising
William Downe	Paul Read
John F. Ferraro	Elizabeth P. Sartain
Patricia Hemingway Hall	John R. Walter
Julie M. Howard	Edward J. Zore
Roberto Mendoza

The nominating and governance committee reviewed the qualifications of the directors listed above who are seeking election or re-election and recommended to the board of directors that each be elected or re-elected to serve for an additional one-year term. The board of directors has confirmed the nominations.

In accordance with our articles of incorporation and bylaws, a nominee will be elected as a director if the number of votes cast in favor of the election exceeds the number of votes cast against the election of that nominee. Abstentions and broker non-votes will not be counted as votes cast. If the number of votes cast in favor of the election of a director is less than the number of votes cast against the election of the director, the director is required to tender his or her resignation from the board of directors to the nominating and governance committee. The nominating and governance committee will recommend to the board of directors whether to accept or reject the tendered resignation or whether other action should be taken. Any such resignation will be effective only upon its acceptance by the board of directors. The board of directors will act on the recommendation of the nominating and governance committee and publicly disclose its decision, and the rationale behind its decision, within 90 days from the date of the announcement of the final results of balloting for the election.

The board of directors recommends you vote FOR the election of each of the nominees listed above.

2017 Proxy Statement | 4

1. Election of Directors

Director Biographies

Gina R. Boswell

Age: 54 Director since: 2007 Committees: Audit (Chair), Nominating and Governance

Biographical Information:

Executive Vice President, General Manager U.K. & Ireland at Unilever, a global food, personal care and household products company, since September 2015. Executive Vice President, Personal Care, at Unilever from 2011 to September 2015. President, Global Brands, of Alberto-Culver Company, a consumer goods company, from 2008 to July 2011. Prior thereto, Ms. Boswell held several leadership positions, including Senior Vice President and Chief Operating Officer - North America of Avon Products, Inc. from 2005 to 2007 and as an executive with Ford Motor Company from 1999 to 2003. A director of Wolverine World Wide, Inc. since 2013.

Qualifications:

Ms. Boswell has significant managerial, strategic, operational, global and financial management expertise as a result of the various senior positions she has held at several companies with global operations.

Cari M. Dominguez

Age: 67 Director since: 2007 Committees: Executive Compensation and Human Resources

Biographical Information:

President, Dominguez & Associates, a management consulting firm, since January 2007. Prior thereto, Ms. Dominguez held several leadership positions within the United States government as well as in the public and private sectors, including Chair of the U.S. Equal Employment Opportunity Commission (“EEOC”) from 2001 to 2006, Partner, Heidrick & Struggles, a consulting firm, from 1995 to 1998, Director, Spencer Stuart, a consulting firm, from 1993 to 1995, Assistant Secretary for Employment Standards Administration, and Director of the Office of Federal Contract Compliance Programs, U.S. Department of Labor, from 1989 to 1993. A trustee of Calvert SAGE Funds since 2008, director of Triple-S Management Corporation since 2012 and a director with the National Association of Corporate Directors since 2013.

Qualifications:

Ms. Dominguez has expertise in government relations and labor markets from her position as Chair of the EEOC and other various governmental positions she held. Ms. Dominguez also has managerial, international and operational experience in the human resources industry as a result of the various senior positions she held at various human resource consulting groups.

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1. Election of Directors

William Downe

Age: 64 Director since: 2011 Committees: Executive Compensation and Human Resources

Biographical Information:

Chief Executive Officer of BMO Financial Group, a highly diversified financial services provider based in North America, since March 2007. Prior thereto, Mr. Downe held several leadership positions with BMO Financial Group and its subsidiaries, including Chief Operating Officer of BMO Financial Group from 2006 to 2007, and Deputy Chair of BMO Financial Group and Chief Executive Officer, BMO Nesbitt Burns and Head of Investment Banking Group from 2001 to 2006. A director of Bank of Montreal since 2007.

Qualifications:

Mr. Downe brings to the board significant managerial, operational and global experience he has gained during his tenure as Chief Executive Officer of BMO Financial Group.

John F. Ferraro

Age: 61 Director since: 2016 Committees: Audit

Biographical Information:

Global Chief Operating Officer of Ernst & Young (“EY”), a global professional services organization, from 2007 to January 2015. Prior thereto, Mr. Ferraro held several senior leadership positions at EY, including Global Vice Chair Audit. In addition, Mr. Ferraro served as a member of EY’s Global Executive board for more than 10 years. A director of Advance Auto Parts since 2015 and International Flavor and Fragrances, Inc. since 2015.

Qualifications:

Mr. Ferraro brings to the board significant managerial, operational, financial and global experience he gained during his tenure as Global Chief Operating Officer of EY and the other various positions he held at EY.

2017 Proxy Statement | 6

1. Election of Directors

Patricia Hemingway Hall

Age: 64 Director since: 2011 Committees: Audit

Biographical Information:

President and Chief Executive Officer of Health Care Service Corporation (“HCSC”), a mutual health insurer, from 2008 to December 2015. Prior thereto, Ms. Hemingway Hall held several leadership positions at Health Care Service Corporation, including President and Chief Operating Officer from 2007 to 2008 and Executive Vice President of Internal Operations from 2006 to 2007. A director of Cardinal Health since 2013.

Qualifications:

Ms. Hemingway Hall brings to the board significant managerial, operational, sales, marketing and government relations experience from her tenure as President and Chief Executive Officer of HCSC and the other various positions she held at HCSC.

Julie M. Howard

Age: 54 Director since: 2016 Committees: Nominating and Governance

Biographical Information:

Chairman and Chief Executive Officer of Navigant Consulting, Inc. (“Navigant”), a specialized global professional services firm since 2014. Chief Executive Officer of Navigant from 2012-2014. Prior thereto, Ms. Howard held several leadership positions at Navigant including Chief Operating Officer. A director of InnerWorkings, Inc. since 2012 and a former director of Kemper Corporation from 2010 to 2015.

Qualifications:

Ms. Howard brings to the board significant managerial and operational experience from her tenure as Chief Executive Officer of Navigant Consulting, Inc. (“Navigant”) and the other various positions she held at Navigant. Ms. Howard also brings an important perspective from her service as a director on other public company boards.

7 | ManpowerGroup

1. Election of Directors

Roberto Mendoza

Age: 71 Director since: 2009 Committees: Audit

Biographical Information:

Senior Managing Director of Atlas Advisors LLC, an independent global investment banking firm, since March 2010. Mr. Mendoza co-founded Deming Mendoza & Co. LLC, a corporate finance advisory firm and served as a Partner from 2009 to March 2010. Prior thereto, Mr. Mendoza held several leadership positions in the investment banking and financial services industry, including Non-executive Chairman of Trinsum Group, Inc. from 2007 to 2008, Chairman of Integrated Finance Limited from 2001 to 2007, Managing Director of Goldman Sachs & Co. from 2000 to 2001, and Director and Vice Chairman of J.P. Morgan & Co. Inc., from 1990 to 2000. A director of The Western Union Company since 2006. Formerly, a director of PartnerRe Limited from 2009 to 2016.

Qualifications:

Mr. Mendoza brings to the board significant global financial, strategic and banking experience gained as a result of the various positions he held at various global investment banking and financial advisory firms. Mr. Mendoza also brings an important perspective from his service as a director on other public company boards.

Ulice Payne, Jr.

Age: 61 Director since: 2007 Committees: Audit, Nominating and Governance (Chair)

Biographical Information:

President and Managing Member of Addison-Clifton, LLC, a provider of global trade compliance advisory services, since May 2004. Prior thereto, Mr. Payne held several leadership positions, including President and Chief Executive Officer of the Milwaukee Brewers Baseball Club from 2002 to 2003 and Partner with the law firm Foley & Lardner LLP from 1998 to 2002. A trustee of The Northwestern Mutual Life Insurance Company since 2005, a director of WEC Energy Group, Inc. (formerly Wisconsin Energy Corporation) since 2003 and Foot Locker, Inc. since 2016.

Qualifications:

Mr. Payne brings to the board significant managerial, operational, financial and global experience as a result of many senior positions he has held including as President of Addison-Clifton, LLC. The board of directors also benefits from his broad experience in and knowledge of international business.

2017 Proxy Statement | 8

1. Election of Directors

Jonas Prising

Age: 52 Director since: 2014 Committees: none

Biographical Information:

Chairman and Chief Executive Officer of ManpowerGroup since December 2015. Chief Executive Officer of ManpowerGroup from 2014 to December 2015. ManpowerGroup President from 2012 to April 2014. Executive Vice President, President of ManpowerGroup - The Americas from 2009 to October 2012. Prior thereto, Mr. Prising was the Executive Vice President, President of ManpowerGroup - United States and Canadian Operations from 2006 to 2008 and held other positions at ManpowerGroup since 1999. A director of Kohl’s Corporation since 2015.

Qualifications:

Mr. Prising brings to the board a deep knowledge of ManpowerGroup and its operations from his many years of experience with the Company, including as President with responsibility for the Americas and Southern Europe and currently as Chairman and Chief Executive Officer. He also brings a deep understanding of the industry, a global perspective, having lived and worked in multiple countries around the world, and a strong knowledge of the relevant marketplaces in Europe and Asia.

Paul Read

Age: 50 Director since: 2014 Committees: Audit

Biographical Information:

President and Chief Operating Officer of Ingram Micro, Inc., a technology distributor and supply-chain services provider, from 2013 to February 2016. Chief Financial Officer of Flextronics International, Ltd., an electronics manufacturing services provider, from 2008 to June 2013. Formerly, a director of Ingram Micro, Inc. from 2012 to 2013.

Qualifications:

Mr. Read brings to the board significant managerial, operational, financial and global experience as a result of many senior positions he has held, including his tenure as President and Chief Operating Officer of Ingram Micro, Inc. and Chief Financial Officer of Flextronics International, Ltd.

9 | ManpowerGroup

1. Election of Directors

Elizabeth P. Sartain

Age: 62 Director since: 2010 Committees: Executive Compensation and Human Resources

Biographical Information:

Independent Human Resource Advisor and Consultant since April 2008. Prior thereto, Ms. Sartain held several leadership positions, including Executive Vice President and Chief People Officer at Yahoo! Inc. from 2001 to 2008 and an executive with Southwest Airlines serving in various positions from 1988 to 2001. A director of Shutterfly Inc. since 2016. Formerly, a director of Peets Tea and Coffee, Inc. from 2007 to 2012.

Qualifications:

Ms. Sartain brings to the board significant human resources experience as a result of the various senior management positions she held at various multi-national companies as well as being an independent human resource advisor for many years. Ms. Sartain also brings an important perspective gained from her service as a director on other public company boards.

John R. Walter

Age: 70 Director since: 1998 Committees: Executive Compensation and Human Resources, Nominating and Governance

Biographical Information:

Former Non-Executive Chairman of the Board of InnerWorkings, Inc., a global marketing execution firm, from 2004 to June 2010. Prior thereto, he held several leadership positions, including President and Chief Operating Officer of AT&T Corp. from 1996 to 1997 and Chairman, President and Chief Executive Officer of R.R. Donnelley & Sons Company from 1989 through 1996. Formerly, a director of InnerWorkings, Inc. from 2004 to 2012, Vasco Data Securities, Inc. from 2003 to 2013 and Echo Global Logistics from 2006 to 2014.

Qualifications:

Mr. Walter brings to the board significant managerial, operational and global experience from his tenure as President and Chief Operating Officer of AT&T and President and Chief Executive Officer of R.R. Donnelley & Sons Company and from other senior executive positions he has held at several other companies as well as his service as a director on other public company boards.

2017 Proxy Statement | 10

1. Election of Directors

Edward J. Zore

Age: 71 Director since: 2000 Lead Director since: 2013 Committees: Executive Compensation and Human Resources (Chair), Nominating and Governance

Biographical Information:

Chairman and Chief Executive Officer of The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”) from 2009 to July 2010. President and Chief Executive Officer of Northwestern Mutual from 2001 to 2009. Prior thereto, Mr. Zore held several leadership positions at Northwestern Mutual, including President from 2000 to 2001. A director of RenaissanceRe Holdings Ltd. since 2010. Formerly a trustee of Northwestern Mutual from 2000 to 2016.

Qualifications:

Mr. Zore brings to the board significant managerial, operational and financial experience as a result of the various senior positions he held with Northwestern Mutual, including as Chairman and Chief Executive Officer and Chief Financial Officer. The board also benefits from his service as a director on other public company boards.

Each director attended at least 75% of the board meetings and meetings of committees on which he or she served in 2016. The board of directors held five regular meetings and two special meetings during 2016. The board of directors also took one action by written consent during 2016.

Under the Company’s corporate governance guidelines, an individual cannot be nominated for election to the board of directors after his or her 72nd birthday. Any director who turns 72 during his or her normal term will continue in office until the expiration of that term.

Under ManpowerGroup’s bylaws, nominations, other than those made by the board of directors or the nominating and governance committee, must be made pursuant to timely notice in proper written form to the secretary of ManpowerGroup. To be timely, a shareholder’s request to nominate a person for election to the board of directors at an annual meeting of shareholders, together with the written consent of such person to serve as a director, must be received by the secretary of ManpowerGroup not less than 90 days nor more than 150 days prior to the anniversary of the annual meeting of shareholders held in the prior year. To be in proper written form, the notice must contain certain information concerning the nominee and the shareholder submitting the nomination, including the disclosure of any hedging, derivative or other complex transactions involving the Company’s common stock to which a shareholder proposing a director nomination is a party.

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1. Election of Directors

Board Independence and Related Party Transactions

The board of directors has adopted categorical standards for relationships deemed not to impair independence of non-employee directors to assist it in making determinations of independence. The categorical standards are included in our Corporate Governance Guidelines and are available on ManpowerGroup’s website at http://investor.manpowergroup.com/documents.cfm. As required under the Corporate Governance Guidelines, our board of directors reviews and determines the independence of all directors on an annual basis.

In making its independence determinations, the nominating and governance committee evaluates the various commercial and employment transactions and relationships known to the committee that exist between ManpowerGroup and the entities with which certain of our directors or members of their immediate families are, or have been, affiliated. The nominating and governance committee also reviews any other relevant facts and circumstances regarding the nature of these relationships to determine whether other factors, regardless of the categorical standards, might compromise a director’s independence.

The board of directors has determined that twelve of thirteen of the current directors of ManpowerGroup are independent under the listing standards of the New York Stock Exchange after taking into account the categorical standards and the following:

•	Ms. Boswell is Executive Vice President, General Manager U.K. & Ireland at Unilever, which has engaged ManpowerGroup to provide services to the company.

•	Ms. Hemingway Hall is the former President and Chief Executive Officer of Health Care Service Corporation, which has engaged ManpowerGroup to provide services to the company.

•	Mr. Downe is the President and Chief Executive Officer of BMO Financial Group, and one of its subsidiaries, BMO Harris Bank, is a party to the syndicate of banks in ManpowerGroup’s $600 million revolving credit facility, which was entered into in the ordinary course of business. In addition, BMO Financial Group has engaged ManpowerGroup to provide services to the company.

•	Mr. Mendoza is a director of the Western Union Company which has engaged ManpowerGroup to provide services to the company.

•	Mr. Read is the former President and Chief Operating Officer of Ingram Micro, Inc. which has engaged ManpowerGroup to provide services to the company.

•	Mr. Payne is a trustee and Mr. Zore is a former trustee of Northwestern Mutual. Northwestern Mutual and certain of its affiliates have engaged ManpowerGroup to provide services to the company.

The independent directors are Ms. Boswell, Ms. Dominguez, Mr. Downe, Mr. Ferraro, Ms. Howard, Ms. Hemingway Hall, Mr. Mendoza, Mr. Payne, Mr. Read, Ms. Sartain, Mr. Walter and Mr. Zore.

The nominating and governance committee will evaluate eligible shareholder-nominated candidates for election to the board of directors in accordance with the procedures described in ManpowerGroup’s bylaws and in accordance with the guidelines and considerations relating to the selection of candidates for membership on the board of directors described under the heading “Board Composition and Qualifications of Board Members.”

ManpowerGroup does not have a policy regarding board members’ attendance at the annual meeting of shareholders. All of the directors attended the 2016 annual meeting of shareholders, except Ms. Howard who was not a director at the time.

Any interested party who wishes to communicate directly with the lead director or with the non-management directors as a group may do so by calling 1-800-210-3458. The third-party service provider that monitors this telephone number will forward a summary of all communications directed to the non-management directors to the lead director.

2017 Proxy Statement | 12

1. Election of Directors

Meetings and Committees of the Board

The board of directors has standing audit, executive compensation and human resources, and nominating and governance committees. The board of directors has adopted written charters for these committees, which are available on ManpowerGroup’s web site at http://investor.manpowergroup.com/documents.cfm.

The following table sets forth the current members of each of the Committees and the number of meetings held during 2016:

	Audit	Executive Compensation & Human Resources	Nominating & Governance
Gina R. Boswell	Chair		✓
Cari M. Dominguez		✓
William Downe		✓
John F. Ferraro	✓
Patricia Hemingway Hall	✓
Julie M. Howard(1)			✓
Roberto Mendoza	✓
Ulice Payne, Jr.	✓		Chair
Paul Read	✓
Elizabeth P. Sartain		✓
John R. Walter		✓	✓
Edward J. Zore		Chair	✓
Number of Meetings in 2016	5	6	4

(1)	Ms. Howard was appointed to the nominating and governance committee in February 2017.

Audit Committee

The board of directors has determined that each member of the audit committee meets the financial literacy and independence requirements of the SEC and New York Stock Exchange, as applicable, and that Ms. Boswell, Mr. Ferraro, Mr. Mendoza and Mr. Read are each an “audit committee financial expert” as defined under the applicable rules of the SEC. Under the Company’s corporate governance guidelines, no member of the audit committee may serve on the audit committee of more than three public companies, including ManpowerGroup. No member of the audit committee currently serves on the audit committee of more than three public companies, including ManpowerGroup.

The functions of this committee are to:

•	appoint the independent auditors for the annual audit and approve the fee arrangements with the independent auditors;

•	monitor the independence, qualifications and performance of the independent auditors;

•	review the planned scope of the annual audit;

•	review the financial statements to be included in our quarterly reports on Form 10-Q and our annual report on Form 10-K, and our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	review compliance with and reporting under Section 404 of the Sarbanes-Oxley Act of 2002;

•	review our financial reporting processes and internal controls and any significant audit adjustments proposed by the independent auditors;

•	make a recommendation to the board of directors regarding inclusion of the audited financial statements in our annual report on Form 10-K;

•	review recommendations, if any, by the independent auditors resulting from the audit to ensure that appropriate actions are taken by management;

•	review matters of disagreement, if any, between management and the independent auditors;

•	periodically review our Policy Regarding the Retention of Former Employees of Independent Auditors;

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1. Election of Directors

•	oversee compliance with our Policy on Services Provided by Independent Auditors;

•	meet privately on a periodic basis with the independent auditors, internal audit staff and management to review the adequacy of our internal controls and other finance related matters;

•	monitor our internal audit department, including our internal audit plan;

•	monitor our policies and procedures regarding compliance with the Foreign Corrupt Practices Act and compliance by our employees with our code of business conduct and ethics;

•	assist the board of directors with its oversight of the performance of the Company’s risk management function;

•	review current tax matters affecting us;

•	periodically discuss with management our risk management framework;

•	monitor any litigation involving ManpowerGroup that may have a material financial impact on ManpowerGroup or that relates to matters entrusted to the audit committee; and

•	approve the retention, compensation and termination of outside legal, accounting and other such advisors to the committee.

In addition, the charter of the audit committee provides that the audit committee shall review and approve all related party transactions that are material to ManpowerGroup’s financial statements or that otherwise require disclosure to ManpowerGroup’s shareholders, provided that the audit committee shall not be responsible for reviewing and approving related party transactions that are reviewed and approved by the board of directors or another committee of the board of directors. The audit committee did not take action by written consent during 2016.

Executive Compensation and Human Resources Committee

Each member of the executive compensation and human resources committee is “independent” within the meaning of the applicable listing standards of the New York Stock Exchange and qualifies as an “outside director” under Section 162(m) of the Internal Revenue Code.

The functions of this committee are to:

•	establish the compensation of the chief executive officer of ManpowerGroup, subject to ratification by the board of directors;

•	approve the compensation, based on the recommendations of the chief executive officer of ManpowerGroup, of any president and the chief financial officer, and certain other senior executives of ManpowerGroup;

•	determine the terms of any agreements concerning employment, compensation or employment termination, as well as monitor the application of ManpowerGroup’s retirement and other fringe benefit plans, with respect to the individuals listed above;

•	monitor the development of ManpowerGroup’s key executive officers;

•	administer ManpowerGroup’s equity incentive plans and employee stock purchase plans and oversee ManpowerGroup’s employee retirement and welfare plans;

•	administer ManpowerGroup’s corporate senior management annual incentive pool plan;

•	review and recommend the compensation discussion and analysis to be included in our annual proxy statement;

•	develop and implement policies regarding the recoupment or “clawback” of excess compensation paid to executive officers of the Company;

•	act as the compensation committee of outside directors under Section 162(m) of the Internal Revenue Code;

•	approve the retention, compensation and termination of outside compensation consultants, independent legal advisors or other advisors and having oversight of their work; and

•	consider the independence of any outside compensation consultant, independent legal advisor or other advisor to the committee.

2017 Proxy Statement | 14

1. Election of Directors

In accordance with the terms of its charter, the executive compensation and human resources committee may from time to time delegate authority and assign responsibility with respect to such of its functions to officers of the Company, or to a subcommittee of the committee. The executive compensation and human resources committee took one action by written consent during 2016.

Nominating and Governance Committee

Each member of the nominating and governance committee is “independent” within the meaning of the applicable listing standards of the New York Stock Exchange.

The functions of this committee are to:

•	recommend nominees to stand for election at annual meetings of shareholders, to fill vacancies on the board of directors and to serve on committees of the board of directors;

•	establish procedures and assist in identifying candidates for board membership;

•	review the qualifications of candidates for board membership, including any candidates nominated by shareholders in accordance with our bylaws;

•	periodically review the compensation arrangements in effect for the non-management members of the board of directors and recommend any changes deemed appropriate;

•	coordinate the annual self-evaluation of the performance of the board of directors and each of its committees and oversee, or ensure another committee oversees, the annual evaluation of the performance of management;

•	establish and review, for recommendation to the board of directors, guidelines and policies on the size and composition of the board, the structure, composition and functions of the board committees, and other significant corporate governance principles and procedures;

•	oversee the content and format of our code of business conduct and ethics;

•	monitor compliance by the non-management directors with our code of business conduct and ethics;

•	develop and periodically review succession plans for the directors;

•	periodically review the corporate governance guidelines and recommend any changes as deemed appropriate;

•	review and recommend categorical standards for determining non-management director independence consistent with the rules of the New York Stock Exchange and other requirements; and

•	approve the retention, compensation and termination of any outside independent advisors to the committee.

The nominating and governance committee has from time to time engaged director search firms to assist it in identifying and evaluating potential board candidates. The nominating and governance committee did not take action by written consent during 2016.

15 | ManpowerGroup

1. Election of Directors

Board Composition and Qualifications of Board Members

The nominating and governance committee has adopted, and the board of directors has approved, guidelines for selecting board candidates that the committee considers when evaluating candidates for nomination as directors. The guidelines call for the following with respect to the composition of the board:

•	a variety of experience and backgrounds;

•	a core of business executives having substantial senior management and financial experience;

•	individuals who will represent the best interests of the shareholders as a whole rather than special interest constituencies;

•	the independence of at least a majority of the directors; and

•	individuals who represent a diversity of gender, race and age.

In connection with its consideration of possible candidates for board membership, the committee also has identified areas of experience that members of the board should as a goal collectively possess. These areas include:

Areas of Experience

PreviousBoard	InternationalBusiness	CorporateGovernance

Activeor Former CEO/COO/ Chairperson	Sales	GovernmentRelations

HumanResources	Marketingand Branding	Technology

Accountingor Financial Oversight	Operations

The Company believes that the present composition of the board of directors satisfies the guidelines for selecting board candidates set out above; specifically, the board is composed of individuals who have a variety of experience and backgrounds, the board has a core of business executives having substantial experience in management as well as one member having government experience, and twelve of thirteen directors are independent under the rules of the New York Stock Exchange.

The board of directors and the nominating and governance committee evaluated each of the directors’ contributions to the board of directors and role in the operation of the board of directors as a whole. The nominating and governance committee considered both the background and experience of each director as well as the qualifications set forth in the biographies on pages 5 to 11 of this proxy statement.

2017 Proxy Statement | 16

1. Election of Directors

Board Diversity and Tenure

The composition of the board also reflects diversity of gender, race and age, an objective that the nominating and governance committee continually strives to enhance when searching for and considering new directors. Based on the composition of our board of directors, we believe this objective has been achieved.

5	nominees are women
4	nominees are in their 50’s
6	nominees are in their 60’s
3	nominees are in their 70’s

Other Information

In August 2008, the SEC approved a negotiated settlement with EY and two of its partners, including Mr. Ferraro, relating to auditor independence issues arising out of business relationships between EY and an individual who was also a member of the board of directors of three of its audit clients. The matter arose out of actions taken by Mr. Ferraro in 2002 in his role as Vice Chairman of EY. As part of the settlement, the respondents neither admitted nor denied the underlying allegations and accepted an administrative cease and desist order. Mr. Ferraro did not receive any suspension, fines or other sanctions and remained a partner in good standing at EY through January 2015. Our Board of Directors took into consideration all factors regarding Mr. Ferraro’s character and experience when considering his nomination.

Board Leadership Structure

Chairman of the Board

Under ManpowerGroup’s bylaws and in accordance with the Company’s corporate governance guidelines, the board of directors can choose whether the roles of chairman and chief executive officer should be combined or separated, based on what it believes is best for the Company and its shareholders at a given point in time. Jonas Prising has been chairman of the board of directors since December 31, 2015. The board of directors has evaluated the Company’s leadership structure and determined that the presence of our independent lead director who, as described below, has meaningful oversight responsibilities, together with a strong leader in the combined role of chairman and chief executive officer, serves the best interests of ManpowerGroup and its shareholders. The board of directors believes that in light of Mr. Prising’s extensive knowledge of ManpowerGroup and its industry, gained through his tenure with the Company, he is well positioned to serve as both chairman and chief executive officer of the Company.

Duties of Lead Director

Our corporate governance guidelines provide that if the same person holds the chief executive officer and chairman roles or if the chairman is not independent, the board of directors will designate one of the independent directors to serve as the lead director. The lead director helps ensure that there is an appropriate balance between management and the independent directors and that the independent directors are fully informed and able to discuss and debate the issues that they deem important.

Our corporate governance guidelines contemplate that the lead director will be appointed annually and that he or she should be willing to serve for at least three years in such capacity. The board of directors believes having a lead director serving continuous terms provides greater continuity to the role, enhances board leadership and performance and facilitates effective oversight of the performance of senior management. Our current lead director, Mr. Zore, has served as lead director since February 2013, completing more than four years in the role.

17 | ManpowerGroup

1. Election of Directors

In February 2017, the board of directors appointed Mr. Downe to succeed Mr. Zore as the lead director, effective May 3, 2017. Mr. Zore is expected to retire from the board of directors at the 2018 Annual Meeting of Shareholders in accordance with the corporate governance guidelines.

The lead director’s duties as specified in the Company’s corporate governance guidelines are as follows:

•	Preside at executive sessions of the non-employee directors and all other meetings of directors where the chairman of the board is not present;

•	Serve as liaison between the chairman of the board and the non-employee directors;

•	Approve what information is sent to the board;

•	Approve the meeting agendas for the board;

•	Approve meeting schedules to assure that there is sufficient time for discussion on all agenda items;

•	Have the authority to call meetings of the non-employee directors; and

•	If requested by major shareholders, ensure that he or she is available for consultation and direct communication.

Board Oversight of Risk

The board of directors is responsible for overseeing management in the execution of management’s Company-wide risk management responsibilities. The board of directors fulfills this responsibility both directly and through its standing committees (as discussed further below), each of which assists the board of directors in overseeing a part of the Company’s overall risk management.

The committees of the board oversee specific areas of the Company’s risk management as described below:

Audit Committee

The audit committee is responsible for assisting the board of directors with its oversight of the performance of the Company’s risk management functions including:

•	Periodically reviewing and discussing with management the Company’s risk management framework, including policies, practices and procedures regarding risk assessment and management;

•	Periodically receiving, reviewing and discussing with management reports on selected risk topics as the committee or management deems appropriate from time to time; and

•	Periodically reporting to the board of directors on its activities in this oversight role.

Executive Compensation and Human Resources Committee

The executive compensation and human resources committee reviews and discusses with management the Company’s compensation policies and practices and management’s assessment of whether any risks arising from such policies and practices are reasonably likely to have a material adverse effect on the Company.

Nominating and Governance Committee

The nominating and governance committee evaluates the overall effectiveness of the board of directors, including its focus on the most critical issues and risks.

As part of this oversight, the committees engage in reviews and discussions with management (and others if considered appropriate) as necessary to be reasonably assured that the Company’s risk management processes (1) are adequate to identify the material risks that we face in a timely manner, (2) include strategies for the management of risk that are responsive to our risk profile and specific material risk exposure, (3) serve to integrate risk management considerations into business decision-making throughout the Company, and (4) include policies and procedures that are reasonably effective in facilitating the transmission of information with respect to material risks to the senior executives of the Company and each committee.

2017 Proxy Statement | 18

1. Election of Directors

Compensation Consultant

The executive compensation and human resources committee directly retains Mercer (US) Inc. to advise it on executive compensation matters. Mercer reports to the chair of the committee. On an annual basis, the committee and Mercer enter into an engagement letter, which sets out the services to be performed by Mercer for the committee during the ensuing year. Mercer’s primary role is to provide objective analysis, advice and information and otherwise to support the committee in the performance of its duties. Mercer’s fees for executive compensation consulting to the committee in 2016 were $244,233.

The committee requests information and recommendations from Mercer as it deems appropriate in order to assist it in structuring and evaluating ManpowerGroup’s executive compensation programs and practices. The committee’s decisions about executive compensation, including the specific amounts paid to executive officers, are its own and may reflect factors and considerations other than the information and recommendations provided by Mercer.

Mercer was engaged by the committee to perform the following services in 2016:

•	Evaluate the competitiveness of our total executive compensation and benefits program for the senior executives, including base salary, annual incentive, total cash compensation, long-term incentive awards, total direct compensation, retirement benefits and total remuneration against the market;

•	Assess how well the compensation and benefits programs are aligned with the committee’s stated philosophy to align pay with performance, including analyzing our performance against comparator companies;

•	Review and recommend the companies used in our comparator group and our industry peer group;

•	Provide advice and assistance to the committee on the levels of total compensation and the principal elements of compensation for our senior executives;

•	Advise the executive compensation and human resources committee on salary, target incentive opportunities and equity grants;

•	Brief the committee on trends in executive compensation and benefits among large public companies and on regulatory, legislative and other developments; and

•	Assist in reviewing the Compensation Discussion and Analysis and other executive compensation disclosures to be included in this proxy statement.

The committee has reviewed whether the work provided by Mercer raises any conflict of interest. Factors considered by the committee include:

•	Other services provided to the Company by the consultant;

•	What percentage of the consultant’s total revenue is made up of fees from the Company;

•	Policies or procedures of the consultant that are designed to prevent a conflict of interest;

•	Any business or personal relationships between individual consultants involved in the engagement and committee members;

•	Any shares of the Company’s stock owned by individual consultants involved in the engagement; and

•	Any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement.

Based on its review, the committee does not believe that Mercer has a conflict of interest with respect to the work performed for the Company or the committee in 2016.

Ultimately, the consultant provides recommendations and advice to the committee in an executive session where management is not present, which is when critical pay decisions are made. This approach protects the committee’s ability to receive objective advice from the consultant so that the committee may make independent decisions about executive pay at our company.

19 | ManpowerGroup

1. Election of Directors

Besides Mercer’s involvement with the committee, it and its affiliates also provide other non-executive compensation services to us. These services are approved by management who oversee the specific areas of business for which the services are provided. The total amount paid for these other services provided in 2016 was $373,572. These services included actuarial and pension reporting services, workers compensation reporting and insurance services. The majority of these services are provided not by Mercer itself, but by other companies owned by Marsh & McLennan, the parent company of Mercer, which therefore, are considered affiliates even though they operate independently of Mercer. The committee considered the independence of Mercer under the rules of the SEC and the listing standards of the New York Stock Exchange.

The committee concluded that the services provided by the Marsh & McLennan affiliates (other than Mercer), did not raise any conflicts of interest.

The committee believes the advice it receives from the individual executive compensation consultant is objective and not influenced by Mercer’s or its affiliates’ other relationships with us because of the procedures Mercer and the committee have in place, including the following:

•	The consultant receives no incentive or other compensation based on the fees charged to us for other services provided by Mercer or any of its affiliates;

•	The consultant is not responsible for selling other Mercer or affiliate services to us;

•	Mercer’s professional standards prohibit the individual consultant from considering any other relationships Mercer or any of its affiliates may have with us in rendering his or her advice and recommendations; and

•	The committee evaluates the quality and objectivity of the services provided by the consultant each year and determines whether to continue to retain the consultant.

2017 Proxy Statement | 20

Beneficial Ownership of Directors and Executive Officers

Beneficial Ownership of Directors and Executive Officers

Set forth in the table below, as of February 21, 2017, are the shares of ManpowerGroup common stock beneficially owned by each director and nominee, each of the executive officers named in the table under the heading “Summary Compensation Table,” and all directors and executive officers of ManpowerGroup as a group and the shares of ManpowerGroup common stock that could be acquired within 60 days of February 21, 2017 by such persons.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)(3)	Right to Acquire Common Stock(1)(2)	Percent of Class
Jonas Prising	226,017	121,738	*
Gina R. Boswell	14,326	—	*
Ram Chandrashekar	19,912	19,912	*
Cari M. Dominguez	17,490	—	*
William Downe	18,261	—	*
John F. Ferraro	—	—	*
Darryl Green	76,843	48,555	*
Patricia Hemingway Hall	7,021	—	*
Julie M. Howard	—	—	*
John T. McGinnis	5,081	5,081	*
Roberto Mendoza	1,352	—	*
Ulice Payne, Jr	13,236	—	*
Paul Read	5,273	—	*
Elizabeth P. Sartain	16,690	—	*
Mara E. Swan	66,029	41,344	*
Michael J. Van Handel	35,768	—	*
John R. Walter	8,599	—	*
Edward J. Zore	39,876	—	*
All directors and executive officers as a group (19 persons)	588,231	246,953	0.87%

*	Less than 1% of outstanding shares.

(1)	Except as indicated below, all shares shown in this column are owned with sole voting and dispositive power. Amounts shown in the Right to Acquire Common Stock column are also included in the Common Stock Beneficially Owned column.

21 | ManpowerGroup

Beneficial Ownership of Directors and Executive Officers

The table does not include vested shares of deferred stock, which will be settled in shares of ManpowerGroup common stock on a one-for-one basis, held by the following directors that were issued under the 2003 Equity Incentive Plan and the Terms and Conditions Regarding the Grant of Awards to Non-Employee Directors under the 2003 Equity Incentive Plan and the 2011 Equity Incentive Plan and the Terms and Conditions Regarding the Grant of Awards to Non-Employee Directors under the 2011 Equity Incentive Plan:

	Vested Deferred Stock

Director	2003 Plan	2011 Plan	Total
Cari M. Dominguez	—	2,062	2,062
William Downe	—	16,523	16,523
John F. Ferraro	—	2,936	2,936
Patricia Hemingway Hall	—	3,760	3,760
Julie M. Howard	—	85	85
Roberto Mendoza	8,458	9,615	18,073
Paul Read	—	79	79
John R. Walter	7,913	7,247	15,160
Edward J. Zore	634	—	634

The table does not include 1,632 unvested shares of deferred stock, which will be settled in shares of ManpowerGroup common stock on a one-for-one basis, held by each of Mr. Downe, Mr. Ferraro, Ms. Hemingway Hall, Ms. Howard, Mr. Mendoza and Mr. Walter that were issued under the 2011 Plan and the Terms and Conditions on January 1, 2017. These shares of deferred stock vest in equal quarterly installments during 2017.

(2)	Common stock that may be acquired within 60 days of the record date through the exercise of stock options and the settlement of restricted stock units.

(3)	Includes the following number of shares of unvested restricted stock as of the record date:

Director	Unvested Restricted Stock
Gina R. Boswell	1,632
Cari M. Dominguez	1,632
Ulice Payne, Jr.	1,632
Paul Read	1,632
Elizabeth P. Sartain	1,632
Edward J. Zore	1,632

The holders of the restricted stock have sole voting power with respect to all shares held and no dispositive power with respect to all shares held.

2017 Proxy Statement | 22

Compensation Discussion and Analysis

Compensation Discussion and Analysis

23 | ManpowerGroup

Compensation Discussion and Analysis

2017 Proxy Statement | 24

Compensation Discussion and Analysis

Background

This compensation discussion and analysis (“CD&A”) describes ManpowerGroup’s executive compensation program for our executive officers for whom disclosure is required under the rules of the Securities and Exchange Commission (“SEC”). We refer to this group of executives as our named executive officers (“NEOs”). ManpowerGroup’s NEOs for the year ended December 31, 2016 are the Chief Executive Officer (CEO), Chief Financial Officer (CFO) and the three most highly compensated executive officers (other than the CEO and CFO), who were serving as executive officers as of December 31, 2016. As required under SEC rules, our NEOs also include our former Chief Financial Officer, who retired from the role effective February 15, 2016 and became Senior Executive Vice President (see below for further details). Our NEOs are listed below with their titles as of December 31, 2016:

•	Jonas Prising — Chairman and Chief Executive Officer

•	John T. McGinnis — Executive Vice President and CFO

•	Darryl Green — President and Chief Operating Officer

•	Ram Chandrashekar — Executive Vice President, Operational Excellence and IT, and President, Asia Pacific Middle East

•	Mara E. Swan — Executive Vice President, Global Strategy and Talent

•	Michael J. Van Handel — Senior Executive Vice President

Leadership Changes

Effective February 15, 2016, John T. McGinnis was appointed as the Company’s Executive Vice President and CFO. Michael J. Van Handel, his predecessor as CFO, took on a new role as Senior Executive Vice President, with responsibility for investor relations and ensuring a successful CFO transition. At the time of this transition, it was anticipated that Mr. Van Handel would remain as an executive with the Company at least through 2016, before his retirement from the Company, which occurred in February 2017. The Executive Compensation and Human Resources Committee (the “Committee”) structured Mr. Van Handel’s compensation for 2016 in light of these responsibilities and expected tenure.

Executive Summary

2016 Compensation Reflected Strong 2016 Financial Results

Our executive compensation programs are designed to reward performance, and 2016 was a strong year, with revenue growth in constant currency in most of our major markets. Management continued to focus on improving our operating leverage and operational efficiency. In our key performance metrics, 2016 results showed increases in Earnings Per Share, Return on Invested Capital and Operating Profit Margin Percent, as shown below. The Committee determined the compensation of our NEOs for 2016 based on our results on these three metrics, as further described in this CD&A.

25 | ManpowerGroup

Compensation Discussion and Analysis

Beginning in 2015, the Committee determined that, for purposes of our compensation plans, our key performance metrics of EPS and ROIC should be calculated and measured on a constant currency basis to ensure that payments under our annual incentives reflect the underlying performance of our businesses. By eliminating the impact of changes in foreign currency exchange rates, we are better able to capture year-over-year changes in underlying performance. As such, for compensation purposes we used EPS of $6.42 and ROIC of 14.6% which are calculated on a constant currency basis.

Additionally, in 2016, the Committee exercised negative discretion, and excluded from the EPS calculation the benefit of share repurchases the company completed in 2016, except to the extent necessary to offset dilution resulting from shares issued under equity plans. This reduced the constant currency EPS from $6.42 to $6.14 for purposes of the compensation plan. A similar adjustment was made for 2015.

Our key performance metrics, as calculated under our compensation plans for 2016 and 2015 in constant currency, were as follows:

See page 41 for an explanation of the calculations for EPS and ROIC and page 46 for OPMP.

We Manage Our Business in Light of Global Macroeconomic Forces, Business Cycles and Complexity

We derive over 85% of our revenue from outside the United States, with the largest portions coming from our operating segments in Southern Europe (38%), Northern Europe (26%) and Asia Pacific Middle East (13%). Our business is truly global in nature and complexity, with over 28,000 employees and over 600,000 associates connected with clients worldwide on any given day. Our worldwide network serves global, multinational and local companies in 80 countries and territories. We placed over 3 million people in jobs in 2016, and provided a broad range of workforce solutions including recruitment and assessment, training and development, career management, outsourcing and workforce consulting.

Our results are highly dependent on labor market conditions, business cycles and other macroeconomic forces. During periods of recovery, we typically expect to see improvements in revenue, operating profit margin, and ROIC. During declines in the economic cycle, or periods of economic uncertainty, our revenue will often decline as our clients scale back use of our services due to reduced demand for their products and services. We have used periods of economic weakness and uncertainty to streamline our cost structure, focusing on enhancing productivity and efficiency throughout our business. Despite a continued uneven global economic recovery, our strong operating discipline contributed to an increase in earnings of 5.8% as reported, or 8.4% in constant currency, for ManpowerGroup in 2016.

Our Executive Pay is Designed to be Variable and Affordable

We believe the interests of our shareholders are served when strong operating performance drives enhanced financial performance. Therefore, the pay for our CEO and our other senior executives is closely aligned with our results, and their compensation varies year-over-year based on whether they have achieved collective and individual performance goals set by our Committee. This also reflects our philosophy of affordability — compensation is higher when our executives have delivered financial results that make it affordable for the Company and lower when financial results decline and make it less affordable for the Company.

2017 Proxy Statement | 26

Compensation Discussion and Analysis

We Focus on Three Key Performance Metrics

In 2016, we continued to focus on three performance metrics that we believe reflect whether we are running our businesses successfully for our shareholders.

•	Earnings Per Share. Focuses our NEOs on producing financial results that align with the interests of our shareholders. We believe this metric is a critical measure of executive performance.

•	Return on Invested Capital. Even though we operate in the services industry, our business is capital intensive. We must pay our associates and consultants before we typically bill and collect from our clients. Our “ROIC” metric measures how efficiently and quickly we are converting our services into cash.

•	Operating Profit Margin Percent. Measures how efficiently our NEOs have deployed our operating resources to generate a profit. We believe using this metric drives a long-term focus on achieving sustainable profits.

In addition to these three metrics, the Committee also sets individual operating objectives for each executive officer.

We Utilize a Broad Group of Comparators for Compensation

It is difficult to find an industry-specific group of peer companies for benchmarking our executive compensation. We are significantly larger than other U.S. listed companies in our industry (with $19.7 billion in revenue in 2016, compared to $5.3 billion of our nearest U.S.-listed competitor). Our two largest competitors, Adecco and Randstad, are based in Europe, and although the Committee reviews available compensation data for these two companies, their pay practices are different, and full compensation information is not disclosed. To ensure that we are utilizing meaningful data, the Committee’s independent compensation consultant, Mercer, has customized a peer group, which consists of 82 companies within the S&P 500 and is designed to properly benchmark our NEOs’ compensation against the relevant talent marketplace. The Committee believes that using this group provides a robust basis for comparing us to companies of similar scale and also represents the universe of top-tier companies we consider when looking for executive talent. The median revenue of the peers approximates that of ManpowerGroup, with a range of 70% to approximately 200% of our revenue.

27 | ManpowerGroup

Compensation Discussion and Analysis

Key Compensation and Governance Policies

We were pleased that our shareholders overwhelmingly approved the non-binding advisory vote on our executive compensation in 2016 with approximately 98% of votes cast in favor of the proposal. The Committee continually reviews the Company’s executive compensation program to maintain compensation practices that are in the best interests of our shareholders. Some of our key policies are summarized below:

	WHAT WE DO:		WHAT WE DON’T DO:
✓	We tie pay to performance, including the use of performance share units. The majority of executive pay is variable.	×	We do not reward our NEOs on Total Shareholder Return (“TSR”) as a performance metric. In our experience, our stock price can rise or fall quickly, often in advance of perceived changes in the global business climate. These fluctuations are often de-coupled from the fundamentals of our business. We believe other performance metrics are more effective at incenting executive performance, and we do not make use of TSR. Instead, our Committee sets meaningful targets each year for our three key metrics.
✓	We use double triggers in our severance agreements and our equity awards.	×	We do not provide tax gross up payments for any amounts considered excess parachute payments.
✓	We maintain significant stock ownership guidelines for our NEOs.	×	We do not pay dividends on performance share units.
✓	The Committee engages an independent compensation consultant that works solely in support of the Committee.	×	We do not permit the repricing of stock options without prior shareholder approval, except in connection with a transaction.
✓	We listen to our shareholders. In addition to an annual “say-on-pay” advisory vote, we regularly reach out to leading shareholders and their advisory firms to discuss our governance and executive compensation. In 2016, we continued to meet with our shareholders to review these topics and ensure our programs are well-understood and consistent with their expectations.	×	We do not permit executives to engage in short-selling of ManpowerGroup securities or trading in puts and calls on ManpowerGroup securities. Similarly, we do not permit our NEOs to pledge shares of our common stock.
✓	We adjust our programs based on shareholder input. For example, in the past, we received comments that the performance period we utilized in our performance share unit program was too short. Based on that feedback, beginning in 2014, the Committee moved the performance period for our performance share units to a 3-year, rather than a 1-year, measurement period.	×	We do not provide excessive perquisites to our NEOs.

2017 Proxy Statement | 28

Compensation Discussion and Analysis

WE MAINTAIN STRONG COMPENSATION AND CORPORATE GOVERNANCE PRACTICES:
Over the years we have continued to enhance our compensation and corporate governance practices:
✓	Use ROIC as a key performance metric: We replaced Economic Profit with ROIC to more clearly measure how effectively we are using our capital.
✓	Return to 3-year performance period for performance share units: We returned to a 3-year performance period for performance share units to better align the interests of executive officers with long-term shareholder value.
✓	Further expanded use of performance-based equity: We modified our long-term incentive program to increase our use of performance share units to represent over 60% of long-term equity grants.
✓	Elimination of classified board: We eliminated our classified board structure and hold annual elections of directors.
✓	Strengthened role of lead director: We eliminated a practice in which we rotated our lead director annually. Today, our board appoints a lead director with the intent that the individual will serve for at least three years. The roles and responsibilities of the lead director have been clarified, and the lead director receives additional compensation for serving in this role.
✓	Adoption of clawback policy: Even though the SEC has not adopted final rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act regarding clawback requirements, we believe it is an important feature of an executive compensation program. Under our clawback policy, if the Committee determines an employee engaged in intentional misconduct that causes a financial restatement, it may revoke any outstanding awards, including cash incentives or equity awards, that were received as a result of the misconduct.
✓	Tightened stock ownership guidelines: Senior executives who have not met their individual ownership requirement must hold 50% of any of the shares they receive from an exercise or vesting of awards until the requirement is satisfied.

CEO Compensation Continues to Follow our Guiding Principle of Pay-For-Performance

We remain committed to performance-based compensation. Approximately 74% of Mr. Prising’s 2016 target compensation was tied to Company performance and 90% of his total pay was variable. As a result of our strong financial performance in 2016, Mr. Prising’s total compensation in 2016 was 104% of target. The discussion below highlights each component of Mr. Prising’s compensation in 2016.

Annual Cash Incentive: Payout Was 124% of Target. In light of the financial performance of the Company and the Committee’s assessment of Mr. Prising’s achievement of his operating objectives as CEO, Mr. Prising’s annual cash incentive payout was 124% of target.

The following table shows the actual cash incentive payout to Mr. Prising for 2016:

	2016 Actual Payout $	% Compared to Target
EPS Goal	752,000	104%
ROIC Goal	936,000	130%
Operating Objectives	550,000	153%
Total	2,238,000	124%

Long-Term Equity Awards: Approximately 60% are Based on Performance. Mr. Prising’s 2016 compensation package included three long-term equity components:

•	Approximately 60% of long-term awards were performance share units. Similar to 2015, these performance share units use a three-year performance period. They are calibrated to Operating Profit Margin Percent, which the Committee believes correctly focuses executive officers on long-term profitability. Following completion of the 2016-2018 performance period, the Committee will compare Operating Profit Margin Percent performance against target levels.

29 | ManpowerGroup

Compensation Discussion and Analysis

•	Approximately 20% of long-term awards were stock options that vest over a four year period.

•	Approximately 20% of long-term awards were restricted stock units that cliff vest in full after three years.

Realizable Pay Reflected Stock Price Fluctuations. Although we do not utilize TSR as a performance metric, we calculated realizable pay for Mr. Prising to show the impact of Company performance and stock price on his compensation granted or awarded during the year. The Company’s stock price appreciated from $84.29 on January 1, 2016 to $88.87 as of December 31, 2016. The year-end price of $88.87 as of December 31, 2016 resulted in Mr. Prising’s calculated realizable pay being $10.9 million for 2016, which is slightly less than the total compensation shown in the Summary Compensation Table using SEC reporting methodology. Mr. Prising’s realizable pay was slightly less than his reported compensation because despite strong operating performance and stock appreciation, the intrinsic value of his stock options at the end of the year was less than the fair value of the options at the date of grant as reported in the Summary Compensation Table. In 2015 Mr. Prising’s realizable pay was also less than his reported compensation, despite strong operating performance, due to the intrinsic value of his stock options. See page 49 for further details.

Other Compensation Was Limited. The level of perquisites provided to Mr. Prising is limited. We reimburse him for financial planning expenses which are capped at $12,000 per year. Prior to 2016, we provided a car lease to Mr. Prising under our broad-based auto program, in which Mr. Prising was responsible for 25% of the lease payments. Effective February 2016, Mr. Prising no longer participated in that program. Besides these two items, Other Compensation in 2016 also included a company match and profit sharing contribution under our Nonqualified Savings Plan, in which Mr. Prising has elected to participate. Mr. Prising does not have a current pension plan, and does not participate in the Company’s 401(k) plan.

Objectives of Compensation Program

In making decisions regarding compensation elements, program features and compensation award levels, ManpowerGroup is guided by a series of principles, listed below. Within the framework of these principles, ManpowerGroup considers governance trends, the competitive market, corporate, business unit and individual results, and various individual factors.

ManpowerGroup’s executive compensation guiding principles are to:

•	Pay for results: We tie a significant portion of compensation to the achievement of Company and business unit goals as well as to recognize individual accomplishments that contribute to ManpowerGroup’s success. For example, in 2016, approximately 60% of the CEO’s and 56% of the CFO’s target compensation, respectively, was tied to short- and long-term financial performance goals.

•	Not pay for failure: We set threshold goals for each performance-based incentive element of our executive compensation program. The Committee believes these threshold goals are the lowest acceptable levels at which it is appropriate for the NEOs to receive an award. If the threshold level is not met, NEOs do not receive a payout related to that performance measure. In 2016, all of the executives met at least the threshold level for each performance-based incentive element, except for Mr. Chandrashekar who did not meet his AOUP threshold level.

•	Align with shareholder interests: The Committee sets performance goals and chooses compensation elements that closely align executives’ interests with those of shareholders. For example, performance share units, which make up approximately 40% of target compensation for both the CEO and CFO, respectively, are tied to operating profit margin, an incentive correlated with shareholder value because the higher the profit margin, the more valuable the Company becomes. Stock options and restricted stock units are directly aligned with shareholders’ economic interests as the ultimate value the NEOs realize is dependent upon the value of our stock. In addition, a substantial portion of the annual cash incentive awards paid to our CEO and CFO are based on achievement of EPS and ROIC goals for the year.

•	Pay competitively: In order for ManpowerGroup to be successful, we need senior executives who have the capability and experience to operate in a global and complex environment. The Committee believes it must provide pay opportunities to the NEOs that are competitive in order to attract and retain executives of this caliber.

•	Balance cash and equity: We balance the mix of cash and equity compensation to align compensation to both long- and short-term results of the Company.

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Compensation Discussion and Analysis

•	Use internal and external performance reference points: We evaluate the elements of our compensation program against appropriate comparator company practices as well as other executives within the Company. However, identifying our competitive market is a challenge. See page 37 for further information regarding our competitive market.

•	Recognize the cyclical nature of our business: Our business is highly cyclical and our financial results are impacted by global economic cycles, which are difficult to predict. In determining executive compensation, the Committee tries to strike an appropriate balance between fixed and variable pay, and to create meaningful incentives at all points in an economic cycle.

•	Attract and retain executives: The Company structures its compensation program for the NEOs so that the overall target outcome generally falls within the median of the competitive market. The Committee believes this is the appropriate level to provide in order to attract and retain executives with the experience and capabilities we need.

•	Assure total compensation is affordable: Our NEOs’ compensation is variable year-over-year, which means compensation is higher when financial objectives are achieved and incremental compensation is more affordable for the Company and compensation is lower when financial results decline and it is less affordable for the Company. In addition, payouts under the annual cash incentive plan and the performance share units are capped at the outstanding performance levels, which make the maximum cost predictable and ensures affordability.

•	Clearly communicate plans so that they are understood: We clearly communicate to each NEO their specific goals, targets and objectives under the various elements of the compensation program to ensure our executives are focused on achieving the financial and operational results that the Committee believes will best promote shareholder value.

Say on Pay and Say on Frequency Votes

ManpowerGroup held a non-binding shareholder advisory vote at its 2016 Annual Meeting of Shareholders to approve the compensation of ManpowerGroup’s NEOs, also known as “Say on Pay.” This shareholder resolution was approved by approximately 98% of the votes cast, an increase from the 96% we received in 2015. In part, because of the high shareholder approval ratings in both 2015 and 2016, which we believe demonstrates our shareholders’ satisfaction with the alignment of our NEOs’ compensation with the Company’s performance, we did not make significant changes to the compensation program for 2017.

We believe our annual “say on pay” vote represents an important opportunity for our shareholders to respond to our executive compensation programs. We are recommending our shareholders continue to have this opportunity on an annual basis. See the proposal entitled “Advisory Vote on the Frequency of the Advisory Vote on the Compensation of Our Named Executive Officers” beginning on page 86 for further information.

Shareholder Engagement

We believe that shareholder engagement is an important part of our governance practices. Over the past two years, we have enhanced our shareholder outreach program, to better understand our investors’ perspectives on our compensation philosophies and our governance structure, and to answer their questions. These efforts, which began in 2015, have been conducted by members of executive management, and have included:

•	Contacting our top shareholders, representing more than 50% of our shares.

•	Meeting with shareholders representing approximately 20% of our shares.

•	Presenting shareholder feedback to the Committee as well as the nominating and governance committee.

The Committee evaluated this feedback, as well as our say-on-pay voting results (98% in 2016 and 96% 2015), among other factors in developing our executive compensation programs as discussed in this CD&A. Similarly, our nominating and governance committee has reviewed the feedback concerning our governance practices in developing our governance policies, including our approach to Board refreshment.

Additionally, our executive management team, primarily through our Chairman and CEO, our Senior Executive Vice President (prior to his retirement in February 2017) and Executive Vice President and CFO, regularly engage in dialogue with our shareholders through our quarterly earnings calls, investor meetings and conferences, and other channels for communication.

31 | ManpowerGroup

Compensation Discussion and Analysis

Compensation Elements

The following are the main elements used by ManpowerGroup in its compensation program in 2016 along with key decisions by the Committee related to those elements:

Compensation Element	Key Characteristics	Objective and Determination	2016 Decisions
Base Salary	Fixed compensation for performing the core areas of responsibility in amounts that are competitive in the markets in which we operate.

Provide a fixed compensation for performing the core areas of responsibility of the NEO. These are reviewed annually and adjusted when appropriate.

Factors used to determine base salaries:

• NEO’s experience, skill, and performance.

• The breadth of the NEO’s responsibilities.

• Internal equity among other NEOs.

• Pay relative to market.

• Mr. Prising received an increase in base salary in 2016.
Annual Incentive Award	Variable compensation payable in cash based on performance against annually established goals and assessment of individual performance.

Motivate and reward NEOs for achievement of key strategic, operational and financial measures over the year.

Measures used to determine annual incentive:

• The maximum aggregate annual incentives earned by the NEOs subject to the ManpowerGroup Inc. Corporate Senior Management Annual Incentive Pool Plan (“Pool Plan”) cannot exceed a certain percentage of gross profit (the “Pool”). Each NEO in the Pool Plan cannot earn more than his or her allocated portion of the Pool. The annual incentive is further limited by the Committee’s negative discretion.

• The Committee uses performance metrics and individual operating objectives to determine the actual payout to the NEOs.

• The performance metrics used to determine NEOs annual incentive were:

• EPS and ROIC for all NEOs.

• Adjusted Operating Unit Profit (AOUP) for Mr. Chandrashekar, who has responsibility for an operating unit (i.e. for a geographical region). See page 42 for the definition of AOUP.

• The Pool for 2016 was $25.0 million. Mr. Prising’s portion of the Pool for 2016 was $6.5 million. However, the individual limit under the Pool Plan is $5 million, which was less than his share of the Pool.

• Each participant in the Pool Plan received an incentive significantly below his or her allocated portion of the Pool.

• The EPS and ROIC levels achieved were above the target levels.

• The AOUP level for Mr. Chandrashekar was below the threshold level.

• Each of the NEOs received a percentage of their incentive for achieving a specified level of the operating objectives.

• See page 40 for more information.

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Compensation Discussion and Analysis

Compensation Element	Key Characteristics	Objective and Determination	2016 Decisions
Performance Share Units

Variable compensation payable in shares of stock.

The performance share units vest based on achievement of a pre-established performance metric over a period of time. If goals are not met, shares are not received.

Motivate and reward NEOs for performance against long-term financial objectives to align the interests of the NEOs with long-term shareholder value. Target amount awarded is determined based on job scope, market practice and individual performance.

Measures used to determine performance share units earned:

•  A threshold level of average operating profit margin percent must be achieved during the 2016-2018 performance period to receive any PSU vesting.

•  Payout levels for threshold, target and outstanding results are determined, and the actual payout percentage is calculated by interpolation.

•  However, if average operating profit does not meet a certain pre-determined dollar “gate” over the 2016-2018 performance period, NEOs will not receive more than 100% of the target level payout.

•  In 2016, performance share units represented approximately 60% of the total long-term equity incentive grants awarded to all of the NEOs, except Mr. Van Handel who did not receive performance share units in 2016.

•  Also in 2016, for the PSUs granted in 2014, the NEOS earned 188% of target performance share units based on the three-year performance period ended December 31, 2016.

•  See page 46 for more information.

Restricted Stock Units	Variable compensation payable in shares of stock. 100% of the restricted stock units vest on the third anniversary date.

•  Restricted stock units cliff vest in full after three years and are paid in stock.

•  Through stock price and dividend equivalents, restricted stock units directly align NEOs with the shareholders and add balance to the compensation program as they provide both upside potential and downside risk and add an additional retention incentive. Amount awarded is determined based on job scope, market practice and individual performance.

• Approximately 20% of all of the NEOs’ long-term equity incentive grants in 2016 were in the form of restricted stock units. In the case of Mr. Van Handel, this figure was 100%.
Stock Options	Nonqualified stock options that expire in ten years and become exercisable ratably over four years.	• Align the interests of the NEOs with long-term shareholder value as well as retain executive talent. Amount awarded is determined based on job scope, market practice and individual performance.	• Approximately 20% of all of the NEOs long-term equity incentive grants in 2016 were in the form of stock options, except for Mr. Van Handel who did not receive stock options in 2016.

33 | ManpowerGroup

Compensation Discussion and Analysis

Compensation Element	Key Characteristics	Objective and Determination	2016 Decisions
Qualified Retirement Plans	None.

•  No pension plan benefit in the United States, as we froze the qualified, noncontributory defined benefit pension plan, as well as the nonqualified, noncontributory defined benefit deferred compensation plans as of February 29, 2000.

•  No 401(k) plan because of limitation on participation by highly compensated employees under the rules governing such plans, except that NEOs are eligible to participate in the first year of employment and in catch-up contributions for individuals over the age of 50.

•  Although Mr. McGinnis was eligible to participate in the 401(k) plan since he was in his first year of employment, he did not participate.

•  None of the NEOs participated in the catch-up contributions during 2016.

Nonqualified Savings Plan	Similar to a 401(k) plan, however not as flexible in regards to timing of the payouts of the retirement benefits for nonqualified plans. These benefits are unsecured and subject to risk of forfeiture in bankruptcy.	• Used to provide NEOs with reasonably competitive benefits to those in the competitive market. NEOs are eligible to participate after the first year of employment.	• Mr. Prising, Ms. Swan and Mr. Van Handel participated in the NQSP in 2016.
Career Shares	Used selectively by the Committee, taking into account what is most appropriate for an NEO in view of the retention incentive provided by the award. Restricted stock units vest completely on a single date several years into the future.	• Used as an incentive in the form of restricted stock units to attract and retain executives. The Committee considers each year whether to make any such grants and to whom.	• Mr. McGinnis and Mr. Chandrashekar each received a career share grant in 2016.
Other Benefits	Used to attract and retain talent needed in the business.

•  Additional benefits include financial planning reimbursement and broad-based automobile benefits, selected benefits for expatriate executives, participation in broad-based employee benefit plans, and certain other benefits required by local law or driven by local market practice.

• Limited participation by the NEOs in these programs.

Pay for Results

Our executive compensation program is designed to motivate our NEOs to contribute to the Company’s long-term performance and success. As such, the following pay components include pay for results features:

•	Annual Incentive Award: Performance goal ranges for our cash-based annual incentive award were established for Mr. Prising, Mr. McGinnis, Mr. Green, Ms. Swan and Mr. Van Handel for the performance metrics EPS and ROIC. For Mr. Chandrashekar, performance ranges were established for EPS, ROIC and AOUP, since his responsibilities included an operating unit. Award opportunities are established for achievement at threshold, target and outstanding levels. Payouts are generally based on actual performance on these metrics as well as the individual operating objectives for each NEO. However, under the Pool Plan, the NEOs cannot receive more than their allocable share of the Pool established under the Pool Plan. The maximum aggregate annual incentives that can be earned by the NEOs under the Pool Plan is determined using a percentage of gross profit. The higher the gross profit, the larger the Pool. See page 40 for further discussion regarding the use of the Pool Plan.

2017 Proxy Statement | 34

Compensation Discussion and Analysis

•	Performance Share Units: Approximately 60% of the NEOs’ long-term awards for 2016 were made in the form of performance share units, except for Mr. Van Handel who did not receive a PSU grant in 2016. As stated earlier, the NEOs receive a certain number of shares of stock at the end of a specified period based on achievement measured against pre-established performance goals for that period, typically operating profit margin percent. Similar to 2015, the Committee used a three-year performance period (2016-2018) for performance share unit awards. Award opportunities are established for achievement at threshold, target and outstanding levels. The Committee believes using operating profit margin percent is appropriate because it is a driver of shareholder value.

•	Stock Options: Approximately 20% of the NEOs’ long-term awards are made in the form of stock options, except for Mr. Van Handel who did not receive a stock option grant in 2016. The Committee believes stock options provide an important overall longer term incentive for the NEOs to try to maximize value of ManpowerGroup’s stock. Because stock options are granted at a specific value on the date of grant, the ultimate compensation realized will depend on the stock price at the time of exercise.

Target Total Compensation

Target total compensation is the value of the compensation package that is intended to be delivered based on performance against pre-established goals. The following chart illustrates for each of the NEOs the composition of his or her target total compensation for 2016 among the various compensation elements:

The Committee’s compensation consultant, Mercer, provides the Committee with market data that is used in setting target levels for compensation for the NEOs. Actual compensation paid out to the NEOs in a given year may vary significantly from the target levels depending on the actual performance achieved under the pre-established financial and operating goals set by the Committee. The target compensation is detailed for each NEO in the following table.

35 | ManpowerGroup

Compensation Discussion and Analysis

This table outlines the values of the various elements and the percentage of each NEO’s total target compensation package that is variable (both short- and long-term) and performance-based (both short- and long-term).

2016 NEO Target Compensation

NEO	Base Salary	Annual Incentive	Stock Options(1)	Performance Share Units(1)	Restricted Stock Units(1)	Total 2016 Target Comp	% Total Variable 2016 Target Comp(2)	% Total 2016 Target Comp Performance- Based(3)
	$	$	$	$	$	$
Jonas Prising	1,200,000	1,800,000	1,500,010	4,500,071	1,500,049	10,500,130	90%	74%
John T. McGinnis	600,000	600,000	400,016	1,200,069	400,048	3,200,133	81%	69%
Darryl Green	800,000	800,000	700,018	2,100,008	700,028	5,100,054	83%	71%
Ram Chandrashekar	568,035	426,025	280,007	840,033	280,011	2,394,111	76%	65%
Mara E. Swan	560,000	420,000	240,017	720,071	240,074	2,180,162	74%	63%
Michael J. Van Handel	660,000	660,000	—	—	2,600,049	3,920,049	83%	17%

(1)	The value of equity awards in this table represents the grant date fair value of the equity awards at the target levels granted in 2016, as computed in accordance with FASB ASC Topic 718.

(2)	Includes annual incentive, stock options, performance share units and restricted stock units.

(3)	Includes annual incentive, stock options and performance share units.

Balancing Short- and Long-Term Compensation

The Committee also considers how much incentive compensation is short-term in nature, and how much is long-term, with the intention that a significant portion of incentive compensation be based on the long-term performance of the Company. This reduces the risk that executives will place too much focus on short-term achievements to the detriment of the long-term success of the Company.

The following chart details how incentive compensation is allocated between short-term (annual cash incentive) and long-term incentive compensation (stock options, performance share units and restricted stock units) for each of the NEOs.

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Compensation Discussion and Analysis

Market Positioning: We Target Compensation Outcomes to the Median of the Competitive Market

The Company’s practice is to target compensation outcomes generally to the 50th percentile of compensation paid in the competitive market for target results. Our maximum award opportunities for outstanding results are generally set to approximate the 75th percentile of the competitive market. This is not strictly formulaic and some compensation levels or award opportunities may fall above or below the reference points. When setting each component of compensation, the Company takes into consideration the allocation of awards in the competitive market between current cash compensation and non-cash compensation including stock options, performance share units and restricted stock units.

How We Determine the Competitive Market: Challenges in Identifying a Relevant Peer Group

Our Committee has devoted considerable effort to identifying an appropriate competitive market for benchmarking our executive compensation, given that we are significantly larger and more global in scope than other U.S.-listed companies in our industry. The following outlines the analysis by the Committee, and its independent compensation consultant, Mercer, to develop meaningful peer groups.

The Committee primarily utilizes a customized peer group developed by Mercer consisting of companies within the S&P 500. For ManpowerGroup, Mercer has removed companies that are not comparable to us, to arrive at a research subset of 82 companies within the S&P 500 with minimum revenues of approximately $15 billion, maximum revenues of approximately $40 billion, and median revenues of $21 billion. The Committee believes that using this group provides a robust basis for assessing the competitive range of compensation for senior executives of companies of ManpowerGroup’s scale and that it also represents the universe of top-tier companies we consider when looking for executive talent. A list of the companies included in the peer group used by ManpowerGroup is attached as Appendix A-1.

One reason we utilize the customized set of comparison companies is that it is difficult to find an industry-specific group of peer companies. Our two largest competitors, Adecco and Randstad, are based in Europe, and although we review available compensation data for these two companies, their pay practices are different and full compensation data is not disclosed. Our nearest U.S. public competitor had revenue of approximately $5.3 billion in 2016 compared to our revenue of $19.7 billion and the other U.S. public competitors are even smaller. Mercer has confirmed to the Committee that attempting to use such competitors would not produce meaningful data.

The Committee secondarily utilizes data from U.S. compensation surveys published by Mercer and other third-party data providers that are recommended by Mercer as a means to evaluate compensation for each NEO’s position. For the CEO, CFO and COO, their positions were typically compared to companies within the subset group of the S&P 500. For NEOs with responsibility for leading a business unit, their positions were compared with U.S. compensation survey data of similar sized groups and divisions. Compensation for global functional leaders was compared against U.S. compensation survey data recommended by Mercer for executives with similar roles and responsibilities, but not against the subset of S&P 500 companies. For executives whose positions were located outside of the U.S, ManpowerGroup also took into account international (regional and local) compensation survey data in an effort to set compensation that is not only equitable among the members of a global team, but also competitive within the global markets where ManpowerGroup competes for talent.

37 | ManpowerGroup

Compensation Discussion and Analysis

Market data utilized by the Committee for benchmarking included the following survey data recommended by Mercer:

NEO	Market Data Utilized
Mr. Prising	S&P 500 Data for CEOs
U.S. Published Surveys for CEOs
Mr. McGinnis	S&P 500 Data for CFOs
U.S. Published Surveys of CFOs
Mr. Green	S&P 500 Data of COOs
U.S. Published Surveys of COOs
Mr. Chandrashekar	S&P 500 Data of Top Division Executives
U.S. Published Survey of Top Division Executives
Asia Published Survey of Top Divisional Executives
Ms. Swan(1)	U.S. Published Survey of Top HR Executives
Mr. Van Handel(2)	S&P 500 Data for CFOs
U.S. Published Surveys of CFOs

(1)	The market data used for Ms. Swan includes a 20% premium to reflect additional global strategy responsibilities.

(2)	As both Mr. Van Handel and Mr. McGinnis were CFO for part of the year, the same survey data was utilized.

Finally, the Committee does make use of the comparison data from staffing industry competitors, but only to consider the executive compensation practices of these firms. As noted above, the Committee believes the executive positions at these companies are not comparable in scope and complexity to the NEO positions at ManpowerGroup. Therefore, the Committee does not believe that the compensation levels paid to executives at these companies provide an appropriate indicator of the competitive market for ManpowerGroup NEOs. A list of the companies in the industry-specific comparator group is attached as Appendix B-1.

Prior to setting compensation for 2016 for our NEOs, the Committee reviewed the following table which illustrates how the total opportunity at target performance for total direct compensation for 2015 compared to the median compensation of executives in similar positions taken from the composite of the peer group and U.S. survey data considered.

Total Direct Compensation

% Variance to Median of Competitive Market

NEO	Subset of S&P 500/ U.S. Survey Data Composite
Jonas Prising	(31)%
John T. McGinnis(1)	2%
Darryl Green	35%
Ram Chandrashekar(2)	(8)%
Mara E. Swan(3)	20%
Michael J. Van Handel(4)	24%

(1)	For Mr. McGinnis, this reflects his 2016 total direct compensation at the time of his joining the Company, compared against the composite data for CFOs.

(2)	Mr. Chandrashekar is based in Asia, and international survey data was also used as a secondary source in setting his compensation. Such international data is not included in the composite reflected in this table.

(3)	Compensation for Ms. Swan, who is a global functional leader, was compared against U.S. compensation survey data recommended by Mercer, but not against the subset of S&P 500 companies.

(4)	As Mr. Van Handel started the year as CFO, his benchmarking for 2016 was calibrated against the same CFO peer group and survey data as for Mr. McGinnis.

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Compensation Discussion and Analysis

It was observed that Mr. Prising’s target compensation for 2015 fell significantly below the median total direct compensation when benchmarked against survey data for CEOs. The Committee determined that in light of this, adjustments to Mr. Prising’s total direct compensation would be appropriate. For all other NEOs, the Committee determined their target compensation was within a suitable range of the median.

Assessing Individual Factors

An individual NEO’s total compensation or any element of compensation may be adjusted upwards or downwards relative to the competitive market based on a subjective consideration of the NEO’s experience, potential, tenure and results (individual and relevant organizational results), internal equity (which means that comparably positioned executives within ManpowerGroup should have comparable award opportunities), the NEO’s historical compensation, and any retention concerns. The Committee uses a historical compensation report to review the compensation and benefits provided to each NEO in connection with its compensation decisions concerning that NEO.

How the Committee Determines Compensation Levels

The Committee determines the CEO compensation levels, including base salary, establishing and determining the achievement of the financial goals and operating objectives for the annual cash incentives, and any equity-based compensation awards, subject to ratification by the board of directors. Generally, the CEO establishes and determines the achievement of the goals and objectives for the annual incentive for the other NEOs, with the Committee making the final determinations. Similarly, the CEO generally recommends to the Committee any salary adjustments, cash incentive awards or equity-based awards for the other NEOs, which are then evaluated and determined by the Committee. Mercer also provided input to the Committee regarding the final 2016 compensation for all of the NEOs. This input reflected the Company’s performance results for 2016, external market references against the peer group, internal compensation references and the individual performance of each of the NEOs. Under the Committee’s charter, compensation for our CEO, CFO and President is subject to ratification by the board of directors. Accordingly, the board of directors ratified the determinations for Mr. Prising, Mr. McGinnis, Mr. Green, as well as Mr. Van Handel, who were our executives at this level.

Setting Annual Incentive Goals and Equity Awards for Mr. Prising

The annual financial goals for the CEO are based on EPS and ROIC for the year. The process begins with collaboration between Mercer and the CFO. Mercer then reviews this outcome with the chair of the Committee, who makes a preliminary decision about the goals. The full Committee then reviews and determines the goals and range of award opportunities for achievement of the goals, including the weighting of each goal for the CEO, subject to ratification by the board of directors. In determining these goals, the Committee considers financial information including historical and projected earnings growth, the prior year financial results and the Company’s expected financial performance for the current year, consulting with management, including financial personnel, and Mercer.

Setting the operating objectives for the CEO begins with the CEO recommending to the Committee the objectives for himself for the year. The Committee reviews and ultimately approves these operating objectives, subject to any adjustments, in the context of ManpowerGroup’s strategic and financial plans.

At each Committee meeting during the year, the Committee reviews the progress the CEO is making towards the achievement of his financial goals and operating objectives for the year. After the close of each year, the Committee reviews and approves, subject to ratification by the board of directors, an award amount for the annual cash incentive based on whether the annual objective financial goals have been achieved, the pool allocation earned under the Pool Plan, and based on the CEO’s performance towards each of his annual operating objectives.

The Committee will generally determine and approve equity awards to the CEO and the related vesting schedules, at its regularly scheduled meeting in February each year, subject to ratification by the board of directors. The grant date for the awards is the date the Committee approves the awards. The exercise price for any options granted is the closing price on the date of grant.

As part of the decision making process for the CEO’s compensation matters, any decisions of the Committee or ratifications by the board of directors regarding the CEO’s compensation, are done in executive session without any other management present.

39 | ManpowerGroup

Compensation Discussion and Analysis

Setting Annual Incentive Goals and Equity Awards for Messrs. McGinnis, Green, Chandrashekar, Van Handel and Ms. Swan

The process for setting the annual financial goals for the other NEOs begins with the CEO and CFO selecting the objective financial metrics and establishing proposed goals for those selected metrics for each of the NEOs. The EPS and ROIC metric is used for each NEO, with the same goals as those used for the CEO. The CEO and CFO determine the proposed goals and award opportunities for Mr. Chandrashekar’s other objective financial metric, AOUP. The Committee reviews these recommended financial goals, makes any adjustments it deems appropriate and then approves the financial goals and range of award opportunities, including the weighting of each goal.

For 2016, Mr. Prising approved the operating objectives for Messrs. McGinnis, Green, Chandrashekar, Van Handel and Ms. Swan, which were reviewed by the Committee.

After the close of each year, the Committee reviews and approves an award amount for the annual incentive to each NEO based on achievement of the NEO’s annual objective financial goals and the pool allocation earned under the Pool Plan. The CEO determines the amount of any award to each of the NEOs for performance towards each of their annual operating objectives. The CEO presents the recommended award for each NEO to the Committee for its review and approval, subject to ratification by the board of directors for Messrs. McGinnis, Green and Van Handel.

The Committee generally determines and approves equity awards to the other NEOs, including vesting schedules, at its regularly scheduled meeting in February each year, subject to ratification by the board of directors in the case of Messrs. McGinnis, Green and Van Handel. These are generally based on recommendations by the CEO (although not with regard to himself). The Committee may make grants to NEOs at other times during the year, as it deems appropriate. The grant date for the awards is the date the Committee approves the awards. The exercise price for any options granted is the closing price on the date of grant.

Components of the 2016 Executive Compensation Program

Base Salary

Base salaries for NEOs are set near the median of base salaries paid in the relevant competitive market, for the particular position, subject to individual performance factors as described earlier. Mr. Prising received an increase in base salary to $1,200,000 in 2016. None of the other NEOs received an increase in base salary in 2016.

Base salary levels affect the value of the annual incentive awarded to the NEOs because the incentive award is awarded as a percentage of base salary. A higher base salary will result in a higher annual incentive, assuming the same level of achievement against goals. The level of severance benefit each NEO may receive is also increased if his or her salary is increased. The value of long-term incentive awards is not determined as a multiple of base salary.

Annual Cash Incentives

Pool Plan

As stated earlier, in 2011 our shareholders approved the ManpowerGroup Inc. Corporate Senior Management Annual Incentive Pool Plan (the “Pool Plan”) and re-approved the material terms of the performance goals under the Plan in 2016. The design of the Pool Plan sets maximum incentive levels for executives subject to the plan, and then enables the Committee to use negative discretion to establish actual incentives for our NEOs. This is done based on a subjective assessment of the individual’s achievements and performance and overall contribution to the Company and even more importantly, based on the Committee’s assessment of performance towards the pre-specified financial goals and operating objectives which are set at the beginning of the year. The Pool Plan is designed to maintain our ability to deduct the incentives to the greatest extent permitted under Section 162(m) of the Internal Revenue Code.

In February 2016, the Committee approved an amendment to the Pool Plan so that any participant who retires during the year would be entitled to a pro-rata portion of their annual incentive for that year, based on actual performance. Prior to the amendment, a participant who retired prior to December 31 of a given year would not be eligible for any incentive for that year, unless otherwise determined by the Committee.

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Compensation Discussion and Analysis

For 2016, the Committee determined that the aggregate annual cash incentive awards for the NEOs who are subject to the Pool Plan cannot exceed .75% percent of gross profit. The maximum amount of the individual awards for each participating NEO will be the lesser of the shareholder approved maximum individual payout under the Pool Plan of $5.0 million or a percentage of the gross profit pool as approved by the Committee in advance.

The total incentive payout to executives cannot exceed 100% of the pool. During the first quarter of 2016, the Committee approved the pool allocations for each of the NEOs as follows: Mr. Prising (26%), Mr. McGinnis (10%), Mr. Green (13%), Mr. Chandrashekar (7%), Ms. Swan (7%), and Mr. Van Handel (11%) with the balance of the pool being allocated to other executives and for any new executives hired or promoted during the year. Within this structure, the Committee uses negative discretion to determine incentives for our NEOs by continuing to use the goals of EPS, ROIC, AOUP and various operational objectives to calculate the amount for each of the NEOs, capped by each executive’s allocable share of the pool. Each of the NEOs who was a participant in the Pool Plan for 2016 received a cash incentive payment significantly less than his or her allocable share of the pool.

How the Committee Sets Underlying Goals for EPS and ROIC

As noted above, the annual cash incentives for NEOs are based on two objective factors – EPS and ROIC – plus regional operating unit performance, where applicable, and individual performance objectives. For EPS and ROIC, the Committee sets target outcomes at a number that reflects an annual growth target. As mentioned earlier, beginning in 2016, the Committee determined to exclude the impact of currency when calculating EPS and ROIC to ensure that payments under our annual incentives reflect the underlying performance of our business. Accordingly, they set the EPS and ROIC targets on a constant currency basis. The calculation of EPS and ROIC are as follows:

•	EPS — net earnings per share – diluted, including net earnings from continuing and discontinued operations, but excluding the impact of currency, any cumulative effects of changes in accounting principles, extraordinary items or goodwill impairment.

•	ROIC — consolidated net operating profit after taxes divided by average capital. Net operating profit equals earnings before income taxes plus interest expense and goodwill impairment minus taxes, excluding the impact of currency. Average capital is the average monthly ending balance of capital employed plus or minus adjustments.

The EPS target is generally based on the Company’s targeted long-term growth rate for EPS, but may be adjusted year-by-year based on economic conditions and the Company’s expected financial performance for the year. From that target, the Committee then sets levels for threshold and outstanding performance. The threshold EPS growth rate reflects a level of performance that is below target but still appropriate for a partial award to be earned. Conversely, the outstanding EPS growth rate reflects a level of performance appropriate for the maximum incentive to be earned. So the comparisons are valid between the two years, the growth rates are based on growth over results of the previous year excluding non-recurring items.

The ROIC target is then determined based on the earnings growth reflected by the EPS target as well as consideration by the Committee of factors relating to the Company’s level of capital. The other financial performance metrics under the plan used to determine the annual incentives earned by the other NEOs are determined in a similar way, taking into consideration the economic conditions and expected financial performance of each individual region, where applicable, as well as the overall EPS and ROIC targets. This methodology is not the same as the Company’s financial budgeting or business outlook for the year. As a result, target performance for purposes of achieving an incentive award will not be the same as performance at the budgeted financial plan, which may be higher or lower than target performance depending on economic conditions and trends at the time.

Why the Company Uses EPS and ROIC

The Company believes using EPS as a performance goal keeps the NEOs focused on producing financial results that align with shareholder interests. In that regard, ManpowerGroup is in a cyclical business, which is influenced by economic and labor market cycles that are outside of ManpowerGroup’s control, and it is important that the senior executives manage short-term results closely to be able to adjust strategy and execution in quick response to external cycle changes. The Company uses ROIC as a performance goal for the NEOs because it measures how effectively our senior management is converting our services into cash. Although we are a provider of services, and not a manufacturer of products, our business is still highly capital intensive. Our requirement for

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Compensation Discussion and Analysis

capital arises from the timing characteristics of our business. We typically pay our associates and consultants before we can bill and collect from our clients.

Using an ROIC metric incentivizes our executives to manage our accounts receivable and other capital investments carefully in order to maximize the return on capital deployed. Our goal is to continuously improve our internal capital employed each year resulting in stable to improving ROIC.

For 2016, the Committee continued its practice of setting threshold, target and outstanding goals for EPS and ROIC that were based on its view of appropriate rates of EPS growth compared to prior year achievement. In setting these levels, the Committee assumed continuing improvement in global economic conditions. Correspondingly, the EPS and ROIC targets for outstanding performance represent what the Committee believes is an appropriate growth rate for outstanding performance. The Committee believes the threshold levels for EPS and ROIC are the minimum levels at which it was appropriate to earn an incentive, mainly due to continued uncertainty in the global economic conditions that existed at the time when the goals were set.

The following table shows the EPS and ROIC goals established by the Committee for 2016:

Goal	Threshold	Target	Outstanding
EPS	$5.45	$6.10	$7.00
ROIC	12.5%	14.0%	16.0%

The Committee Also Uses AOUP for Certain NEOs

Where an individual executive has specific responsibility for a geographic operating unit, the Committee also uses AOUP as a financial performance metric, to drive profitability in the executive’s business unit, while factoring in the cost of carrying accounts receivable. The calculation of AOUP is as follows:

•	AOUP — Operating unit profit less a cost of net capital.

•	Operating unit profit is equal to revenues less direct costs and branch and national headquarters operating costs translated into U.S. Dollars in constant currency.

•	Cost of net capital is average net capital multiplied by 12%. Average net capital equals trade accounts receivable less allowance for doubtful accounts and other miscellaneous adjustments, calculated based on the average of the monthly ending balances, translated into U.S. Dollars using the same monthly exchange rates as used for operating unit profit.

In 2016, Mr. Chandrashekar was the only NEO with AOUP used as a performance metric for his annual incentive goals.

Annual Incentive Award Opportunities by NEO

Jonas Prising — Annual Incentive Award Opportunities

The Committee determined that EPS and ROIC were the appropriate performance metrics in 2016 for Mr. Prising as the CEO. The following chart shows the Committee’s determination of award opportunities for the annual incentive payable to Mr. Prising for 2016, as a percentage of his 2016 base salary of $1,200,000:

	Threshold	Target	Outstanding
EPS goal (weighted 40%)	15.0%	60.0%	120.0%
ROIC goal (weighted 40%)	15.0%	60.0%	120.0%
Operating Objectives (weighted 20%)	7.5%	30.0%	60.0%
Total	37.5%	150.0%	300.0%

The operating objectives for Mr. Prising for 2016 are as follows:

•	Meet/exceed growth rate of gross profit of certain competitors

•	Make progress towards strategic plans within each of the brands

•	Develop a strong team and a robust and diverse talent pipeline, including key leadership

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Compensation Discussion and Analysis

•	Drive continuing transformation of IT operating model and platform to enhance governance and accelerate business performance

•	Expand use of certain delivery channels to deliver faster service to clients and reduce administrative expenses

The Committee determined that Mr. Prising earned a cash incentive award for 2016 between target and outstanding for all of his financial objectives in 2016. The Committee also approved an incentive award to Mr. Prising based on its determination of the level of performance towards achievement of his various operating objectives. Based on these accomplishments, the Committee determined to pay the 2016 award to Mr. Prising as follows:

	Target Award	Actual Award
CEO	$1,800,000	$2,238,000

For 2016, the calculation of EPS for Mr. Prising and the other NEOs was adjusted downward by the Committee, exercising negative discretion to adjust for the impact on EPS of significant share repurchase activity during the year. See page 58 for the calculations for Mr. Prising and the other NEOs.

John T. McGinnis — Annual Incentive Award Opportunities

Similar to the CEO, the Committee determined EPS and ROIC as the appropriate performance metrics for Mr. McGinnis as the CFO.

The following chart shows the Committee’s determination of award opportunities for the annual incentive payable to Mr. McGinnis for 2016. Although Mr. McGinnis’ base salary was pro-rated to reflect his start date of February 15, 2016, his annual incentives were calculated as a percentage of his full-year base salary of $600,000.

	Threshold	Target	Outstanding
EPS goal (weighted 40%)	10.0%	40.0%	80.0%
ROIC goal (weighted 40%)	10.0%	40.0%	80.0%
Operating Objectives (weighted 20%)	5.0%	20.0%	40.0%
Total	25.0%	100.0%	200.0%

The operating objectives for Mr. McGinnis for 2016 are as follows:

•	Meet/exceed growth rate of gross profit of certain competitors

•	Develop diverse leadership that strengthens our capabilities

•	Assume all responsibilities of the CFO role and establish knowledge of company operational and strategic priorities

•	Work with CEO and former CFO to ensure a good integration and collaboration with key leadership

The Committee determined that Mr. McGinnis earned a cash incentive award for 2016 between target and outstanding for EPS and ROIC. The Committee also approved an incentive award for Mr. McGinnis based on its determination of the level of performance towards achievement of his operating objectives. Based on these accomplishments, the Committee determined to pay the 2016 award to Mr. McGinnis as follows:

	Target Award	Actual Award
CFO	$600,000	$712,680

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Compensation Discussion and Analysis

Darryl Green — Annual Incentive Award Opportunities

Similar to the CEO and CFO, the Committee determined EPS and ROIC as the appropriate performance metrics for Mr. Green as President and COO.

The following chart shows the Committee’s determination of award opportunities for the annual incentive payable to Mr. Green for 2016, as a percentage of his 2016 base salary of $800,000:

	Threshold	Target	Outstanding
EPS goal (weighted 40%)	10.0%	40.0%	80.0%
ROIC goal (weighted 40%)	10.0%	40.0%	80.0%
Operating Objectives (weighted 20%)	5.0%	20.0%	40.0%
Total	25.0%	100.0%	200.0%

The operating objectives for Mr. Green for 2016 were as follows:

•	Meet/exceed growth rate of gross profit of certain competitors

•	Develop diverse leadership that strengthens our capabilities

•	Accelerate Manpower performance in temporary assignments and permanent recruitment globally

•	Provide operational and strategic insight that aligns with, and supports, the CEO’s objectives

The Committee determined that Mr. Green earned a cash incentive award for 2016 between target and outstanding for EPS and ROIC. The Committee also approved an incentive award to Mr. Green based on its determination of the level of performance towards achievement of his various operating objectives. Based on these accomplishments, the Committee determined to pay the 2016 award to Mr. Green as follows:

	Target Award	Actual Award
COO	$800,000	$990,240

Ram Chandrashekar — Annual Incentive Award Opportunities

The Committee determined that EPS, ROIC and AOUP were the appropriate performance metrics for Mr. Chandrashekar, Executive Vice President, Operational Excellence and IT, and President, Asia Pacific Middle East.

The following chart shows the Committee’s determination of award opportunities for the annual incentive payable to Mr. Chandrashekar for 2016, as a percentage of his 2016 base salary of $568,035:

	Threshold	Target	Outstanding
AOUP goal (weighted 40%)	10.00%	30.00%	60.00%
EPS goal (weighted 20%)	5.00%	15.00%	30.00%
ROIC goal (weighted 20%)	5.00%	15.00%	30.00%
Operating Objectives (weighted 20%)	5.00%	15.00%	30.00%
Total	25.0%	75.0%	150.0%

The operating objectives for Mr. Chandrashekar for 2016 are as follows:

•	Meet/exceed growth rate of gross profit of certain competitors

•	Develop diverse leadership that strengthens our capabilities

•	Drive continuing transformation of IT operating model and platform to enhance governance and accelerate business performance

•	Define scope and desired outcome of digitization and related insights in conjunction with CEO to identify and explore to value creation opportunities

•	Accelerate development of Experis, achieving operational and strategic plan objectives

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Compensation Discussion and Analysis

The Committee determined that Mr. Chandrashekar earned a cash incentive award for 2016 between target and outstanding for both EPS and ROIC and did not earn a cash incentive for his AOUP financial goal as Asia Pacific’s AOUP for 2016 did not meet the threshold level. The Committee also approved an incentive award for Mr. Chandrashekar based on its determination of the level of performance towards achievement of his operating objectives. Based on these accomplishments, the Committee determined to pay the 2016 award to Mr. Chandrashekar as follows:

	Target Award(1)	Actual Award(1)
EVP, Operational Excellence and IT, and President, Asia Pacific Middle East	$426,025	$370,188

(1)	Mr. Chandrashekar’s target award and actual award received have been translated at an exchange rate of 0.789017 (in U.S. Dollars), which was the exchange rate on February 11, 2014, the date Mr. Chandrashekar was promoted to Executive Vice President, Operational Excellence and IT and President, Asia Pacific Middle East.

Mara E. Swan — Annual Incentive Award Opportunities

The Committee determined EPS and ROIC were the appropriate performance metrics for Ms. Swan, Executive Vice President, Global Strategy and Talent.

The following chart shows the Committee’s determination of award opportunities for the annual incentive payable to Ms. Swan for 2016, as a percentage of her 2016 base salary of $560,000:

	Threshold	Target	Outstanding
EPS goal (weighted 40%)	10.00%	30.00%	60.00%
ROIC goal (weighted 40%)	10.00%	30.00%	60.00%
Operating Objectives (weighted 20%)	5.00%	15.00%	30.00%
Total	25.0%	75.0%	150.0%

The operating objectives for Ms. Swan for 2016 are as follows:

•	Meet/exceed growth rate of gross profit of certain competitors

•	Develop diverse leadership that strengthens our capabilities

•	Accelerate performance in certain brands by deploying strategic priorities

•	Define future desired state and evolution of our business model, in collaboration with the CEO

•	Support the CEO in significantly progressing our people and culture priorities

The Committee determined that Ms. Swan earned a cash incentive award for 2016 between target and outstanding for EPS and ROIC. The Committee also approved an incentive award to Ms. Swan based on its determination of the level of performance towards achievement of her operating objectives. Based on these accomplishments, the Committee determined to pay the 2016 award to Ms. Swan as follows:

	Target Award	Actual Award
EVP, Global Strategy and Talent	$420,000	$522,648

Michael J. Van Handel — Annual Incentive Award Opportunities

The Committee determined that EPS and ROIC were the appropriate performance metrics for Mr. Van Handel for 2016, taking into consideration his revised role.

The following chart shows the Committee’s determination of award opportunities for the annual incentive payable to Mr. Van Handel as Senior Executive Vice President as a percentage of his 2016 base salary of $660,000:

	Threshold	Target	Outstanding
EPS goal (weighted 40%)	10.0%	40.0%	80.0%
ROIC goal (weighted 40%)	10.0%	40.0%	80.0%
Operating Objectives (weighted 20%)	5.0%	20.0%	40.0%
Total	25.0%	100.0%	200.0%

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Compensation Discussion and Analysis

The Committee established operating objectives for Mr. Van Handel for 2016 as follows:

•	In collaboration with the CEO, facilitate and ensure a smooth CFO transition with external and internal stakeholders

•	Manage investor relations and shareholder messaging in close collaboration with the CEO and CFO

The Committee determined that Mr. Van Handel earned a cash incentive award for 2016 between target and outstanding for EPS and ROIC. The Committee also approved an incentive award to Mr. Van Handel based on its determination of the level of performance towards achievement of his various operating objectives. Based on these accomplishments, the Committee determined to pay the 2016 award to Mr. Van Handel as follows:

	Target Award	Actual Award
Senior Executive Vice President	$660,000	$816,948

Long-Term Incentives

Each year the Committee determines the appropriate mix of performance share units, stock options and restricted stock grants that should comprise the long-term incentives for the NEOs. This flexibility allows the Committee to tailor its program to create the incentive structure that it believes will best align executive performance and the needs of the Company. The Committee has determined that the performance needs of the Company are generally best met through a package of awards for the NEOs made up of 60% performance share units, 20% stock options and 20% restricted stock units. We believe this will further align the NEOs’ interests with long-term shareholder value, particularly as 60% of the awards vest based on performance criteria. This structure was modified by the Committee for Mr. Van Handel in 2016, in light of the expectation that he would retire following the end of 2016. His awards took the form of restricted stock units. He was not granted performance share units or stock options in 2016.

The performance share units, stock options and restricted stock units awarded in 2016 have the characteristics below. The specific long-term incentive grants for each officer are shown in the Grants of Plan Based Awards table on page 56.

Performance share units. For the performance share units granted in 2016, vesting will be based on achievement of a pre-established goal for average operating profit margin percent, over a three year period ending December 31, 2018. The Committee believes operating profit margin percent correctly focuses executive officers on the long-term profitability of the Company. Following completion of the 2016-2018 performance period, the Committee will compare operating profit margin percent performance against target levels. The number of shares earned will vest and be settled in common stock in February 2019, after the Committee determines the achievement of the performance goals.

The following table shows the goals established by the Committee for the 2016-2018 performance period for these performance share units and the associated payout percentage:

	Threshold	Target	Outstanding
Average Operating Profit Margin Percent 2016-2018	2.90%	3.90%	4.40%
Payout Percentage	50%	100%	200%

To determine the average operating profit margin percent at the end of the three year period, the actual performance results from each year will be averaged to determine the three-year average performance results. The final award will be determined by using the three-year payout scale relative to the 3-year average performance.

An operating profit “gate” was also established for the performance share units to ensure operating profit margins are achieved without significantly decreasing revenues. This gate was set at $650.0 million, meaning participants cannot receive more than 100% of the target level payout unless average operating profit for the 2016-2018 performance period exceeds $650.0 million.

Based on the Company’s average operating margin percent for the 3-year performance period of 2014-2016, the Committee determined the 2014 performance share unit awards vested at 188% of the target level. The operating

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Compensation Discussion and Analysis

profit dollar gate for these awards was also reached, so the NEOs received the actual performance share units earned under the 2014 award. These shares vested and were settled in common stock in February 2017, after the Committee determined the achievement of the performance goals. The number of shares earned for the each of the NEOs is as follows:

NEO	Performance Share Units Granted(#)	Performance Share Units Earned(#)
Jonas Prising	42,028	79,012
John T. McGinnis(1)	—	—
Darryl Green	26,707	50,209
Ram Chandrashekar	11,034	20,744
Mara E. Swan	9,458	17,781
Michael J. Van Handel	20,492	38,525

(1)	Mr. McGinnis was not an employee at the time of grant.

Stock options. The Committee uses stock options to align the interests of the NEOs with long-term shareholder value. Consistent with past years, these will vest ratably over a four-year period.

Restricted stock units. As stated earlier, the Committee chose to include restricted stock units because they align the interests of the NEOs with long-term shareholder value and add balance to the compensation program as they provide both upside potential and downside risk. In addition, restricted stock units provide a retention incentive to the NEOs as they are only payable in stock if the NEO remains with the Company through the vesting date. The restricted stock units have a three-year cliff vest.

Career Shares and Deferred Compensation Plans

Career Shares

The Committee selectively grants restricted stock units in order to provide a retention incentive. These career shares vest completely on a single date several years into the future. The Committee considers each year whether to make any such grants, to whom to make such grants and the size of any such grants. In 2016, Mr. McGinnis was granted 13,321 career shares as part of his offer package to join the Company. Mr. Chandrashekar also received a grant of 6,661 career shares in 2016. Both Mr. McGinnis’ and Mr. Chandrashekar’s career shares will fully vest in 2021.

Deferred Compensation Plans

ManpowerGroup maintains tax-qualified 401(k) plans for its U.S. employees. For compliance reasons, once an executive is deemed to be “highly compensated” within the meaning of Section 414(q) of the Internal Revenue Code, the executive is no longer eligible to participate in ManpowerGroup’s 401(k) plans except for “catch-up” contributions for employees over 50. ManpowerGroup maintains a separate non-qualified savings plan for “highly compensated” employees, including eligible executives. The non-qualified plan provides similar benefits to the tax-qualified 401(k) plans, including a company match and enhanced matching contribution. However, the nonqualified savings plan is a poor substitute because of the inflexibility as to the timing of the payouts and taxability of the retirement benefits relative to a qualified plan. Furthermore, the plan benefits are unsecured and subject to risk of forfeiture in bankruptcy. The Committee maintains this program in an effort to provide NEOs with reasonably competitive benefits to those in the competitive market.

As required under applicable law, we contribute to the Central Provident Fund of Singapore on behalf of Mr. Chandrashekar. The Central Provident Fund is a nondiscriminatory, tax qualified savings plan operated and managed by the government of Singapore, to which the employers of Singapore-based employees are required to contribute. All employees of our Singapore branch participate in the Central Provident Fund.

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Compensation Discussion and Analysis

Other Benefits

The NEOs participate in the health and dental coverage, company-paid term life insurance, disability insurance, paid time off, and paid holiday programs applicable to other employees in their locality. These rewards are designed to be competitive with overall market practices, while keeping them at a reasonable level.

ManpowerGroup reimburses NEOs for financial planning assistance. This benefit is provided to ensure that executives prepare adequately for retirement, file their taxes and conduct all stock transactions appropriately. In addition, ManpowerGroup provides memberships in clubs for business entertaining to a limited number of executives. Each executive who is provided such a membership pays the expenses for any personal use of these clubs; however, none of the NEOs used these clubs for personal use in 2016. ManpowerGroup also maintains a broad-based auto program that covers approximately 400 management employees in the U.S., including the U.S. based NEOs, except Mr. Prising who no longer participates in the program. Pursuant to this program, ManpowerGroup pays 75% of the cost of a leased car for NEOs based in the U.S. who participate in the program. Consistent with local practice in Singapore, where Mr. Chandrashekar is based, ManpowerGroup provided him with a car in 2016.

Except in connection with expatriate assignments, as discussed below, ManpowerGroup does not pay tax gross ups to its NEOs on any of the above benefits.

In 2016, in addition to the above, Mr. McGinnis also received assistance with relocation expenses, including travel, shipping household goods, temporary housing and assistance with the sale of his prior home.

Severance Agreements

ManpowerGroup has entered into severance agreements (which include change of control benefits) with each of the NEOs. These severance agreements are more fully described on pages 67 - 68. The Committee believes that severance and change of control policies are necessary to attract and retain senior talent in a competitive market. The Committee also believes that these agreements benefit ManpowerGroup because they clarify the NEOs’ terms of employment and protect ManpowerGroup’s business during an acquisition. Furthermore, the Committee believes that change of control benefits, if structured appropriately, allow the NEOs to focus on their duties and responsibilities during an acquisition.

To align our executive compensation program with best governance practices within the Committee’s philosophy, the Committee has eliminated any tax gross up payments and has adopted double triggers in our severance agreements in order for our NEOs to receive benefits following a change in control.

Additional Executive Compensation Policies

We Have Stock Ownership Guidelines for Executive Officers

The Committee believes that NEOs should hold a meaningful stake in ManpowerGroup to align their economic interests with those of other shareholders. To that end, the Committee adopted stock ownership guidelines that currently require each executive to own a target number of shares based on a salary multiple, dependent on the NEO’s position. Under the guidelines, the Committee takes into account actual shares owned by the executive, unvested restricted stock units, and unvested performance share units calculated at the threshold level. The Committee does not consider any stock options or performance share units above the threshold level held by the NEOs. Additionally, to enforce our stock ownership policies, we limit the ability of an executive officer to sell equity until he or she is in compliance with the guidelines. An executive who has not yet met, or who falls below, the stock ownership guidelines, is required to hold 50% of the shares received from the exercise of stock options or the

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Compensation Discussion and Analysis

vesting of restricted stock units or performance share units until the ownership guidelines have been satisfied. The following table shows the status as of December 31, 2016 of each of the NEOs guidelines:

NEO	Target as a multiple of salary	Target value($)	Target number of shares(#)	Number of shares held as of December 31, 2016(#)	Status as of December 31, 2016(1)
Jonas Prising	6	6,600,000	94,011	231,923	Guideline Met
John T. McGinnis(2)	4	2,400,000	32,994	27,060	Progressing Against Goal
Darryl Green	4	3,200,000	45,584	69,476	Guideline Met
Ram Chandrashekar	3	1,710,000	24,359	41,790	Guideline Met
Mara E. Swan	3	1,680,000	23,931	55,150	Guideline Met
Michael J. Van Handel	4	2,640,000	37,604	93,985	Guideline Met

(1)	The target values were set as of May 1, 2014 for all NEOs except Mr. McGinnis. Under the policy, NEOs have five years from January 1, 2014 to attain the targeted ownership levels or five years from date of hire for NEOs that become NEOs after January 1, 2014.

(2)	The target values for Mr. McGinnis is based on his base salary and stock price on his date of hire.

We Have Adopted a Clawback Policy

The Committee maintains a compensation recoupment (“clawback”) policy that is applicable to the members of the Company’s senior management. Under the policy, if the Committee determines an employee engaged in intentional misconduct that causes a financial restatement, the Committee may require the employee to forfeit any outstanding awards, including cash incentives or equity awards that were received as a result of the misconduct.

We Prohibit Hedging Transactions

ManpowerGroup has adopted a policy prohibiting designated individuals, including the NEOs, from engaging in short-selling of ManpowerGroup securities and buying and selling puts and calls on ManpowerGroup securities without advance approval. We also do not permit these designated individuals to pledge ManpowerGroup securities. To date, no designated individual has requested approval to engage in such transactions.

We Provide Limited Expatriate Benefits

Part of ManpowerGroup’s executive development strategy includes providing its executives the opportunity to acquire management experience outside of their home country. To facilitate this strategy and to induce the executives to make such a change, ManpowerGroup provides expatriate benefits to its executives who are assigned outside of their home country, which eliminate any tax disadvantages caused by relocation and compensate them for the disruption it causes to them and to their families.

In connection with Mr. Chandrashekar’s role as Executive Vice President, Operational Excellence and IT, and President, Asia Pacific Middle East, Mr. Chandrashekar receives tax equalization payments related to any compensation earned for the time required to be spent in the United States as part of his role. He also receives certain other benefits, including a car and return visit expenses.

Realizable Pay in 2016

We also calculate realizable pay for Mr. Prising. This is a measure of the value of compensation granted or awarded during the reporting year. It shows the impact of Company performance and stock price on potential pay values for Mr. Prising, and provides an alternative means to the Summary Compensation Table on page 54 to evaluate the alignment between pay and performance. In particular, our calculation of realizable pay does not value equity awards using the accounting grant date fair value metric, as required in the Summary Compensation Table under Topic 718. Instead, for realizable pay we measure equity awards at their period-end value, in this case using the year-end stock price on December 31, 2016, of $88.87. For realizable pay our method of calculating equity award values is as follows:

•	Stock Options. We use the “intrinsic value” of the stock options granted to Mr. Prising in February 2016, meaning the spread between the grant price and the price of the underlying stock at year end.

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Compensation Discussion and Analysis

•	Restricted Stock Units. We use the year-end value of the restricted stock units awarded to Mr. Prising in February 2016 and value these shares using the year-end stock price on December 31, 2016.

•	Performance Share Units. We calculate performance share units using the target performance shares granted in 2016 and value these shares using the year-end stock price on December 31, 2016.

Our realizable pay calculation reflects the significant equity component of Mr. Prising’s total compensation, and illustrates how the value of Mr. Prising’s 2016 compensation is sensitive to movements in our stock price. The Company enjoyed strong operating performance in 2016 and stock price appreciation with a year-end price of $88.87 as of December 31, 2016 compared to $84.29 as of January 1, 2016. In addition, the December 31, 2016 stock price was greater than the fair market value used to value the equity grants of $75.07 as of February 16, 2016 (the closing stock price on the date of grant). However, Mr. Prising’s realizable pay calculated for 2016 is slightly less than his total compensation shown in the Summary Compensation Table using SEC reporting methodology because despite strong operating performance and stock appreciation, the instrinsic value of his stock options at the end of the year was less than the fair value of the options at the date of grant as reported in the Summary Compensation Table. In 2015, Mr. Prising’s realizable pay was also less than his reported compensation, despite strong operating performance, due to the intrinsic value of his stock options. See page 54 for further details.

The table below shows realizable pay for Mr. Prising in 2016 as compared to his compensation as reported in the Summary Compensation Table on page 54.

Supplemental Table of CEO Realizable Compensation

	2016 Compensation As Reported in the Summary Compensation Table	2016 Total Realizable Compensation
Base Salary	$1,200,000	$1,200,000
Annual Incentive	2,238,000	2,238,000

Total Cash	3,438,000	3,438,000

Stock Options	1,500,010	349,088
Restricted Stock Units	1,500,049	1,775,800
Performance share units	4,500,071	5,327,312

Total	10,938,130	10,890,200

Other Material Tax Implications of the Executive Compensation Program

Tax implications for ManpowerGroup

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation for any fiscal year over $1,000,000 paid to the corporation’s CEO and three most highly compensated NEOs (other than the CEO and CFO) in service as of the end of any fiscal year. However, Section 162(m) also provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Where necessary for covered executives, the Committee generally seeks to structure compensation amounts and plans that meet the requirements for deductibility under this provision. Specifically, the Committee has taken steps to qualify the stock option awards, performance share unit awards and certain awards under the Corporate Senior Management Annual Incentive Pool Plan as performance-based compensation for this purpose. However, the Committee may implement compensation arrangements that do not satisfy these requirements for deductibility if it determines that such arrangements are appropriate under the circumstances. In addition, because of uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, the Committee cannot assure that compensation intended by the Committee to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible.

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Compensation Discussion and Analysis

Tax implications for NEOs

The Committee generally seeks to structure compensation amounts and arrangements so that they do not result in penalties for the NEOs under the Internal Revenue Code. For example, Section 409A imposes substantial penalties and results in the loss of any tax deferral for nonqualified deferred compensation that does not meet the requirements of that section. The Committee has structured the elements of ManpowerGroup’s compensation program so that they are either not characterized as nonqualified deferred compensation under Section 409A or meet the distribution, timing and other requirements of Section 409A. Without these steps, certain elements of compensation could result in substantial tax liability for the NEOs. Section 280G and related provisions impose substantial excise taxes on so-called “excess parachute payments” payable to certain executives upon a change of control and results in the loss of the compensation deduction for such payments by the executive’s employer. The severance agreements with the NEOs limit the amount of the severance payment in the event that the severance payment will be subject to excise taxes imposed under Section 280G, but only where the after-tax amount received by the NEO would be greater than the after-tax amount without regard to such limitation.

51 | ManpowerGroup

Report of the Executive Compensation and Human Resources Committee of the Board of Directors

Report of the Executive Compensation and Human Resources Committee of the Board of Directors

The executive compensation and human resources committee of the board of directors of ManpowerGroup has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the executive compensation and human resources committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Executive Compensation and Human Resources Committee

Edward J. Zore, Chair

William Downe

Cari M. Dominguez

Elizabeth P. Sartain

John R. Walter

Executive Compensation and Human Resources Committee Interlocks and Insider Participation

No member of the executive compensation and human resources committee has ever been an officer or employee of ManpowerGroup or any of our subsidiaries or had any relationships requiring disclosure under Item 404 of Regulation S-K. None of our executive officers has served on the compensation committee or board of directors of any company of which any of our other directors is an executive officer.

2017 Proxy Statement | 52

Compensation Policies and Practices as They Relate to Risk Management

Compensation Policies and Practices as They Relate to Risk Management

Members of the Company’s senior management team have considered and discussed the Company’s compensation policies and practices and specifically whether these policies and practices create risks that are reasonably likely to have a material adverse effect on ManpowerGroup. Management has also discussed this issue with the executive compensation and human resources committee and has determined there are no risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on ManpowerGroup.

As ManpowerGroup is located in various countries around the world, we have several incentive plans. Our plans use various financial performance growth metrics, generally relating to profitability. As a result, there is no common incentive driving behavior. We also have controls in place that mitigate any impact these plans might have on us as follows:

•	In general, each of our incentive plans has a threshold, target and outstanding payout level, which is not material to the Company, that is earned based on the results of the financial metrics.

•	The annual incentive and PSU awards are capped at a maximum level such that employees cannot receive a bonus that is significant enough to create a significant risk to the Company.

•	We have multiple financial metrics under the annual incentive which focus on company-wide and segment-wide goals and objectives, and the results of those metrics are reviewed and approved at multiple levels in the Company.

•	Each of the NEOs is subject to stock ownership guidelines.

•	We have adopted a clawback policy.

•	We do not permit executives to engage in short-selling of ManpowerGroup securities or trading in puts and calls on ManpowerGroup securities.

•	We do not permit our NEOs to pledge shares of our common stock.

•	There is an approval process of the various incentive plans in each country, which are approved by the general manager and financial manager in the respective country to ensure the growth metrics are based on company performance.

Based on the above factors, we do not believe our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on ManpowerGroup.

53 | ManpowerGroup

Compensation Tables

Compensation Tables

Summary Compensation Table

The table below sets forth the compensation information for our NEOs during the fiscal years ended December 31, 2016, December 31, 2015, and December 31, 2014. All amounts are calculated in accordance with SEC disclosure rules, including amounts with respect to our equity compensation plan awards, as further described below.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Jonas Prising	2016	1,200,000	—	6,000,120	1,500,010	2,238,000	—	52,010	10,990,140
CEO	2015	1,100,000	—	4,512,135	1,128,009	2,300,000	—	74,742	9,114,886
	2014	950,000	—	4,480,145	1,120,034	2,015,000	—	55,484	8,620,663
John T. McGinnis(5)	2016	519,231	—	2,600,125	400,016	712,680	—	309,047	4,541,099
CFO
Darryl Green	2016	800,000	—	2,800,036	700,018	990,240	—	55,499	5,345,793
President & COO	2015	800,000	—	2,800,091	700,008	1,105,000	—	47,429	5,452,528
	2014	750,000	—	2,800,146	700,032	1,104,953	—	124,179	5,479,310
Ram Chandrashekar(6)	2016	568,035	—	1,620,086	280,007	370,188	—	294,960	3,133,276
EVP, Operational Excellence & IT and President, Asia Pacific Middle East	2015 2014	568,035 568,035	— —	1,120,068 1,620,046	280,020 280,023	460,108 621,089	— —	101,760 97,532	2,529,991 3,186,725
Mara E. Swan	2016	560,000	—	960,145	240,017	522,648	—	83,271	2,366,081
EVP, Global Strategy	2015	560,000	—	960,123	240,014	580,000	—	71,432	2,411,569
& Talent	2014	560,000	—	1,460,097	240,024	653,632	—	65,284	2,979,037
Michael J. Van Handel	2016	660,000	—	2,600,049	—	816,948	8,558	80,081	4,165,636
Senior EVP and Former	2015	660,000	—	2,080,037	520,013	920,000	(1,709)	74,820	4,253,161
CFO	2014	660,000	—	2,080,100	520,021	1,029,600	20,135	62,010	4,371,866

(1)	The value of stock awards in this table for all years includes the grant date fair value (calculated at the target level) for performance share units and restricted stock units (including career shares) as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Stock Compensation.” See page 56 for the breakout in the grant date fair value of performance share units and restricted stock units.

The grant date fair value of the 2016 performance share unit awards at the outstanding level for each executive officer was:

Name	2016
Jonas Prising	$9,000,142
John T. McGinnis	2,400,138
Darryl Green	4,200,016
Ram Chandrashekar	1,680,067
Mara E. Swan	1,440,143
Michael J. Van Handel	—

(2)	The value of options in this table represents the grant date fair value of the stock options as computed in accordance with FASB ASC Topic 718.

(3)	Although the amount of benefits for each executive officer under the U.S. pension plans was frozen in 2000, the change in actuarial value is due to the change in actuarial assumptions from year to year, as calculated under the rules governing financial reporting for U.S. pension plans.

(4)	These amounts are described in further detail in the All Other Compensation in 2016 Table.

2017 Proxy Statement | 54

Compensation Tables

(5)	Mr. McGinnis’ annual salary is $600,000. The amount in the Salary column represents the pro-rata annual salary for Mr. McGinnis based on his start date of February 15, 2016. His amount in the Non-Equity Incentive Plan Column was calculated based on his full annual salary.

(6)	Mr. Chandrashekar’s annual salary is 719,927 Singapore Dollars (“SGD”). Mr. Chandrashekar’s salary and incentive payment are paid in SGD. His salary has been translated at an exchange rate of 0.789017 (in U.S. Dollars), which was the exchange rate on February 11, 2014, the date Mr. Chandrashekar was promoted to Executive Vice President, Operational Excellence & IT and President, Asia Pacific Middle East. The amount of all other compensation has been translated at an exchange rate of 0.6905 (in U.S. Dollars), the rate in effect on December 31, 2016. Based on the exchange rate of 0.6905 (in U.S. Dollars), as of December 31, 2016, Mr. Chandrashekar’s salary was $497,110 and incentive compensation was $323,966.

All Other Compensation in 2016

Name & Principal Position	Perquisites & Other Personal Benefits ($)(1)		Tax Reimbursements ($)(2)		Payments/ Accruals on Termination Plans ($)	Company Contributions to Defined Contribution Plans ($)(3)	Total Other Compensation ($)
Jonas Prising CEO	14,510		—		—	37,500	52,010
John T. McGinnis CFO	309,047	(4)	—		—	—	309,047
Darryl Green President & COO	55,499	(5)	—		—	—	55,499
Ram Chandrashekar EVP, Operational Excellence & IT and President, Asia Pacific Middle East	88,406	(6)	194,581	(7)	—	11,973	294,960
Mara E. Swan EVP, Global Strategy and Talent	45,771	(8)	—		—	37,500	83,271
Michael J. Van Handel Senior EVP and Former CFO	42,581		—		—	37,500	80,081

(1)	Except as otherwise indicated, these amounts include the value attributable to each executive’s participation in ManpowerGroup’s company car program, auto insurance, life insurance premiums paid and/or the value of financial services paid for by ManpowerGroup. Any of these items with a value greater than $25,000 are separately disclosed below.

(2)	Due to the complex nature of calculating these tax reimbursements, in certain cases the amounts are paid to the executive officers one or more years after the income to which they relate was earned by the executive officer.

(3)	These contributions were made by ManpowerGroup on behalf of the executive officers under the terms of the Nonqualified Savings Plan, other than Mr. Chandrashekar. For Mr. Chandrashekar, the amount represents our contributions to the Central Provident Fund of Singapore (CPF). Further information regarding the Nonqualified Savings Plan can be found in the Nonqualified Deferred Compensation Table and accompanying narrative.

(4)	In addition to the amounts described above in footnote (1), $289,277 of this amount reflects relocation costs paid for Mr. McGinnis to relocate from New York to Wisconsin. Of this amount, $227,130 represents costs related to the sale of his prior house, $32,496 was for the shipment of his household goods and the remaining amount includes travel, temporary housing costs and a tax gross up on any costs associated with the relocation that are considered taxable income to Mr. McGinnis.

(5)	$31,361 of this amount reflects the lease and maintenance payments associated with Mr. Green’s automobile.

(6)	In addition to the amounts described above in footnote (1), this amount reflects $28,175 for tax preparation services, $40,008 for the lease and maintenance payments associated with Mr. Chandrashekar’s car and $14,028 for round-trip airfare from Singapore to India and the U.S. for members of Mr. Chandrashekar’s family. These items have been translated at an exchange rate for SGD of 0.6905 (in U.S. Dollars) which was the exchange rate in effect on December 31, 2016. These benefits are paid to Mr. Chandrashekar in connection with his assignment to Singapore.

(7)	This amount reflects tax payments paid on Mr. Chandrashekar’s behalf for compensation he received in 2015 and 2016 in connection with the time spent in the United States as part of his roles and responsibilities. The number shown in the table above has been reduced by actual and estimated repayments owed to the company from Mr. Chandrashekar after final calculations of his taxes were completed. The amount paid without taking into account the repayments was $282,328. For 2016, the amount of these taxes are subject to future adjustment after calculation of the final taxes due by Mr. Chandrashekar.

(8)	$27,583 of this amount reflects the lease and maintenance payments associated with Ms. Swan’s automobile.

55 | ManpowerGroup

Compensation Tables

Grants of Plan-Based Awards in 2016

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name & Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jonas Prising CEO	2/16/2016	450,000	1,800,000	3,600,000	—	—	—	—	—	—	—
	2/16/2016	—	—	—	29,973	59,945	119,890	—	—	—	4,500,071
	2/16/2016	—	—	—	—	—	—	19,982	—	—	1,500,049
	2/16/2016	—	—	—	—	—	—	—	76,220	75.07	1,500,010
John T. McGinnis CFO	2/16/2016	150,000	600,000	1,200,000	—	—	—	—	—	—	—
	2/16/2016	—	—	—	7,993	15,986	31,972	—	—	—	1,200,069
	2/16/2016	—	—	—	—	—	—	5,329	—	—	400,048
	2/16/2016	—	—	—	—	—	—	13,321	—	—	1,000,007
	2/16/2016	—	—	—	—	—	—	—	20,326	75.07	400,016
Darryl Green President & COO	2/16/2016	200,000	800,000	1,600,000	—	—	—	—	—	—	—
	2/16/2016	—	—	—	13,987	27,974	55,948	—	—	—	2,100,008
	2/16/2016	—	—	—	—	—	—	9,325	—	—	700,028
	2/16/2016	—	—	—	—	—	—	—	35,570	75.07	700,018
Ram Chandrashekar EVP, Operational Excellence & IT and President Asia Pacific Middle East	2/16/2016	142,008	426,025	852,052	—	—	—	—	—	—	—
	2/16/2016	—	—	—	5,595	11,190	22,380	—	—	—	840,033
	2/16/2016	—	—	—	—	—	—	3,730	—	—	280,011
	2/16/2016	—	—	—	—	—	—	6,661	—	—	500,041
	2/16/2016	—	—	—	—	—	—	—	14,228	75.07	280,007
Mara E. Swan EVP, Global Strategy and Talent	2/16/2016	140,000	420,000	840,000	—	—	—	—	—	—	—
	2/16/2016	—	—	—	4,796	9,592	19,184	—	—	—	720,071
	2/16/2016	—	—	—	—	—	—	3,198	—	—	240,074
	2/16/2016	—	—	—	—	—	—	—	12,196	75.07	240,017
Michael J. Van Handel Senior EVP and Former CFO	2/16/2016	165,000	660,000	1,320,000	—	—	—	—	—	—	—
	2/16/2016	—	—	—	—	—	—	34,635	—	—	2,600,049

(1)	These amounts represent the threshold, target, and maximum annual cash incentive awards for the NEOs using the scorecard approach the Committee used in exercising negative discretion under the Pool Plan. Although Mr. McGinnis’ base salary was pro-rated to reflect his start date of February 15, 2016, his annual incentive goals were calculated on the basis of a full-year salary. Prior to any exercise of negative discretion, the maximum amount payable to the NEOs under the Pool Plan is the lesser of a shareholder approved maximum of $5.0 million or a percentage of the award pool, which varies by executive officer. See page 40 for the pool allocation for each executive officer.

(2)	These amounts represent the number of performance share units that could be earned related to the performance share units granted in 2016 under the 2011 Equity Incentive Plan.

(3)	Amounts represent the number of restricted stock units granted in 2016 under the 2011 Equity Incentive Plan.

(4)	These amounts represent the number of shares underlying stock options that were granted in 2016 under the 2011 Equity Incentive Plan.

(5)	The grant date fair value of stock and option awards granted in 2016 that are reported in this column have been computed in accordance with FASB ASC Topic 718.

2017 Proxy Statement | 56

Compensation Tables

Compensation Agreements and Arrangements

Mr. Prising, Mr. McGinnis, Mr. Green, Mr. Chandrashekar and Ms. Swan currently receive an annual incentive bonus determined pursuant to an incentive arrangement with ManpowerGroup and all have entered into severance agreements with ManpowerGroup. The annual incentive bonus arrangements are described in further detail in the Compensation Discussion and Analysis included in this proxy statement and the severance agreements for each executive officer are described in further detail in the section entitled “Termination of Employment and Change of Control Arrangements” following the Nonqualified Deferred Compensation Table.

In connection with his assignment in Singapore as Executive Vice President, Operational Excellence and IT, and President, Asia Pacific Middle East, Mr. Chandrashekar also receives certain benefits. These include a car, return visit expenses to India for his family, a visit to the United States for his family and tax equalization payments related to any compensation earned by him for the time required to be spent in the United States as part of his role.

Prior to his retirement in February 2017, Mr. Van Handel had a compensation agreement and severance agreement with ManpowerGroup. Under the compensation agreement, he was entitled to receive a base salary and incentive compensation in accordance with an annual incentive plan approved and administered by the Committee. The severance agreement with Mr. Van Handel was similar to the severance agreement with Mr. McGinnis. The severance agreement expired upon Mr. Van Handel’s retirement and no amounts were due to him under the severance agreement as a result of his retirement. Mr. Van Handel is bound by the terms of the non-competition provisions in the severance agreement for a period of one-year following his retirement.

57 | ManpowerGroup

Compensation Tables

2016 Annual Incentive Awards

The following tables illustrate the achievement of the performance targets in relation to the payment of the 2016 Annual Incentive Awards. The awards are reflected in the Summary Compensation Table on page 54 under the heading “Non-Equity Incentive Plan Compensation.”

For 2016, ManpowerGroup’s EPS in constant currency was $6.42 (compared to $5.45 at threshold, $6.10 at target and $7.00 at outstanding) and ROIC in constant currency was 14.6% (compared to 12.5% at threshold, 14.0% at target and 16.0% at outstanding).

For 2016, the Committee exercised negative discretion, and utilized a lower EPS figure of $6.14, rather than $6.42, in calculating annual incentive compensation. This adjustment excluded from the EPS calculation the benefit of significant share repurchases the company completed in 2016, except to the extent necessary to offset dilution resulting from shares issued under equity plans.

Jonas Prising — 2016 Annual Incentive Calculation

	Performance Level	Percentage of 2016 Salary	Amount Earned
EPS Goal	Above Target	62.7%	$752,000
ROIC Goal	Above Target	78.0%	$936,000
Operating Objectives	Above Target	45.8%	$550,000
Total Incentive		186.5%	$2,238,000

John T. McGinnis — 2016 Annual Incentive Calculation

	Performance Level	Percentage of 2016 Salary	Amount Earned
EPS Goal	Above Target	41.8%	$250,680
ROIC Goal	Above Target	52.0%	$312,000
Operating Objectives	Above Target	25.0%	$150,000
Total Incentive		118.8%	$712,680

Darryl Green — 2016 Annual Incentive Calculation

	Performance Level	Percentage of 2016 Salary	Amount Earned
EPS Goal	Above Target	41.8%	$334,240
ROIC Goal	Above Target	52.0%	$416,000
Operating Objectives	Above Target	30.0%	$240,000
Total Incentive		123.8%	$990,240

Ram Chandrashekar — 2016 Annual Incentive Calculation(1)

	Performance Level	Percentage of 2016 Salary	Amount Earned
AOUP of APME Goal	Below Threshold	0.0%	$0
EPS Goal	Above Target	15.7%	$89,011
ROIC Goal	Above Target	19.5%	$110,767
Operating Objectives	At Outstanding	30.0%	$170,410
Total Incentive		65.2%	$370,188

(1)	Mr. Chandrashekar’s incentive is paid in SGD and has been translated above at an exchange rate of 0.789017 (in U.S. Dollars), which was the exchange rate on February 11, 2014, the date Mr. Chandrashekar was promoted to Executive Vice President, Operational Excellence & IT and President, Asia Pacific Middle East.

2017 Proxy Statement | 58

Compensation Tables

Mara E. Swan — 2016 Annual Incentive Calculation

	Performance Level	Percentage of 2016 Salary	Amount Earned
EPS Goal	Above Target	31.3%	$175,448
ROIC Goal	Above Target	39.0%	$218,400
Operating Objectives	Above Target	23.0%	$128,800
Total Incentive		93.3%	$522,648

Michael J. Van Handel — 2016 Annual Incentive Calculation

	Performance Level	Percentage of 2016 Salary	Amount Earned
EPS Goal	Above Target	41.8%	$275,748
ROIC Goal	Above Target	52.0%	$343,200
Operating Objectives	Above Target	30.0%	$198,000
Total Incentive		123.8%	$816,948

59 | ManpowerGroup

Compensation Tables

Grants Under the 2011 Equity Incentive Plan

Stock options. ManpowerGroup made grants of stock options to all of the executive officers under the 2011 Equity Incentive Plan in February 2016, except Mr. Van Handel who did not receive stock options in 2016. The stock options granted in 2016 vest 25% per year over a four-year period and if they are not exercised, they expire in ten years (or earlier following a termination of employment). Additional vesting terms applicable to these options are described in further detail in the section entitled “Termination of Employment and Change of Control Arrangements” following the Nonqualified Deferred Compensation Table.

Performance share units. ManpowerGroup made grants of performance share units to all of the executive officers under the 2011 Equity Incentive Plan in February of 2016, except Mr. Van Handel who did not receive performance share units in 2016. Each executive officer received a performance share unit grant that will vest if the relevant performance goal of average Operating Profit Margin Percentage is met for the three-year performance period. See page 46 for a description of the goals established by the Committee for the 2016 performance share unit grant.

No dividends are paid on the performance share units unless and until actual shares are issued to the executive officer upon the vesting of the performance share units and in such case, dividends would be paid only for record dates occurring after the issuance date. Additional vesting terms applicable to these grants are described in further detail in the section entitled “Termination of Employment and Change of Control Arrangements” following the Nonqualified Deferred Compensation Table.

Restricted stock units. The restricted stock units granted to the executive officers in February 2016 have a three-year cliff vest and are earned as long as the executive officer continues to be employed by the Company. Dividend equivalents are paid on the restricted stock units under these awards. Additional vesting terms applicable to these grants are described in further detail in the section entitled “Termination of Employment and Change of Control Arrangements” following the Nonqualified Deferred Compensation Table.

Career shares. The career restricted stock units granted to the executive officers in February 2016 have a five-year cliff vest and are earned as long as the executive officer continues to be employed by the Company. Dividend equivalents are paid on the restricted stock units under these awards. Additional vesting terms applicable to these grants are described in further detail in the section entitled “Termination of Employment and Change of Control Arrangements” following the Nonqualified Deferred Compensation Table.

2017 Proxy Statement | 60

Compensation Tables

Outstanding Equity Awards at December 31, 2016

	Option Awards						Stock Awards

Name & Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)		Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(2)
Jonas Prising CEO	30,000	—		—	$56.64	2/20/2018	—		—	—		—
	22,000	—		—	$53.01	2/18/2020	—		—	—		—
	9,934	—		—	$67.12	2/16/2021	—		—	—		—
	16,812	—		—	$44.81	2/15/2022	—		—	—		—
	18,662	6,221	(4)	—	$52.55	2/13/2023	—		—	—		—
	7,840	7,841	(5)	—	$76.13	2/11/2024	—		—	—		—
	13,255	13,255	(6)	—	$82.24	5/1/2024	—		—	—		—
	13,019	39,059	(7)	—	$76.97	2/10/2025	—		—	—		—
	—	76,220	(8)	—	$75.07	2/16/2026	—		—	—		—
	—	—		—	—	—	30,528	(11)	$2,713,023	—		—
	—	—		—	—	—	5,544	(9)	$492,695	—		—
	—	—		—	—	—	9,237	(10)	$820,892	—		—
	—	—		—	—	—	15,265	(13)	$1,356,601	—		—
	—	—		—	—	—	20,429	(14)	$1,815,525	—		—
	—	—		—	—	—	29,634	(16)	$2,633,574	—		—
	—	—		—	—	—	49,378	(16)	$4,388,223	—		—
	—	—		—	—	—	—		—	87,932	(17)	$7,814,517
	—	—		—	—	—	—		—	119,890	(18)	$10,654,624
John T. McGinnis CFO	—	20,326	(8)	—	$75.07	2/16/2026	—		—	—		—
	—	—		—	—	—	5,448	(14)	$484,164	—		—
	—	—		—	—	—	13,619	(15)	$1,210,321	—		—
	—	—		—	—	—	—		—	31,972	(18)	$2,841,352
Darryl Green President & COO	20,000	—		—	$93.24	5/28/2017	—		—	—		—
	18,875	—		—	$67.12	2/16/2021	—		—	—		—
	4,203	—		—	$44.81	2/15/2022	—		—	—		—
	18,662	6,221	(4)	—	$52.55	2/13/2023	—		—	—		—
	7,840	7,841	(5)	—	$76.13	2/11/2024	—		—	—		—
	5,523	5,523	(6)	—	$82.24	5/1/2024	—		—	—		—
	8,079	24,239	(7)	—	$76.97	2/10/2025	—		—	—		—
	—	35,570	(8)	—	$75.07	2/16/2026	—		—	—		—
	—	—		—	—	—	5,544	(9)	$492,695	—		—
	—	—		—	—	—	3,848	(10)	$341,972	—		—
	—	—		—	—	—	9,473	(13)	$841,866	—		—
	—	—		—	—	—	9,534	(14)	$847,287	—		—
	—	—		—	—	—	29,634	(16)	$2,633,574	—		—
	—	—		—	—	—	20,575	(16)	$1,828,500	—		—
	—	—		—	—	—	—		—	54,568	(17)	$4,849,458
	—	—		—	—	—	—		—	55,948	(18)	$4,972,099

61 | ManpowerGroup

Compensation Tables

	Option Awards						Stock Awards

Name & Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)		Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(2)
Ram Chandrashekar EVP, Operational Excellence & IT and President, Asia Pacific Middle East	—	1,659	(4)	—	$52.55	2/13/2023	—		—	—		—
	5,488	5,489	(5)	—	$76.13	2/11/2024	—		—	—		—
	3,232	9,696	(7)	—	$76.97	2/10/2025	—		—	—		—
	—	14,228	(8)	—	$75.07	2/16/2026	—		—	—		—
	—	—		—	—	—	3,880	(9)	$344,816	—		—
	—	—		—	—	—	6,929	(12)	$615,780	—		—
	—	—		—	—	—	3,789	(13)	$336,728	—		—
	—	—		—	—	—	3,813	(14)	$338,861	—		—
	—	—		—	—	—	6,810	(15)	$605,205	—		—
	—	—		—	—	—	20,744	(16)	$1,843,519	—		—
	—	—		—	—	—	—		—	21,828	(17)	$1,939,854
	—	—		—	—	—	—		—	22,380	(18)	$1,988,911
Mara E. Swan EVP, Global Strategy and Talent	7,451	—		—	$67.12	2/16/2021	—		—	—		—
	13,755	—		—	$44.81	2/15/2022	—		—	—		—
	13,686	4,562	(4)	—	$52.55	2/13/2023	—		—	—		—
	4,704	4,705	(5)	—	$76.13	2/11/2024	—		—	—		—
	2,770	8,311	(7)	—	$76.97	2/10/2025	—		—	—		—
	—	12,196	(8)	—	$75.07	2/16/2026	—		—	—		—
	—	—		—	—	—	3,326	(9)	$295,582	—		—
	—	—		—	—	—	6,929	(12)	$615,780	—		—
	—	—		—	—	—	3,248	(13)	$288,650	—		—
	—	—		—	—	—	3,269	(14)	$290,516	—		—
	—	—		—	—	—	17,781	(16)	$1,580,197	—		—
	—	—		—	—	—	—		—	18,710	(17)	$1,662,758
	—	—		—	—	—	—		—	19,184	(18)	$1,704,882
Michael J. Van Handel Senior EVP and Former CFO	21,000	—		—	$53.01	02/18/2020	—		—	—		—
	24,835	—		—	$67.12	02/16/2021	—		—	—		—
	—	10,368	(4)	—	$52.55	02/13/2023	—		—	—		—
	10,192	10,193	(19)	—	$76.13	02/11/2024	—		—	—		—
	6,002	18,006	(19)	—	$76.97	02/10/2015	—		—	—		—
	—	—		—	—	—	7,207	(9)	$640,486	—		—
	—	—		—	—	—	7,036	(20)	$625,289	—		—
	—	—		—	—	—	35,411	(20)	$3,146,976	—		—
	—	—		—	—	—	38,525	(20)	$3,423,717	—		—
	—	—		—	—	—	—		—	40,536	(17)	$3,602,434

(1)	Represents outstanding grants of restricted stock, restricted stock units, career shares or earned but unvested performance share units.

(2)	Value based on the closing price of $88.87 on December 31, 2016.

(3)	Represents outstanding grants of performance share units, measured at target levels, except as otherwise provided herein.

(4)	The remaining unvested options vested on February 13, 2017.

(5)	50% of the remaining unvested options vested on February 11, 2017 and the remaining unvested options are scheduled to vest on February 11, 2018.

(6)	50% of the unvested options are scheduled to vest on each of May 1, 2017 and 2018.

(7)	33% of the remaining unvested options vested on February 10, 2017, and 33% of the remaining unvested options are scheduled to vest on each of February 10, 2018 and 2019.

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(8)	25% of the unvested options vested on February 16, 2017 and 25% of the remaining unvested options are scheduled to vest on each of February 16, 2018, 2019 and 2020.

(9)	These restricted stock units vested on February 11, 2017.

(10)	Restricted stock units scheduled to vest on May 1, 2017.

(11)	Career shares scheduled to vest on February 13, 2018.

(12)	Career shares scheduled to vest on February 11, 2018.

(13)	Restricted stock units scheduled to vest on February 10, 2018.

(14)	Restricted stock units scheduled to vest on February 16, 2019.

(15)	Career shares scheduled to vest on February 16, 2021.

(16)	These performance shares represent the actual shares achieved during the 2014-2016 performance period. These shares were earned on February 9, 2017 after the Committee certified that the performance target was achieved as of December 31, 2016.

(17)	Performance shares, reported at the outstanding level, scheduled to vest in February 2018 if the committee certifies that the performance targets are achieved as of December 31, 2017.

(18)	Performance shares, reported at the outstanding level, scheduled to vest in February 2019 if the committee certifies that the performance targets are achieved as of December 31, 2018.

(19)	These options fully vested upon Mr. Van Handel’s retirement on February 15, 2017.

(20)	These restricted stock units vested upon Mr. Van Handel’s retirement on February 15, 2017. In accordance with section 409A of the Internal Revenue Code, the distribution of these shares are subject to a 6 month delay and will be distributed in August 2017.

Option Exercises and Stock Vested in 2016

	Option Awards		Stock Awards

Name & Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Jonas Prising CEO	—	—	22,163	1,612,137
John T. McGinnis CFO	—	—	—	—
Darryl Green President & COO	—	—	5,972	434,403
Ram Chandrashekar EVP, Operational Excellence & IT and President, Asia Pacific Middle East	5,752	125,976	11,029	709,682
Mara E. Swan EVP, Global Strategy and Talent	20,000	525,192	20,571	1,496,335
Michael J. Van Handel Senior EVP and Former CFO	49,921	938,006	9,953	723,981

(1)	Represents vesting of only RSUs, except for Mr. Chandrashekar who received 1,593 RSUs and 9,436 PSUs.

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Compensation Tables

Pension Benefits in 2016

Name & Principal Position	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Jonas Prising CEO	N/A	—	—	—
John T. McGinnis CFO	N/A	—	—	—
Darryl Green President & COO	N/A	—	—	—
Ram Chandrashekar EVP, Operational Excellence & IT and President, Asia Pacific Middle East	N/A	—	—	—
Mara E. Swan EVP, Global Strategy and Talent	N/A	—	—	—
Michael J. Van Handel Senior EVP and Former CFO	U.S. Pension Plans	11	131,714	—

(1)	For Mr. Van Handel, present value has been calculated as of December 31, 2016 assuming a 3.99% discount rate and retirement occurring at age 65, as well as applying the RP-2006 Mortality Table with the MP-2016 Projection Scale, as required for plan financial reporting purposes.

U.S. pension plans. ManpowerGroup maintains both a qualified, noncontributory defined benefit pension plan for U.S. employees, as well as a nonqualified, noncontributory, defined benefit deferred compensation plan for management and other highly compensated employees in the U.S. who are ineligible to participate in the qualified plan. Together, both plans are referred to collectively as the “U.S. pension plans.” The U.S. pension plans were frozen as of February 29, 2000 and all benefits under the U.S. pension plans became fully vested. Only Mr. Van Handel is entitled to pension benefits under the U.S. pension plans.

Under the U.S. pension plans, a pension is payable upon retirement at age 65 (with five years of service), or earlier upon termination if the participant has reached age 55 and has had 20 years of service with ManpowerGroup. The pension benefit is based on years of credited service as of February 29, 2000 and the lesser of (i) the average annual compensation received during the last five consecutive calendar years as of February 29, 2000, for employees who had not retired as of February 29, 2000 or (ii) $261,664. Compensation covered by the U.S. pension plans is base salary. Currently, only Mr. Van Handel is eligible for early retirement under the U.S. pension plans. The early retirement benefit under the U.S. pension plans is the normal retirement benefit, reduced by 5/12 of 1% for each month that the participant retired prior to his or her normal retirement age.

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Compensation Tables

Nonqualified Deferred Compensation in 2016

Name & Principal Position	Plan	Executive Contributions in 2016 ($)(1)	Registrant Contributions in 2016 ($)	Aggregate Earnings in 2016 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2016 ($)(2)
Jonas Prising CEO	NQSP	50,000	37,500	187,408	—	2,032,198
John T. McGinnis CFO	NQSP	—	—	—	—	—
Darryl Green President & COO	NQSP	—	—	1,555	—	22,035
Ram Chandrashekar EVP, Operational Excellence & IT and President, Asia Pacific Middle East	NQSP	—	—	—	—	—
Mara E. Swan EVP, Global Strategy and Talent	NQSP	50,000	37,500	123,249	—	1,121,146
Michael J. Van Handel Senior EVP and Former CFO	NQSP	50,000	37,500	259,056	—	3,008,913
	PBDC	—	—	22,293	—	707,824

(1)	These amounts reflect contributions made by the executive officers from their 2016 salary, which amounts were also included in the salary column for each executive officer in the Summary Compensation Table. Of the amounts disclosed in this column for the Nonqualified Savings Plan, the following contributions are attributable to a portion of the 2015 annual incentive, which was disclosed in the 2015 Summary Compensation Table: Mr. Prising — $39,846; Ms. Swan — $34,800; and Mr. Van Handel — $43,908.

(2)	Of the amounts disclosed in this column for the Nonqualified Savings Plan, the following amounts were previously reported in the Summary Compensation Table in either 2016 or prior to 2016: Mr. Prising — $1,199,949; Mr. Green — $19,735; Ms. Swan — $321,214; and Mr. Van Handel — $1,419,011. The difference between the amounts disclosed in this footnote and the amounts disclosed in the above column for the Nonqualified Savings Plan reflect earnings (and losses) on the contributions, any salary or bonus deferrals by the executive prior to becoming an NEO, and any company contributions prior to the executive becoming an NEO. Of the amounts disclosed in this column for the Performance-Based Deferred Compensation Plan, $457,638 was previously reported in the Summary Compensation Table in either 2004 or 2005 for Mr. Van Handel. The difference between the amounts disclosed in this footnote and the amounts disclosed in the above column for the Performance-Based Deferred Compensation Plan reflect earnings on the contributions.

Nonqualified Deferred Compensation in 2016

Nonqualified Savings Plan. Pursuant to the Nonqualified Savings Plan (the “NQSP Plan”), certain executives, including the NEOs, may defer a portion of their salary and incentive awards. Salary deferral elections must be made by the executive officers before December 31 of the year prior to the year in which it will be earned. Incentive deferral elections are made by the executive officers in June of each year for the incentive they will earn during such year. The executive officers are permitted to defer up to 50% of their salary and 50% of their annual incentive under the plan. Pursuant to the plan, the executive officers, as well as all other plan participants, may receive a matching amount of 50% of the deferrals they have made during the year, up to a maximum of 6% of their annual compensation. Effective December 31, 2015, the plan was amended to allow ManpowerGroup to make a discretionary Enhanced Matching Contribution (“EMC”) to participants in the plan. The EMC is calculated as an additional matching contribution (over and above the regular 50% match of the deferrals made during the year on the first 6% of employee contributions). During 2016, ManpowerGroup made an EMC equal to a 25% match of the deferrals made for each NEO who participated in the plan in 2015. Also effective January 1, 2016, ManpowerGroup’s contributions to a participant’s account under the plan (both matching contributions and EMC’s) are not fully vested until a participant has at least three years of credited service with ManpowerGroup. Prior to 2016, employees were fully vested after five years of credited service. All of the executive officers who participate in the plan were fully vested in their matching contributions and enhanced matching contributions as of December 31, 2016.

Eligibility for the NQSP Plan is based on the actual compensation paid to an employee by the Company in the prior calendar year. As Mr. McGinnis was not an employee in 2015, he was not eligible to participate in the NQSP Plan in 2016, and was therefore eligible to participate in the Company’s 401(k) plan in 2016. However, Mr. McGinnis chose not to participate in the 401(k) plan in 2016.

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Compensation Tables

The investment alternatives available to the executive officers under the Nonqualified Savings Plan are selected by ManpowerGroup and may be changed from time to time. The executive officers are permitted to change their investment elections at any time on a prospective basis. The table below shows the funds available under the plan and their annual rate of return for the calendar year ended December 31, 2016.

Name of Fund	Annual Return
Mainstay Epoch US All Cap IS	9.19%
Vanguard Total Stock Market Index Investor Share Fund	12.67%
Dodge & Cox International Stock	8.26%
Vanguard Total International Stock AD	4.67%
T. Rowe Price Institutional Global Focused Growth Equity	2.93%
Fidelity Freedom 2005 Fund	5.94%
Fidelity Freedom 2010 Fund	6.57%
Fidelity Freedom 2015 Fund	7.10%
Fidelity Freedom 2020 Fund	7.40%
Fidelity Freedom 2025 Fund	7.59%
Fidelity Freedom 2030 Fund	8.25%
Fidelity Freedom 2035 Fund	8.72%
Fidelity Freedom 2040 Fund	8.72%
Fidelity Freedom 2045 Fund	8.79%
Fidelity Freedom 2050 Fund	8.71%
Fidelity Freedom 2055 Fund	8.77%
Fidelity Freedom 2060 Fund	8.74%
Fidelity Freedom Income Fund	5.18%
Fidelity Short Term Bond	1.45%
Vanguard Total Bond Market Index Fund	2.61%
Prudential Total Return Bond Fund Class Q	4.83%
Fidelity Money Market Trust Retirement Government Fund	0.05%

Benefits paid under the Nonqualified Savings Plan will be paid to the executive officers upon their termination of employment, either in a lump sum, or in three, five or ten annual installments, as elected by the executive officers in accordance with the plan rules.

Performance-Based Deferred Compensation Plan. Mr. Van Handel has participated in the Senior Management Performance-Based Deferred Compensation Plan, earning deferred compensation upon the achievement of earnings per share and economic profit goals in 2004 and 2005. Though the plan was frozen in February 2006, the executives continued to accrue earnings on such amounts in accordance with the plan. Specifically, the plan allows the Committee to determine the rate of return from time to time. Currently, the rate of return is equal to the effective yield on ten-year Treasury notes plus 100 basis points at the beginning of each year. A detailed discussion regarding the vesting conditions that entitle an executive to benefits under this plan can be found in the narrative accompanying the Post-Termination Benefits and Change of Control Tables below. Participants will receive any vested benefits under this plan upon their termination of employment, payable in cash or shares of ManpowerGroup’s common stock (in ManpowerGroup’s sole discretion), in a lump sum or in such number of annual installments as elected by the participant in accordance with the plan rules. Upon a change of control, the participants receive a distribution of such benefits in a lump sum.

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Termination of Employment and Change of Control Arrangements

ManpowerGroup has entered into severance agreements (which include change of control benefits) with each of the NEOs. Each agreement generally has a three-year term, and such term is automatically extended for two years to the extent there is a change of control of ManpowerGroup within the two-year period prior to the expiration of the original term of the agreement. In addition to these severance agreements, the NEOs participate in a number of equity grants and benefit plans that contain vesting provisions that are triggered upon a change of control of ManpowerGroup and/or certain terminations of employment. Generally, benefits under these arrangements are triggered upon the involuntary termination of the executive’s employment not for cause or upon a voluntary termination of employment for good reason. Terminations for other reasons (such as retirement, death, disability or a change of control) also trigger enhanced benefits under certain of these arrangements. Except for the table for the former Senior Executive Vice President, the tables following the descriptions of these arrangements illustrate the amount of enhanced benefits the NEOs would receive under all such arrangements if ManpowerGroup terminated their employment on December 31, 2016 for the reasons specified within the tables. None of the tables illustrate the value of any vested benefits payable to the NEOs upon a termination of employment (i.e., vested equity awards, or vested balances accrued under the Nonqualified Savings Plan or Performance-Based Deferred Compensation Plan), nor does any table illustrate the value of any enhanced benefits upon retirement of an NEO who was not eligible for retirement treatment as of December 31, 2016 with respect to any of their unvested benefits. As of December 31, 2016, only Mr. Van Handel and Ms. Swan were eligible for retirement treatment under certain of their outstanding awards. The tables below assume that in a “change of control,” the acquiring or surviving company would have assumed all unvested equity awards.

Senior Executive Vice President’s Retirement. Mr. Van Handel served in the capacity of Senior Executive Vice President until his retirement on February 15, 2017. The table for the former Senior Executive Vice President which follows the descriptions of the below arrangements illustrates the benefits he became entitled to receive upon retirement. The table does not illustrate the value of any benefits other than under the Performance-Based Deferred Compensation Plan that may have been payable to him upon retirement but were otherwise vested prior to his retirement (i.e., vested equity awards or vested balances accrued under the Nonqualified Savings Plan). Due to Mr. Van Handel’s retirement, the description of the treatment of the arrangements below upon a change of control or termination of employment other than retirement does not apply to him.

Severance agreements. Under the severance agreements, upon the involuntary termination of the NEO’s employment (other than for cause, as described below) or upon the voluntary termination of employment by the NEO for good reason (as described below), the NEO is entitled to receive a severance payment equal to the sum of the executive’s base salary and annual incentive. The severance payment to the CEO is capped at 2-1/2 times his base salary in effect at the time of the termination, while the CFO’s severance payment is capped at 2 times his base salary in effect at the time of the termination. There is no cap applicable to the other NEOs.

In the event an NEO’s termination occurs in the two-year period following a change of control of ManpowerGroup or during a “protected period” (generally, the six-month period prior to a change of control), the severance payment payable to the CEO and CFO is equal to three times the sum of their base salary and annual incentive, while the severance payment to the other NEOs is equal to two times the sum of their salary and annual incentive. The caps described above do not apply in the event of a change of control. All severance payments under the NEOs’ agreements will generally be paid in a lump sum on the 30th day following the date of termination. The determination of the amount of the annual incentive used to calculate the severance payment will vary depending on the circumstances surrounding the termination and is further detailed in the footnotes accompanying the illustrative tables below.

Cause is defined in the severance agreements, and generally includes: performance failures; failure to follow instructions; fraudulent acts; violation of ManpowerGroup policies; acts of moral turpitude which are likely to result in loss of business, reputation or goodwill to ManpowerGroup; chronic absences from work which are non-health related; crimes related to the NEO’s duties; or willful harmful conduct to ManpowerGroup. Good reason is also defined in each severance agreement. A termination for good reason in the severance agreements for the NEOs is triggered by (i) any material breach by the Company or one of its affiliates of a material obligation to pay or provide benefits or compensation to the executive, (ii) a material diminution in base salary, (iii) a material diminution in the

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Compensation Tables

executive’s authority, duties or responsibility, coupled with a material reduction in the executive’s target bonus opportunity, (iv) a material diminution in the executive’s authority, duties or responsibility that is not coupled with a material reduction in the executive’s target bonus opportunity, but that occurs within 2 years after a change of control; or (v) a material reduction in the executive’s target bonus opportunity that is not coupled with a material diminution in the executive’s authority, duties or responsibilities, but that occurs within two years after a change of control. In addition, under the severance agreements with Mr. Prising, Mr. Green, Mr. McGinnis and Ms. Swan, good reason is triggered by a relocation to a new principal office that is in excess of 50 miles from the NEO’s prior principal office.

Under the severance agreements, the NEOs are bound by non-competition agreements in favor of ManpowerGroup for the one-year period following the termination of their employment for any reason, except where the termination occurs within the two-year period following a change of control or during a protected period and is either involuntary (other than for cause) or is for good reason.

Under the severance agreements, upon the NEO’s (i) involuntary termination (other than for cause), (ii) voluntary termination for good reason or (iii) termination due to the death or disability of the NEO, the NEOs are entitled to receive a prorated incentive for the year in which termination occurs. In addition, for all NEOs covered by U.S. health insurance, ManpowerGroup has agreed to pay for continued health insurance for the NEOs and their families for a 12-month period following an involuntary termination of their employment (other than for cause) or a voluntary termination of their employment for good reason. Furthermore, if such a termination occurs within the two-year period following a change of control or during a protected period, then ManpowerGroup has agreed to pay for continued health insurance for the NEOs and their families for an 18-month period. Finally, under the severance agreements, following an involuntary termination of the NEO’s employment (other than for cause) or a voluntary termination of the NEO’s employment for good reason, ManpowerGroup will pay for outplacement services for up to one year following the NEO’s termination. This benefit is not included in the agreement with Mr. Prising.

Effective as of July 28, 2016, the Company entered into a new severance agreement with Mr. Green replacing his prior severance agreement that was scheduled to expire August 1, 2016. This severance agreement replaces his previous severance agreement dated as of August 1, 2013. The new severance agreement contains terms substantially similar to the severance agreement that the Company entered into with Mr. Chandrashekar in October 2015. The new severance agreement expires on the first to occur of (1) the date two years after the occurrence of a change of control of the Company or (2) July 28, 2019 if no such change of control occurs before July 28, 2019.

During 2016, the Company was party to a severance agreement with Mr. Van Handel, which was similar to the severance agreement with Mr. McGinnis. However, on the same date of Mr. Van Handel’s retirement on February 15, 2017, that agreement expired and no amounts were due to him under the severance agreement as a result of his retirement. Mr. Van Handel is bound by the terms of the non-competition provisions in the severance agreement for a period of one-year following his retirement.

Stock options. As of December 31, 2016, each of the NEOs held unvested stock options granted under the 2011 Equity Incentive Plan. Under the terms of the stock option agreements that ManpowerGroup entered into with each of the NEOs, unvested options immediately vest upon the NEO’s death or disability. Furthermore, upon a change of control where the options are converted on a tax free basis or where ManpowerGroup’s shares remain publicly traded, the options only accelerate vesting in the event of the NEO’s involuntary termination of employment (other than for cause) or a voluntary termination of employment for good reason during a protected period or within two years following a change of control. Alternatively, upon a change of control of ManpowerGroup where ManpowerGroup’s shares do not remain publicly traded or where a publicly traded acquirer does not convert the options into options over the acquirer’s shares on a tax free basis, such options immediately vest upon the change of control. For purposes of these stock option agreements, the definitions of cause and good reason are generally the same as those used in the NEO’s severance agreements. Under the terms of the stock option agreements entered into with each of the NEOs, unvested options also immediately vest upon the NEO’s “retirement.” Here, retirement means the termination of the NEO’s employment on or after age 55 and the NEO has completed 10 years of service with ManpowerGroup. Mr. Van Handel’s unvested stock options vested on his retirement on February 15, 2017.

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Restricted stock units and career shares. As of December 31, 2016, the NEOs held unvested restricted stock units or career shares (restricted stock or restricted stock units that vest completely on a single date several years into the future, for example, four or five years) granted under the 2011 Equity Incentive Plan. A NEO will become fully vested in his or her restricted stock units or career shares upon a termination of employment due to death or disability. All restricted stock units held by the NEOs will become fully vested upon a termination of employment due to the NEO’s retirement. For these awards, “retirement” generally means the termination of the NEO’s employment on or after age 55 if the NEO has completed 10 years of service with ManpowerGroup. Mr. Van Handel’s unvested restricted stock units vested on his retirement on February 15, 2017. For career share grants, such shares do not vest upon retirement. Upon a change of control, the restricted stock units or career shares shall vest according to the same terms as described above for stock options.

Also, restricted stock units and career shares are forfeited upon the NEO’s involuntary termination of employment or a voluntary termination for good reason.

Performance share units. As of December 31, 2016, all NEOs held outstanding performance share units granted under the 2011 Equity Incentive Plan. Generally, under these awards, upon a NEO’s termination of employment due to retirement (here, employment termination after age 55 with 10 years of completed service), the NEO is entitled to receive a pro-rata number of shares based on the actual results at the end of the applicable performance period, prorated based on the time elapsed after the agreement date and during the applicable service periods. No proration will apply under the 2016 award of performance units upon a NEO’s termination of employment due to retirement (here, employment termination after age 55 with 10 years of completed service), if the Committee has approved a succession plan, as recommended by the CEO, for the NEO or with respect to his position. For any outstanding award of performance share units held by Mr. Van Handel, upon his retirement (here, employment termination after age 55 with 10 years of completed service), he is entitled to receive the full number of shares payable under the award at the end of the performance period, based on actual results at the end of the performance period. Performance share units are forfeited upon an involuntary termination of employment or a voluntary employment termination for good reason prior to the end of the performance period.

Generally, upon the death or disability of a NEO during the performance period, the NEO is entitled to receive the target amount of shares. In the event of a change of control of ManpowerGroup, if the NEO’s employment were terminated prior to the end of the vesting period for such awards (either by ManpowerGroup other than for cause or by the NEO for good reason), the NEO generally would be entitled to accelerated vesting of any unpaid performance share units, where the total number of shares payable under the award will be based on an amount determined by the committee.

Performance-Based Deferred Compensation Plan. The benefits payable to Mr. Van Handel under the Senior Management Performance-Based Deferred Compensation Plan that was frozen in February 2006 vest upon retirement where an employee has reached age 50 and has completed 15 years of service with ManpowerGroup. Mr. Van Handel was eligible to receive this benefit at the time of his retirement on February 15, 2017.

Nonqualified Savings Plan. The amount of any unvested benefits under the Nonqualified Savings Plan will become vested upon a participant’s death, disability or retirement. For purposes of this plan, “retirement” means a NEO terminates employment after he or she has (i) reached age 60, (ii) has reached age 55 and completed 20 years of service with ManpowerGroup or (iii) has reached age 55, and ManpowerGroup determines that the retirement is bona fide and that the NEO will not perform services for any competitor of ManpowerGroup. All of the NEOs that participate in this plan are already fully vested in their benefits under this plan and therefore, would not receive any enhanced benefit upon their death, disability or retirement.

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Compensation Tables

Post-Termination and Change of Control Benefits

Jonas Prising, CEO (1)

	Death($)	Disability($)	Involuntary Termination or Good Reason – no COC($)	Double Trigger (COC+ Termination) ($)(2)	For Cause($)	Voluntary($)
Severance Payment(3)	—	—	3,000,000	9,000,000	—	—
Prorated Incentive(4)	1,800,000	1,800,000	2,048,000	1,800,000	—	—
Options(5)	1,930,360	1,930,360	—	1,930,360	—	—
Performance Share Units(6)	12,969,599	12,969,599	—	16,256,367	—	—
Restricted Stock Units/ Career Shares(7)	7,198,737	7,198,737	—	7,198,737	—	—
Health Benefits	—	—	24,020	36,322	—	—

Total	23,898,696	23,898,696	5,072,020	36,221,786	—	—

(1)	The term of Mr. Prising’s severance agreement expires on May 1, 2017.

(2)	The “double trigger” column calculates the amounts earned upon an involuntary termination (other than for cause) or a voluntary termination for good reason that occurs during a protected period (generally, six months prior to a change of control) or within the two-year period following a change of control.

(3)	The amount of the severance payment under Mr. Prising’s severance agreement is equal to his annual base salary at the highest rate in effect during the terms of the agreement (here, $1,200,000) and his target bonus for the year of the termination (here, $1,800,000). In a double-trigger scenario, the amount of his severance payment is multiplied by three.

(4)	In the case of his involuntary termination (other than for cause) or voluntary termination for good reason, the amount of the prorated incentive payable to Mr. Prising under his severance agreement is based on the actual incentive earned for 2016 for the financial objectives and the target amount for the operating objectives. In the event of death, disability, or certain terminations following a change of control, the prorated incentive is based on the target incentive for the year of termination. No proration has been applied here as this table illustrates the effect of such a termination on December 31, 2016, immediately before the incentive was earned, so as not to understate the potential value of the benefit upon the applicable termination of employment. Note that an incentive amount has also been reported as 2016 compensation for Mr. Prising in the Summary Compensation Table, as well as in the Grants of Plan-Based Awards Table.

(5)	The value of stock options is illustrated here by measuring the difference between the closing stock price on December 31, 2016 ($88.87) and the exercise price of each unvested stock option held by Mr. Prising on such date.

(6)	The value of performance share units is illustrated here by measuring the value of the number of shares payable under outstanding awards (2014, 2015 and 2016 grants) using the closing stock price on December 31, 2016 ($88.87). In the case of a change of control, the payout is shown based on the number of shares earned based on actual performance for the 2014 award and assuming the Committee would determine the amount of shares earned relating to the 2015 and 2016 awards will equal the target award. In the case of a death or disability, the payout is shown based on the target awards for 2014, 2015 and 2016. Although the performance share units for the 2014 grant vested on December 31, 2016, the values shown in the table above were calculated to illustrate the value of vesting in the event of an applicable termination occurring on December 31, 2016, immediately before vesting, and includes the performance shares that vested on that date so as not to understate the potential value of an acceleration upon the applicable termination of employment.

(7)	The value of any unvested restricted stock units and career shares is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on December 31, 2016 ($88.87).

2017 Proxy Statement | 70

Compensation Tables

Post-Termination and Change of Control Benefits

John T. McGinnis, CFO (1)

	Death($)	Disability($)	Involuntary Termination or Good Reason – no COC($)	Double Trigger (COC+ Termination) ($)(2)	For Cause($)	Voluntary($)
Severance Payment(3)	—	—	1,200,000	3,600,000	—	—
Prorated Incentive(4)	600,000	600,000	682,680	600,000	—	—
Options(5)	280,499	280,499	—	280,499	—	—
Performance Share Units(6)	1,420,676	1,420,676	—	1,420,676	—	—
Restricted Stock Units/Career Shares(7)	1,694,484	1,694,484	—	1,694,484	—	—
Health Benefits	—	—	22,928	34,671	—	—
Outplacement	—	—	25,000	25,000	—	—

Total	3,995,659	3,995,659	1,930,608	7,655,330	—	—

(1)	On February 15, 2016, ManpowerGroup entered into a severance agreement with Mr. McGinnis. The term of Mr. McGinnis’s severance agreement expires on February 15, 2019.

(2)	The “double trigger” column calculates the amounts earned upon an involuntary termination (other than for cause) or a voluntary termination for good reason that occurs during a protected period (generally, six months prior to a change of control) or within the two-year period following a change of control.

(3)	The amount of the severance payment under Mr. McGinnis’s severance agreement is equal to his annual base salary at the highest rate in effect during the term of the agreement (here, $600,000) and his target annual incentive for the fiscal year in which the termination occurs (here, $600,000). In a double-trigger scenario, the amount of his severance payment is multiplied by three.

(4)	In the case of his involuntary termination (other than for cause) or voluntary termination for good reason, the amount of the prorated incentive payable to him under his severance agreement is based on the actual incentive earned for 2016 for the financial objectives and the target amount for the operating objectives. In the event of death, disability, or certain terminations following a change of control, the prorated incentive is based on the target incentive for the year of termination. No proration has been applied here as this table illustrates the effect of such a termination on December 31, 2016, immediately before the incentive was earned, so as not to understate the potential value of the benefit upon the applicable termination of employment. Note that an incentive amount has also been reported as 2016 compensation for him in the Summary Compensation Table, as well as in the Grants of Plan-Based Awards Table.

(5)	The value of stock options is illustrated here by measuring the difference between the closing stock price on December 31, 2016 ($88.87) and the exercise price of each unvested stock option held by Mr. McGinnis on such date.

(6)	The value of performance share units is illustrated here by measuring the value of the number of shares payable under his outstanding award (2016 grant) using the closing stock price on December 31, 2016 ($88.87). In the case of a change of control, the payout is shown assuming the Committee will determine the amount of shares earned relating to the 2016 award will equal the target award. In the case of a death or disability, the payout is also shown at target.

(7)	The value of any unvested restricted stock units and career shares is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on December 31, 2016 ($88.87).

71 | ManpowerGroup

Compensation Tables

Post-Termination and Change of Control Benefits

Darryl Green, President and COO (1)

	Death($)	Disability($)	Involuntary Termination or Good Reason – no COC($)	Double Trigger (COC+ Termination) ($)(2)	For Cause($)	Voluntary($)
Severance Payment(3)	—	—	1,600,000	3,200,000	—	—
Prorated Incentive(4)	800,000	800,000	910,240	800,000	—	—
Options(5)	1,141,769	1,141,769	—	1,141,769	—	—
Performance Share Units(6)	7,222,909	7,222,909	—	9,311,510	—	—
Restricted Stock Units/Career Shares(7)	2,523,819	2,523,819	—	2,523,819	—	—
Health Benefits	—	—	27,531	41,632	—	—
Outplacement	—	—	25,000	25,000	—	—

Total	11,688,497	11,688,497	2,562,771	17,043,730	—	—

(1)	On July 28, 2016, ManpowerGroup entered into a severance agreement with Mr. Green that replaced his previous agreement, which was scheduled to expire on August 1, 2016. The term of Mr. Green’s severance agreement expires on July 28, 2019.

(2)	The “double trigger” column calculates the amounts earned upon an involuntary termination (other than for cause) or a voluntary termination for good reason that occurs during a protected period (generally, six months prior to a change of control) or within the two-year period following a change of control.

(3)	The amount of the severance payment under Mr. Green’s severance agreement is equal to his annual base salary at the highest rate in effect during the term of the agreement (here, $800,000) and his target annual incentive for the fiscal year in which the termination occurs (here, $800,000). In a double-trigger scenario, the amount of his severance payment is multiplied by two.

(4)	In the case of his involuntary termination (other than for cause) or voluntary termination for good reason, the amount of the prorated incentive payable to him under his severance agreement is based on the actual incentive earned for 2016 for the financial objectives and the target amount for the operating objectives. In the event of death, disability, or certain terminations following a change of control, the prorated incentive is based on the target incentive for the year of termination. No proration has been applied here as this table illustrates the effect of such a termination on December 31, 2016, immediately before the incentive was earned, so as not to understate the potential value of the benefit upon the applicable termination of employment. Note that an incentive amount has also been reported as 2016 compensation for him in the Summary Compensation Table, as well as in the Grants of Plan-Based Awards Table.

(5)	The value of stock options is illustrated here by measuring the difference between the closing stock price on December 31, 2016 ($88.87) and the exercise price of each unvested stock option held by Mr. Green on such date.

(6)	The value of performance share units is illustrated here by measuring the value of the number of shares payable under outstanding awards (2014, 2015 and 2016 grants) using the closing stock price on December 31, 2016 ($88.87). In the case of a change of control, the payout is shown based on the number of shares earned based on actual performance for the 2014 award and assuming the Committee would determine the amount of shares earned relating to the 2015 and 2016 awards will equal the target award. In the case of a death or disability, the payout is shown based on the target awards for 2014, 2015 and 2016. Although the performance share units for the 2014 grant vested on December 31, 2016, the values shown in the table above were calculated to illustrate the value of vesting in the event of an applicable termination occurring on December 31, 2016, immediately before vesting, and includes the performance shares that vested on that date so as not to understate the potential value of an acceleration upon the applicable termination of employment.

(7)	The value of any unvested restricted stock units and career shares is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on December 31, 2016 ($88.87).

2017 Proxy Statement | 72

Compensation Tables

Post-Termination and Change of Control Benefits

Ram Chandrashekar, EVP, Operational Excellence and IT and President, Asia Pacific Middle East (1)

	Death($)	Disability($)	Involuntary Termination or Good Reason – no COC($)	Double Trigger (COC+ Termination) ($)(2)	For Cause($)	Voluntary($)
Severance Payment(3)	—	—	994,060	1,988,120	—	—
Prorated Incentive(4)	426,025	426,025	284,983	426,025	—	—
Options(5)	441,914	441,914	—	441,914	—	—
Performance Share Units(6)	2,944,974	2,944,974	—	3,807,880	—	—
Restricted Stock Units/Career Shares(7)	2,241,390	2,241,390	—	2,241,390	—	—
Outplacement	—	—	25,000	25,000	—	—

Total	6,054,303	6,054,303	1,304,043	8,930,329	—	—

(1)	The term of Mr. Chandrashekar’s severance agreement expires on October 29, 2018.

(2)	The “double trigger” column calculates the amounts earned upon an involuntary termination (other than for cause) or a voluntary termination for good reason that occurs during a protected period (generally, six months prior to a change of control) or within the two-year period following a change of control.

(3)	The amount of the severance payment under Mr. Chandrashekar’s severance agreement is equal to his annual base salary at the highest rate in effect during the term of the agreement (here, $568,035) and his prorated target annual incentive for the fiscal year in which the termination occurs (here, $426,025). In a double-trigger scenario, the amount of his severance payment is multiplied by two.

(4)	In the case of his involuntary termination (other than for cause) or voluntary termination for good reason, the amount of the prorated incentive payable to him under his severance agreement is based on the actual incentive earned for 2016 for the financial objectives and the target amount for the operating objectives. In the event of death, disability, or certain terminations following a change of control, the prorated incentive is based on the target incentive for the year of termination. No proration has been applied here as this table illustrates the effect of such a termination on December 31, 2016, immediately before the incentive was earned, so as not to understate the potential value of the benefit upon the applicable termination of employment. Note that an incentive amount has also been reported as 2016 compensation for him in the Summary Compensation Table, as well as in the Grants of Plan-Based Awards Table.

(5)	The value of stock options is illustrated here by measuring the difference between the closing stock price on December 31, 2016 ($88.87) and the exercise price of each unvested stock option held by Mr. Chandrashekar on such date.

(6)	The value of performance share units is illustrated here by measuring the value of the number of shares payable under outstanding awards (2014, 2015 and 2016 grants) using the closing stock price on December 31, 2016 ($88.87). In the case of a change of control, the payout is shown based on the number of shares earned based on actual performance for the 2014 award and assuming the Committee would determine the amount of shares earned relating to the 2015 and 2016 awards will equal the target award. In the case of a death or disability, the payout is shown based on the target awards for 2014, 2015 and 2016. Although the performance share units for the 2014 grant vested on December 31, 2016, the values shown in the table above were calculated to illustrate the value of vesting in the event of an applicable termination occurring on December 31, 2016, immediately before vesting, and includes the performance shares that vested on that date so as not to understate the potential value of an acceleration upon the applicable termination of employment.

(7)	The value of any unvested restricted stock units and career shares is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on December 31, 2016 ($88.87).

73 | ManpowerGroup

Compensation Tables

Post-Termination and Change of Control Benefits

Mara E. Swan, EVP, Global Strategy and Talent (1)

	Death($)	Disability($)	Involuntary Termination or Good Reason – no COC($)	Double Trigger (COC+ Termination) ($)(2)	Retirement($)	For Cause($)	Voluntary($)
Severance Payment(3)	—	—	980,000	1,960,000	—	—	—
Prorated Incentive(4)	420,000	420,000	477,848	420,000	522,648	—	—
Options(5)	492,839	492,839	—	492,839	492,839	—	—
Performance Share Units(6)	2,524,352	2,524,352	—	3,264,008	3,256,987	—	—
Restricted Stock Units/Career Shares(7)	1,490,528	1,490,528	—	1,490,528	874,747	—	—
Health Benefits	—	—	27,531	41,632	—	—	—
Outplacement	—	—	25,000	25,000	—	—	—

Total	4,927,719	4,927,719	1,510,379	7,694,007	5,147,221	—	—

(1)	The term of Ms. Swan’s severance agreement expires on February 10, 2018.

(2)	The “double trigger” column calculates the amounts earned upon an involuntary termination (other than for cause) or a voluntary termination for good reason that occurs during a protected period (generally, six months prior to a change of control) or within the two-year period following a change of control.

(3)	The amount of the severance payment under Ms. Swan’s severance agreement is equal to her annual base salary at the highest rate in effect during the term of the agreement (here, $560,000) and her prorated target annual incentive for the fiscal year in which the termination occurs (here, $420,000). In a double-trigger scenario, the amount of her severance payment is multiplied by two.

(4)	In the case of her involuntary termination (other than for cause) or voluntary termination for good reason, the amount of the prorated incentive payable to her under her severance agreement is based on the actual incentive earned for 2016 for the financial objectives and the target amount for the operating objectives. In the event of death, disability, or certain terminations following a change of control, the prorated incentive is based on the target incentive for the year of termination. In the event of retirement, the prorated incentive is based on the actual incentive earned for 2016. No proration has been applied here as this table illustrates the effect of such a termination on December 31, 2016, immediately before the incentive was earned, so as not to understate the potential value of the benefit upon the applicable termination of employment. Note that an incentive amount has also been reported as 2016 compensation for her in the Summary Compensation Table, as well as in the Grants of Plan-Based Awards Table.

(5)	The value of stock options is illustrated here by measuring the difference between the closing stock price on December 31, 2016 ($88.87) and the exercise price of each unvested stock option held by Ms. Swan on such date.

(6)	The value of performance share units is illustrated here by measuring the value of the number of shares payable under outstanding awards (2014, 2015 and 2016 grants) using the closing stock price on December 31, 2016 ($88.87). In the case of a change of control, the payout is shown based on the number of shares earned based on actual performance for the 2014 award and assuming the Committee would determine the amount of shares earned relating to the 2015 and 2016 awards will equal the target award. In the case of a death or disability, the payout is shown based on the target awards for 2014, 2015 and 2016. In the case of retirement, the payout is shown based on the number of shares earned based on actual performance for the 2014 award and assuming actual performance for the 2015 and 2016 awards at the outstanding performance level. Although the performance share units for the 2014 grant vested on December 31, 2016, the values shown in the table above were calculated to illustrate the value of vesting in the event of an applicable termination occurring on December 31, 2016, immediately before vesting, and includes the performance shares that vested on that date so as not to understate the potential value of an acceleration upon the applicable termination of employment.

(7)	The value of any unvested restricted stock units and career shares is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on December 31, 2016 ($88.87).

2017 Proxy Statement | 74

Compensation Tables

Retirement Benefits

Michael J. Van Handel, Senior Executive Vice President and Former CFO (1)

Benefits Upon Retirement

Benefit	Amount ($)
Options(2)	349,380
Performance Share Units(3)	3,938,072
Restricted Stock Units(4)	4,123,726
Performance-Based Deferred Compensation	710,781
Pension Benefits(5)	129,854

Total	9,251,813

(1)	Mr. Van Handel retired effective February 15, 2017.

(2)	The value of stock options is illustrated here by measuring the difference between the closing stock price on the date of Mr. Van Handel’s retirement, February 15, 2017 ($97.15), and the exercise price of each unvested stock option held by Mr. Van Handel on such date.

(3)	The value of performance share units which Mr. Van Handel became vested in upon his retirement on February 15, 2017 is illustrated here by measuring the value of the number of shares payable under his 2015 award using the closing stock price on February 15, 2017 ($97.15), even though the actual number of shares is unknown and such shares are not payable to him until a later date (February 2018). The payout is shown assuming actual performance for the 2015 award at the outstanding level.

(4)	The value of any unvested restricted stock and restricted stock units is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on the date of Mr. Van Handel’s retirement, February 15, 2017 ($97.15) even though shares under such awards are not payable to him until August 16, 2017.

(5)	This value reflects the present value of Mr. Van Handel’s pension benefits, which has been calculated as of February 15, 2017 assuming a 3.99% discount rate and early retirement occurring at his actual retirement age of 57, as well as applying the RP-2006 Mortality Table with the MP-2016 Projection Scale.

75 | ManpowerGroup

Compensation Tables

Director Compensation for 2016

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Gina R. Boswell	115,000	140,000	255,000
Cari M. Dominguez	95,000	145,754	240,754
William Downe	—	260,625	260,625
John F. Ferraro	—	237,839	237,839
Patricia Hemingway Hall	95,000	148,593	243,593
Julie M. Howard(1)	5,205	7,824	13,029
Roberto Mendoza	95,000	172,607	267,607
Ulice Payne, Jr.	110,000	140,000	250,000
Paul Read	95,000	140,153	235,153
Elizabeth P. Sartain	95,000	140,000	235,000
John R. Walter	—	262,620	262,620
Edward J. Zore	125,000	141,074	266,074

(1)	Ms. Howard was elected to the Board of Directors on December 12, 2016 and received a pro-rata annual grant of deferred stock and annual retainer.

(2)	Reflects deferred stock and restricted stock granted under our 2011 Equity Incentive Plan and the Terms and Conditions Regarding the Grant of Awards to Non-Employee Directors under the 2011 Equity Incentive Plan. These amounts reflect the grant date fair value of the awards as computed in accordance with FASB ASC Topic 718. The amount reflected in the table was made up of:

For Ms. Boswell, $140,000 attributable to the annual grant of restricted stock (1,661 shares) in 2016.

For Ms. Dominguez, $140,000 attributable to the annual grant of restricted stock (1,661 shares) and $5,754 attributable to deferred stock issued in lieu of dividends (75 shares) in 2016.

For Mr. Downe, $140,000 attributable to the annual grant of deferred stock (1,661 shares), $95,000 attributable to deferred stock granted in lieu of 100% of his annual retainer (1,238 shares) and $25,625 attributable to deferred stock issued in lieu of dividends (334 shares) in 2016.

For Mr. Ferraro, $140,000 attributable to the annual grant of deferred stock (1,661 shares), $95,000 attributable to deferred stock granted in lieu of 100% of his annual retainer (1,238 shares) and $2,839 attributable to deferred stock issued in lieu of dividends (37 shares) in 2016.

For Ms. Hemingway Hall, $140,000 attributable to the annual grant of deferred stock (1,661 shares) and $8,593 attributable to deferred stock issued in lieu of dividends (112 shares) in 2016.

For Ms. Howard, $7,671 attributable to the annual grant of deferred stock pro-rated based on the start date of December 12, 2016 (83 shares) and $153 attributable to deferred stock in lieu of dividends (2 shares) in 2016.

For Mr. Mendoza, $140,000 attributable to the annual grant of deferred stock (1,661 shares), and $32,607 attributable to deferred stock issued in lieu of dividends (425 shares) in 2016.

For Mr. Payne, $140,000 attributable to the annual grant of restricted stock (1,661 shares) in 2016.

For Mr. Read, $140,000 attributable to the annual grant of restricted stock (1,661 shares) and $153 attributable to deferred stock issued in lieu of dividends (2 shares) in 2016.

For Ms. Sartain,$140,000 attributable to the annual grant of restricted stock (1,661 shares) in 2016.

For Mr. Walter, $140,000 attributable to the annual grant of deferred stock (1,661 shares), $95,000 attributable to deferred stock granted in lieu of 100% of his annual retainer (1,238 shares) and $27,620 attributable to deferred stock issued in lieu of dividends (360 shares) in 2016.

For Mr. Zore, $140,000 attributable to the annual grant of restricted stock (1,661 shares) and $1,074 attributable to deferred stock issued in lieu of dividends (14 shares) in 2016.

2017 Proxy Statement | 76

Compensation Tables

As of December 31, 2016, the aggregate number of shares of deferred stock held by the non-employee directors was as follows:

Name	Shares of Deferred Stock held at December 31, 2016
Gina R. Boswell	—
Cari M. Dominguez	3,414
William Downe	16,523
John F. Ferraro	2,936
Patricia Hemingway Hall	5,112
Julie M. Howard	85
Roberto Mendoza	19,425
Ulice Payne, Jr.	—
Paul Read	79
Elizabeth P. Sartain	—
John R. Walter	17,684
Edward J. Zore	634

All such shares of deferred stock were fully vested as of December 31, 2016. All shares of restricted stock granted to the non-employee directors in 2016 were fully vested as of December 31, 2016.

For 2016, the board of directors approved the compensation arrangement for non-employee directors described below. Non-employee directors were paid a cash retainer equal to $95,000 per year. The fee structure for committee chairs and the lead director was as follows:

$15,000	Annual retainer for services as chair of the Nominating and Governance Committee
$20,000	Annual retainer for services as chair of the Audit or Executive Compensation and Human Resources Committee
$25,000	Annual retainer for service as lead director of the corporation
$30,000	Annual retainer in the case where the lead director also serves as chair of one of the committees

Except as described below, non-employee directors may elect to receive deferred stock under the 2011 Equity Incentive Plan in lieu of their annual cash retainer. Elections may cover 50%, 75% or 100% of the annual cash retainer payable to the director for the election period for which the annual cash retainer is payable. An election period begins on January 1 of each year or the date of the director’s initial appointment to the board of directors, whichever is later, and ends on the date a director ceases to be a director or December 31, whichever is earlier. The deferred stock will be granted to the director following the end of the election period to which the election applies. The number of shares of deferred stock granted to the director will be equal to the amount of the annual cash retainer to which the election applies, divided by the average of the closing prices of ManpowerGroup common stock on the last trading day of each full or partial calendar quarter covered by the election period. For the election period that ended on December 31, 2016, Mr. Downe, Mr. Ferraro, and Mr. Walter elected to accept deferred stock in lieu of 100% of the annual cash retainer to which they were otherwise entitled.

Shares of common stock represented by deferred stock granted to a director prior to January 1, 2007 will be distributed to the director within 30 days after the date the director ceases to be a member of the board of directors. Shares of common stock represented by deferred stock granted to a director on or after January 1, 2007 will be distributed to the director on the earliest of the third anniversary of the date of grant or within 30 days after the date the director ceases to be a member of the board of directors. However, the director will have the right to extend the deferral period for these grants by at least five years, and thereafter to extend any previously extended deferral period by at least five more years, provided in each case this election to extend is made at least twelve months before the last day of the then current deferral period.

In addition to the cash compensation (or elective deferred stock), each non-employee director received an annual grant of deferred stock. The grant was effective on the first day of 2016, and the number of shares granted equaled $140,000 divided by the closing sale price of a share of ManpowerGroup’s common stock on the last business day

77 | ManpowerGroup

Compensation Tables

of the preceding year, or 1,661 shares of deferred stock for 2016. Such deferred stock vests in equal quarterly installments on the last day of each calendar quarter during the year. Shares of common stock represented by vested deferred stock held by a director will be distributed to the director on the earliest of the third anniversary of the effective date of grant or within 30 days after the date the director ceases to be a member of the board of directors. The director will have the right to extend the deferral period as described above. A new non-employee director will receive a grant of deferred stock effective the date the director is appointed to the board, and the grant will be prorated for the period beginning on the date of the director’s appointment and ending on December 31 of that year.

Instead of receiving the annual grant of deferred stock, non-employee directors have the right to elect to receive the same number of shares of restricted stock. Like the deferred stock, any such grant will be effective on the first day of the year and will vest in equal quarterly installments on the last day of each calendar quarter during the year. Any such election will be effective only if made on or before December 31 of the preceding year or within 10 days of appointment to the board of directors.

The board of directors has approved an amendment to the compensation program for non-employee directors effective as of January 1, 2017. The annual equity grant has been increased from $140,000 per year to $145,000 per year. The annual cash board retainer has been increased from $95,000 per year to $100,000 per year. There was no change to the fee structure for committee chairs and the lead director for 2017.

Non-Employee Director Stock Ownership Guidelines

The nominating and governance committee believes that non-employee directors should hold a meaningful stake in ManpowerGroup to align their economic interests with those of the shareholders. To that end, the board of directors adopted stock ownership guidelines that currently require non-employee directors to own shares or hold vested deferred stock or vested restricted stock equal in value to five times the 2015 annual cash retainer ($90,000 at January 1, 2015, for a total guideline of $450,000). The committee takes into account vested deferred and restricted stock in determining targeted ownership levels. The following table details each non-employee director’s stock ownership relative to the stock ownership guidelines:

Director	Target Number of shares (#)(1)	Number of shares held(#)(2)	Value of shares ($)(3)	Target Date to Satisfy Guidelines(4)
Gina R. Boswell	6,601	14,326	1,402,372	Guidelines Satisfied
Cari M. Dominguez	6,601	19,552	1,913,945	Guidelines Satisfied
William Downe	6,601	34,784	3,405,006	Guidelines Satisfied
John F. Ferraro	5,894	2,936	287,405	January 1, 2020
Patricia Hemingway Hall	6,601	10,781	1,055,352	Guidelines Satisfied
Julie M. Howard	5,064	85	8,321	December 12, 2020
Roberto Mendoza	6,601	19,425	1,901,513	Guidelines Satisfied
Ulice Payne, Jr.	6,601	13,236	1,295,672	Guidelines Satisfied
Paul Read	6,601	5,352	523,907	January 1, 2018
Elizabeth P. Sartain	6,601	16,690	1,633,784	Guidelines Satisfied
John R. Walter	6,601	23,759	2,325,769	Guidelines Satisfied
Edward J. Zore	6,601	40,510	3,965,524	Guidelines Satisfied

(1)	Target shares are based on target value ($450,000) divided by the closing stock price on December 31, 2014 of $68.17 for non-employee directors in office as of January 1, 2015. For non-employee directors appointed after January 1, 2015 target shares are based on target value ($450,000) divided by the closing price of the Company’s common stock on the last business day of the month during which the director was or is first appointed to the Board of Directors.

(2)	Represents the number of shares held as of the record date, February 21, 2017 as follows:

For Ms. Boswell, 14,326 shares of common stock.

For Ms. Dominguez, 17,490 shares of common stock and 2,062 shares of vested deferred stock.

For Mr. Downe, 18,261 shares of common stock and 16,523 shares of vested deferred stock.

2017 Proxy Statement | 78

Compensation Tables

For Mr. Ferraro 2,936 shares of vested deferred stock.

For Ms. Hemingway Hall, 7,021 shares of common stock and 3,760 shares of vested deferred stock.

For Ms. Howard 85 shares of vested deferred stock.

For Mr. Mendoza, 1,352 shares of common stock and 18,073 shares of vested deferred stock.

For Mr. Payne, 13,236 shares of common stock.

For Mr. Read, 5,273 shares of common stock and 79 shares of vested deferred stock.

For Ms. Sartain, 16,690 shares of common stock.

For Mr. Walter, 8,599 shares of common stock and 15,160 shares of vested deferred stock.

For Mr. Zore, 39,876 shares of common stock and 634 shares of vested deferred stock.

(3)	Based on price per share of ManpowerGroup common stock on February 21, 2017 of $97.89.

(4)	Non-employee directors in office as of January 1, 2015 must meet the ownership guidelines by January 1, 2018. Non-employee directors appointed after January 1, 2015 must meet the ownership guidelines by the fourth anniversary of the date of appointment.

79 | ManpowerGroup

Audit Committee Report

Audit Committee Report

We have an audit committee that consists entirely of independent directors, each of whom meet the independence requirements set forth by the New York Stock Exchange and the SEC. The board of directors has adopted a charter for the audit committee, which is available on our web site at http://investor.manpowergroup.com/documents.cfm. The charter sets forth the responsibilities and authority of the audit committee with respect to our independent auditors, quarterly and annual financial statements, non-audit services, internal audit and accounting, risk assessment and risk management, business conduct and ethics, special investigations, use of advisors and other reporting and disclosure obligations, including the audit committee’s obligations in monitoring the company’s compliance with its code of business conduct and ethics as well as its policies and procedures regarding anti-corruption. The committee reviews its charter on a periodic basis and recommends updates as necessary.

In 2016, the audit committee met five times. Over the course of these meetings, the audit committee met with our chief financial officer, senior executive vice president, other senior members of the finance department, senior members of the IT department, the chairperson of our disclosure committee, the head of internal audit, our chief legal officer and our independent auditors. During these meetings, the audit committee reviewed and discussed, among other things:

•	our financial statements for each of the first three quarters of 2016, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

•	our compliance with and reporting under Section 404 of the Sarbanes-Oxley Act of 2002 and the related auditing standards;

•	the independent auditors’ material written communications with management;

•	our annual internal and external audit plans and the internal and external staffing resources available to carry out our audit plans;

•	internal audit results;

•	our risk management framework, including financial and operational risks;

•	certain risk matters including regulatory matters, the Company’s risk profile, client contract risk, treasury matters and technology and security risk;

•	the impact of new accounting pronouncements;

•	current tax matters affecting us, including reporting compliance, audit activity and tax planning;

•	litigation and regulatory matters;

•	our compliance with our code of business conduct and ethics, our anti-corruption policy, including the Foreign Corrupt Practices Act and our policy on gifts, entertainment and sponsorships;

•	our compliance with our Policy Regarding the Retention of Former Employees of Independent Auditors and Policy on Services Provided by Independent Auditors; and

•	a self-evaluation of the committee.

The audit committee met five times in private session with Deloitte & Touche LLP and met five times in private session with the head of internal audit. The purpose of the private sessions is to allow the participants to raise any concerns they may have and to discuss other topics in a confidential setting.

In addition to the meetings discussed above, the chair of the audit committee, and any other audit committee member who desired or was requested to participate, reviewed with management and our independent auditors our financial results for each quarter of 2016 prior to the quarterly release of earnings.

In February 2017, the independent auditors and members of senior management reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2016 with the audit committee, together with our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” This discussion included, among other things:

•	critical accounting policies and practices used in the preparation of our financial statements;

•	our judgmental reserves;

2017 Proxy Statement | 80

Audit Committee Report

•	the effect of regulatory and accounting initiatives on our financial statements, including the adoption of significant accounting pronouncements;

•	confirmation that there were no unrecorded material audit adjustments proposed by the independent auditors;

•	confirmation that there were no matters of significant disagreement between management and the independent auditors arising during the audit;

•	other matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 “Communications with Audit Committees;”

•	other matters required to be discussed by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence; and

•	matters relating to Section 404 of the Sarbanes-Oxley Act, including the management report on internal control over financial reporting for 2016 and the independent auditors’ report with respect to the effectiveness of our internal control over financial reporting and management’s assessment of the effectiveness of our internal control over financial reporting.

At this meeting, the audit committee met in separate private sessions with the independent auditors, the chairperson of our disclosure committee, the head of internal audit and management.

The audit committee has reviewed the fees billed by Deloitte & Touche LLP and related entities (“Deloitte”) to us with respect to 2016 and 2015, which consist of the following:

Audit Fees. The aggregate fees billed for professional services rendered by Deloitte for the audit of our financial statements and attestation of our certification of our internal control over financial reporting as of and for the year ended December 31, 2015 and the review of the financial statements included in our Quarterly Reports on Form 10-Q for 2015 approved by the audit committee were $5,492,000.

The aggregate fees billed for professional services rendered by Deloitte for the audit of our financial statements and attestation of our certification of our internal control over financial reporting as of and for the year ended December 31, 2016 and the review of the financial statements included in our Quarterly Reports on Form 10-Q for 2016 approved by the audit committee were $5,910,000.

Audit-Related Fees. The aggregate fees billed by Deloitte for audit-related services were $158,000 in 2015. These services consisted of auditing billing procedures for one of our foreign subsidiary’s lines of business, issuing an audit report related to the statement of educational expenses for flex workers for one our subsidiaries, auditing an opening balance sheet for an acquisition and providing a comfort letter in connection with a debt offering.

The aggregate fees billed by Deloitte for audit-related services were $64,150 in 2016. These services consisted of auditing billing procedures for one of our foreign subsidiaries’ lines of business, performing certain agreed upon procedures and certification fees.

Tax Fees. The aggregate fees billed by Deloitte for tax services were $326,000 in 2015. These services consisted of assistance in the preparation and review of certain international tax returns, consultation regarding appropriate handling of items on the U.S. and international tax returns, assistance with tax audits and examinations, advice related to VAT and wage tax matters, advice regarding tax issues relating to our reorganizations and a transfer pricing study.

The aggregate fees billed by Deloitte for tax services were $338,800 in 2016. These services consisted of assistance in the preparation and review of certain international tax returns, consultation regarding appropriate handling of items on the U.S. and international tax returns, assistance with tax audits and examinations, advice related to VAT and wage tax matters, advice regarding tax issues relating to our reorganizations and transfer pricing studies.

All Other Fees. There were no other fees and expenses billed by Deloitte to us in 2015 and 2016.

81 | ManpowerGroup

Audit Committee Report

Approval Procedures. We have a policy on services provided by the independent auditors that we review on an annual basis. The policy sets forth the types of services that we may and may not engage our auditors to provide, the approval requirements for permitted services and related disclosure and reporting standards. A copy of the policy is available on our web site at http://investor.manpowergroup.com/documents.cfm. Each of the services described under the headings “Audit-Related Fees” and “Tax Fees” was approved during 2015 and 2016 in accordance with the policy.

The audit committee has also received the written disclosures and confirmation from Deloitte required by PCAOB Ethics and Independence Rule 3526 and discussed with Deloitte their independence. In particular, at each regular meeting during 2016 and at the meeting in February 2017 the audit committee reviewed and discussed the non-audit services provided by Deloitte to us that are described above. The audit committee has considered whether the provision of the non-audit services described above is compatible with the independence of Deloitte and satisfied itself as to the auditor’s independence. The audit committee believes that Deloitte has been objective and impartial in conducting the 2016 audit, and believes that the provision of these services has not adversely affected the integrity of our audit and financial reporting processes.

In performing all of the functions described above, the audit committee acts only in an oversight capacity. The audit committee does not complete its reviews of the matters described above prior to our public announcements of financial results and, necessarily, in its oversight role, the audit committee relies on the work and assurances of our management, which has the primary responsibility for our financial statements and related reports and internal control over financial reporting, and of the independent auditors, who, in their report, express an opinion on the conformity of our annual financial statements to accounting principles generally accepted in the United States and on the effectiveness of our internal control over financial reporting.

In reliance on these reviews and discussions, and the report of the independent auditors, the audit committee has recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016.

The Audit Committee

Gina R. Boswell, Chair

John F. Ferraro

Patricia Hemingway Hall

Roberto Mendoza

Ulice Payne, Jr.

Paul Read

2017 Proxy Statement | 82

2. Ratification of Independent Auditors

2. Ratification of Independent Auditors

The audit committee of the board of directors has appointed Deloitte & Touche LLP to audit our consolidated financial statements for the fiscal year ending December 31, 2017 and directed that such appointment be submitted to the shareholders for ratification. Deloitte & Touche LLP has audited our consolidated financial statements since the fiscal year ended December 31, 2005. Representatives of Deloitte & Touche LLP will be present at the annual meeting and have the opportunity to make a statement if they so desire, and will also be available to respond to appropriate questions.

If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the audit committee will take such action into account in reconsidering the appointment of our independent auditors for the fiscal year ending December 31, 2017.

The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2017. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will have no impact on the approval of the proposal.

The board of directors recommends you vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2017, and your proxy will be so voted unless you specify otherwise.

83 | ManpowerGroup

3. Advisory Vote on Approval of the Compensation of Named Executive Officers

3. Advisory Vote on Approval of the Compensation of Named Executive Officers

The Company seeks your advisory vote on our executive compensation program and asks that you support the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying tables contained in this Proxy Statement. We are providing this vote as required pursuant to Section 14A of the Securities Exchange Act of 1934. We are asking shareholders to approve the following resolution regarding our executive compensation program:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

ManpowerGroup derives over 85% of its revenues from outside the United States, with the largest portions coming from the company’s operating segments in Southern Europe (38%), Northern Europe (26%) and Asia Pacific Middle East (13%). Our business is truly global in nature and complexity, with over 28,000 employees and over 600,000 associates connected with clients worldwide on any given day. Our worldwide network serves global, multinational and local companies in 80 countries and territories. We placed over 3 million people in jobs in 2016, and provided a broad range of workforce solutions including recruitment and assessment, training and development, career management, outsourcing and workforce consulting.

To be successful, ManpowerGroup needs senior executives who have the capability and experience to operate effectively in this environment. A guiding principle of the company’s compensation program is to provide pay opportunities to the executive officers that are competitive in attracting and retaining executives of this caliber. Other key objectives of the program are to align compensation to shareholder interests and, as an element of that objective, to pay for results and not pay for failure.

Compensation packages for the executive officers generally include, as short-term arrangements, a base salary and an annual incentive bonus, and for long-term focus and value accumulation, performance share units (PSUs), stock options and restricted stock units. The annual incentive is earned based on achievement of goals established at the beginning of each year. Likewise, PSUs represent a right to receive shares of company common stock based on achievement of goals established at the time the PSUs are granted. For both, award opportunities are established for achievement at threshold, target and outstanding levels.

The Company structures the compensation packages of the executive officers so that the overall outcomes at target fall generally within the median range of the competitive market. For the annual incentive and the PSU components of the package, award levels for achievement of the applicable goals generally are set at the median of the competitive market for target results and the 75th percentile for outstanding results. However, actual outcomes may vary among the executive officers due to experience and other individual factors. In addition, because of the cyclical nature of the Company’s business, actual outcomes may significantly exceed or fall short of this range after taking into account performance factors.

As noted above, a key objective of the compensation program is to align compensation to shareholder interests. The company’s compensation program addresses this objective on both a short-term basis and a long-term basis. Annual incentive awards are based on achievement of goals that are drivers of shareholder value and PSUs are earned based on operating profit margin percentage goals, an incentive that measures how efficiently our executive officers have deployed our operating resources to generate a profit. We believe using this metric drives a long-term focus on achieving sustainable profits. In addition, a substantial portion of the annual incentive award paid to the executive officers is based on achievement of earnings per share and return on invested capital for the year. Earnings per share focuses our executive officers on producing financial results that align with the interests of our shareholders, while return on invested capital incentivizes our executive officers to manage our accounts receivable and other capital investments carefully in order to maximize capital deployed.

Both the short-term and long-term components of the compensation program reflect the objective that senior executives should be paid for results and not paid for failure. The executive officers’ base salaries generally are at

2017 Proxy Statement | 84

3. Advisory Vote on Approval of the Compensation of Named Executive Officers

or below market median with a significant component of the annual cash opportunity based on the level of attainment of performance goals for the year. If the actual results fall short of the goals, the award level is correspondingly reduced or eliminated. As for the long-term components of the compensation program, the ultimate value received by an executive, through stock appreciation, will of course depend directly on the performance of the company. In addition, a significant component of the long-term compensation package consists of performance share units which are earned only to the extent the company achieves a pre-established level of performance tied to a designated performance metric, in this instance operating profit margin percent.

Approval of the company’s executive compensation policies and procedures requires that the number of votes cast in favor of the proposal exceeds the number of votes cast against it. Abstentions and broker non-votes will not be counted as votes cast. Because this shareholder vote is advisory, it will not be binding upon the Board of Directors. However, the executive compensation and human resources committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The board of directors recommends that you vote FOR the proposal to approve the compensation of our named executive officers, and your proxy will be so voted unless you specify otherwise.

85 | ManpowerGroup

4. Advisory Vote on the Frequency of the Advisory Vote on the Compensation of Our Named Executive Officers

4. Advisory Vote on the Frequency of the Advisory Vote on the Compensation of Our Named Executive Officers

Section 14A of the Securities Exchange Act of 1934 requires that we submit for an advisory shareholder vote the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion (the “Advisory Compensation Proposal”). Section 14A of the Securities Exchange Act also requires that at least once every six years we submit for an advisory shareholder vote a proposal on the frequency of the Advisory Compensation Proposal (the “Frequency Proposal”). Accordingly, this Frequency Proposal provides shareholders with the opportunity to cast an advisory vote as to whether the vote on the Advisory Compensation Proposal should occur every one, two or three years, or to abstain from voting.

The first Frequency Proposal was submitted at our 2011 annual meeting of shareholders. At that meeting, the largest number of shares cast were cast in favor of the vote on the Advisory Compensation Proposal occurring every year. We subsequently determined to hold the Advisory Compensation Proposal every year until we held the next vote on a Frequency Proposal.

Given our understanding of the positions of a significant number of our shareholders on this matter, the Board of Directors recommends a vote for the holding of votes on Advisory Compensation Proposals every year.

The vote on this Frequency Proposal is a plurality vote. The company will consider shareholders to have expressed a non-binding preference for the frequency option that receives the largest number of favorable votes. Because this shareholder vote is advisory, it will not be binding upon the Board of Directors. However, the Board of Directors values the opinions expressed by our shareholders and will take into account the outcome of the vote when determining how often the vote on the Advisory Compensation Proposal will occur.

The proxy card provides shareholders with four choices (every one, two or three years, or abstain). Shareholders are not voting to approve or disapprove the Board’s recommendation.

The board of directors recommends that you vote FOR the advisory shareholder vote on executive compensation to occur EVERY YEAR.

2017 Proxy Statement | 86

Submission of Shareholder Proposals

Submission of Shareholder Proposals

In accordance with our bylaws, nominations, other than by or at the direction of the board of directors, of candidates for election as directors at the 2018 Annual Meeting of Shareholders must be received by us no earlier than December 4, 2017 and no later than February 1, 2018, and any other shareholder proposed business to be brought before the 2018 annual meeting of shareholders must be received by us no later than February 1, 2018. Unlike shareholder proposals properly made under Rule 14a-8 of the Securities Exchange Act of 1934, we are not required to include such nominations and other shareholder proposed business in the proxy statement solicited by the board of directors. To be considered for inclusion in the proxy statement solicited by the board of directors, shareholder proposals under Rule 14a-8 for consideration at the 2018 annual meeting of shareholders must be received by us at our principal executive offices by November 4, 2017. Such nominations or proposals must be submitted to Richard Buchband, Secretary, ManpowerGroup Inc., 100 Manpower Place, Milwaukee, Wisconsin 53212. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers to file reports with the Securities and Exchange Commission disclosing their ownership, and changes in their ownership, of our common stock. Copies of these reports must also be furnished to us. Based solely on a review of these copies, we believe that during 2016 all filing requirements were met.

Other Voting Information

Shareholders may vote over the Internet, by telephone or by completing a traditional proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 1, 2017. To vote over the Internet or by telephone, please refer to the instructions on the accompanying proxy card.

The Internet and telephone voting procedures are designed to authenticate shareholder identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that must be borne by the shareholder.

Other Matters

Although management is not aware of any other matters that may come before the annual meeting, if any such matters should be presented, the persons named in the accompanying proxy intend to vote such proxy as recommended by the board of directors or, if no such recommendation is given, in their discretion.

Shareholders may obtain a copy of our annual report on Form 10-K at no cost by requesting a copy on our Internet web site at http://investor.manpowergroup.com/investorkit.cfm or by writing to Richard Buchband, Secretary, ManpowerGroup Inc., 100 Manpower Place, Milwaukee, Wisconsin 53212.

By Order of the Board of Directors,

Richard Buchband, Secretary

87 | ManpowerGroup

Appendix A-1

APPENDIX A-1

Core Research Peer Group Companies

3M

Abbott Laboratories

AbbVie

Accenture plc

Alcoa Inc.

Altria Group Inc.

American Airlines Group

Amgen Inc.

Anadarko Petroleum Corp

Apache Corporation

AutoNation Inc.

Baker Hughes Inc.

Bristol-Myers Squibb

Carnival Corp

CenturyLink Inc.

Chesapeake Energy

CIGNA Corp.

Colgate-Palmolive Co.

ConAgra Foods Inc.

Cummins Inc.

Danaher Corp.

Deere & Co.

Delphi Automotive

Delta Air Lines

Devon Energy Corp.

DirecTV

Dollar General

Du Pont (E.I.)

Eaton Corporation

eBay Inc.

EMC Corp.

Emerson Electric Company

EOG Resources

Fluor Corp.

Freeport-McMoran Cp & Gld

Gap (The)

General Dynamics

General Mills

Genuine Parts

Goodyear Tire & Rubber

Halliburton Co.

HCA Holdings

Hess Corporation

Honeywell Int’l Inc.

International Paper

Kimberly-Clark

Kinder Morgan

Kohl’s Corp.

Kraft Foods Group

Lilly (Eli) & Co.

Macy’s Inc.

McDonald’s Corp.

Medtronic Inc.

Micron Technology

Mondelez International

Monsanto Co.

National Oilwell Varco Inc.

Nike

Northrop Grumman Corp

Nucor Corp.

Occidental Petroleum

Omnicom Group

Oracle Corp.

PACCAR Inc.

Phillip Morris International

PPG Industries

QUALCOMM Inc.

Raytheon Co

Southwest Airlines

Staples Inc.

Starbucks Corp.

Tenet Healthcare Corp.

Tesoro Petroleum Co.

Thermo Fisher Scientific

Time Warner Cable Inc.

Time Warner Inc.

TJX Companies Inc.

Twenty-First Century Fox

Tyson Foods

Union Pacific

Whirlpool Corp.

Xerox Corp.

A-1 | ManpowerGroup

Appendix B-1

APPENDIX B-1

Industry-Specific Comparator Group

Insperity

CDI Corp

Kelly Services, Inc.

Kforce

Robert Half International, Inc.

TrueBlue, Inc.

B-1 | ManpowerGroup

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 1, 2017.
Vote by Internet
• Go to www.envisionreports.com/MAN
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals —

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MATTER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3, AND FOR ONE YEAR ON PROPOSAL 4. PROPOSALS 1, 2, 3 AND 4 ARE BEING PROPOSED BY MANPOWERGROUP INC.

+

1. Election of Directors:
Nominees:	For	Against	Abstain				For	Against	Abstain		For	Against	Abstain
1.A - Gina R. Boswell	☐	☐	☐	1.B - Cari M. Dominguez			☐	☐	☐	1.C - William Downe	☐	☐	☐

1.D - John F. Ferraro	☐	☐	☐	1.E - Patricia Hemingway Hall			☐	☐	☐	1.F - Julie M. Howard	☐	☐	☐

1.G - Roberto Mendoza	☐	☐	☐	1.H - Ulice Payne, Jr.			☐	☐	☐	1.I - Jonas Prising	☐	☐	☐

1.J - Paul Read	☐	☐	☐	1.K - Elizabeth P. Sartain			☐	☐	☐	1.L- John R. Walter	☐	☐	☐

1.M - Edward J. Zore	☐	☐	☐

				For	Against	Abstain						For	Against	Abstain
2. Ratification of Deloitte & Touche LLP as our independent auditors for 2017.				☐	☐	☐	3. Advisory vote to approve the compensation of our named executive officers.					☐	☐	☐

			1 Year	2 Years	3 Years	Abstain
4. Advisory vote on the frequency of the advisory vote on the compensation of our named executive officers.			☐	☐	☐	☐	5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

02lOUC

ManpowerGroup Inc.

Annual Meeting of ManpowerGroup Inc. Shareholders

Tuesday, May 2, 2017

10:00 a.m.

International Headquarters of ManpowerGroup Inc.

100 Manpower Place

Milwaukee, Wisconsin

Agenda

1.	Elect thirteen individuals nominated by the Board of Directors of ManpowerGroup Inc. to serve until 2018 as directors.
2.	Ratification of Deloitte & Touche LLP as our independent auditors for 2017.
3.	Advisory vote to approve the compensation of our named executive officers.
4.	Advisory vote on the frequency of the advisory vote on the compensation of our named executive officers.
5.	Transact such other business as may properly come before the meeting.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2016 Annual Report to Shareholders are available at: www.envisionreports.com/MAN

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — ManpowerGroup Inc.	+

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MANPOWERGROUP INC.

The undersigned hereby appoints Jonas Prising, John T. McGinnis and Richard Buchband proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of ManpowerGroup Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of ManpowerGroup Inc. to be held May 2, 2017 or any adjournment thereof.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be marked, dated and signed, on the other side)

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

⬛	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+